As filed with the Securities and Exchange Commission on November 20, 2006
Registration No. 333-133422

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2 to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WESCO DISTRIBUTION, INC.
(exact name of registrant as specified in its charter)

Delaware	5063	25-1723345
(state or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. employer identification no.)
WESCO INTERNATIONAL, INC.
(exact name of registrant as specified in its charter)

Delaware	5063	25-1723342
(state or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. employer identification no.)
225 West Station Square Drive
Suite 700
Pittsburgh, Pennsylvania 15219
(412) 454-2200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen A. Van Oss
Senior Vice President and
Chief Financial and Administrative Officer
WESCO International, Inc.
225 West Station Square Drive
Suite 700
Pittsburgh, Pennsylvania 15219
(412) 454-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:
Michael C. McLean
Kirkpatrick & Lockhart Nicholson Graham LLP
Henry W. Oliver Building
535 Smithfield Street
Pittsburgh, Pennsylvania 15222
(412) 355-6500

       Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
       If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Aggregate Price	Aggregate Offering	Amount of
Securities to be Registered	Registered	Per Unit(1)	Price(1)	Registration Fee

Senior Subordinated Notes due 2017	$150,000,000	100%	$150,000,000	$16,050(2)

Guarantee(3)	(4)	(4)	(4)	(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

(2)	The Registrants previously paid a filing fee of $16,050 in connection with the initial filing of this registration statement.

(3)	Guarantee by WESCO International, Inc. of WESCO Distribution, Inc.’s 7.50% Senior Subordinated Notes due 2017 to be issued in exchange for WESCO International Inc.’s outstanding guarantee of WESCO Distribution’s outstanding 7.50% Senior Subordinated Notes due 2017, originally issued on September 27, 2005.

(4)	No separate registration fee is payable for the guarantee of WESCO International, Inc. pursuant to Rule 457(n) under the Securities Act.

       The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
EXPLANATORY NOTE
       This Post-Effective Amendment No. 2 to the Registration Statement on Form S-4 of WESCO Distribution, Inc. and WESCO International, Inc. (File No. 333-133422) is being filed to include financial information related to WESCO International, Inc.’s fiscal quarter ended September 30, 2006. The exchange offer described in the originally filed Registration Statement was completed on July 13, 2006. The prospectus contained in this Post-Effective Amendment No. 2 has been prepared for and is to be used in connection with resales by broker-dealers which received notes for their own respective accounts in connection with the exchange offer described in the originally filed Registration Statement.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated November 20, 2006
PRELIMINARY PROSPECTUS
$150,000,000
WESCO Distribution, Inc.
7.50% Senior Subordinated Notes due 2017

       We issued an aggregate principal amount of $150,000,000 of our 7.50% Senior Subordinated Notes due 2017 (the “exchange notes”), which have been registered under the Securities Act of 1933, as amended, on July 13, 2006 in exchange for an equal aggregate principal amount of our 7.50% Senior Subordinated Notes due 2017 (the “initial notes,” and, together with the exchange notes, the “notes”), which were not registered under the Securities Act.
       The notes will mature on October 15, 2017. Interest is payable on the notes on April 15 and October 15 of each year.
       The notes are our senior subordinated obligations and rank equally with all of our unsecured senior subordinated indebtedness. Our obligations under the notes are guaranteed by WESCO International, Inc., our parent company, on an unsecured senior basis, but not by any of WESCO International’s other direct or indirect subsidiaries.
       This prospectus has been prepared for and is to be used in connection with resales by broker-dealers which received notes for their own respective accounts. Such sales will be made at prices related to prevailing market prices at the time of the sale. We will not receive any of the proceeds of such sales.

       For a discussion of certain risk factors you should consider before investing in notes, see “Risk Factors” beginning on page 13 of this prospectus.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
THE DATE OF THIS PROSPECTUS IS                 , 2006.

       WESCO Distribution, Inc. is a Delaware corporation and a wholly owned subsidiary of WESCO International, Inc., a Delaware corporation. WESCO Distribution and WESCO International were each incorporated in 1993. The principal executive offices of WESCO Distribution and WESCO International are each located at 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219, and the telephone number at that address is (412) 454-2200. Our website is located at www.wesco.com. The information in our website is not part of this prospectus.
       We currently have trademarks and service marks registered with the U.S. Patent and Trademark Office. The registered trademarks and service marks include: “WESCO®”, our corporate logo, the running man logo, the running man in box logo and “The Extra Effort People®”. In 2005, two trademarks, “CB Only the Best is Good Enough” and “LADD,” were added as a result of the acquisition of Carlton-Bates Company. Certain of these and other trademark and service mark registration applications have been filed in various foreign jurisdictions, including Canada, Mexico, the United Kingdom, Singapore and the European Community.

       Neither WESCO Distribution, WESCO International nor any of their respective representatives are making any representation to you regarding the legality of an investment by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in the notes.

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       In making an investment decision, you must rely on your own examination of our business, including the merits and risks involved. No person has been authorized to give any information or any representation concerning us or the notes (other than as contained in this prospectus), and, if given or made, that other information or representation should not be relied upon as having been authorized by us. Neither WESCO Distribution, WESCO International nor any of their respective representatives are making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.
NOTICE TO NEW HAMPSHIRE RESIDENTS ONLY
       Neither the fact that a registration statement or an application for a license has been filed under Chapter 421-B of the New Hampshire Revised Statutes with the State of New Hampshire nor the fact that a security is effective registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State of New Hampshire that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

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FORWARD-LOOKING INFORMATION
       This prospectus contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve certain unknown risks and uncertainties, including, among others, those contained in this prospectus under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this prospectus, the words “anticipates,” “plans,” “believes,” “estimates,” “intends,” “expects,” “projects,” “will” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain such words. Such statements, including, but not limited to, our statements regarding business strategy, growth strategy, productivity and profitability enhancement, competition, new product and service introductions and liquidity and capital resources are based on management’s beliefs, as well as on assumptions made by and information currently available to, management, and involve various risks and uncertainties, some of which are beyond our control. Our actual results could differ materially from those expressed in any forward-looking statement made by or on our behalf. In light of these risks and uncertainties, there can be no assurance that the forward-looking information will in fact prove to be accurate. We have undertaken no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
AVAILABLE INFORMATION
       WESCO International files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document WESCO International files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. WESCO International’s SEC filings are also available to the public from the SEC’s web site at www.sec.gov or from our website at www.wesco.com. However, the information on our web site does not constitute a part of this prospectus.

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SUMMARY
       This summary provides an overview of selected information and does not contain all the information you should consider. Because this is only a summary, it may not contain all of the information that may be important to you in deciding whether to invest in notes. Before making an investment decision, you should carefully read this entire prospectus, including the financial data and information contained in this prospectus and the section of this prospectus entitled “Risk Factors.”
       Unless the context otherwise requires, in this prospectus, the terms “the Company,” “we,” “us,” “our,” “WESCO,” and “WESCO Distribution” refer to WESCO Distribution, Inc., the issuer of the notes and a wholly owned subsidiary of WESCO International, Inc., and its subsidiaries; and “WESCO International” refers to WESCO International, Inc., the parent of WESCO Distribution and the guarantor of the notes. The principal asset of WESCO International is all of the outstanding capital stock of WESCO Distribution.
       Unless the context otherwise requires, in this prospectus, amounts shown do not reflect (i) the amendment and restatement of our revolving credit facility on November 1, 2006 to, among other things, increase the amount available to be borrowed under the revolving credit facility from $225 million to $440 million; (ii) the issuance by WESCO International of $300 million in aggregate principal amount of 1.75% Convertible Senior Debentures due 2026, or the guarantee thereof by us, on November 2, 2006; or (iii) the completion of our acquisition of Communications Supply Holdings, Inc. on November 3, 2006 or the related borrowings under our revolving credit facility and our accounts receivable securitization facility to fund a portion of the cash purchase price for the acquisition.
WESCO Distribution, Inc.
       With sales of $4.4 billion in 2005 and $3.9 billion in the nine months ended September 30, 2006, we are a leading North American provider of electrical construction products and electrical and industrial maintenance, repair and operating supplies, commonly referred to as “MRO.” We believe we are the largest distributor in terms of sales in the estimated $74 billion* U.S. electrical wholesale distribution industry based upon published industry sources and our assessment of peer company 2005 sales. We believe we are also the largest provider of integrated supply services for MRO goods and services in the United States.
       Our distribution capability combined with integrated supply solutions and outsourcing services are designed to fulfill a customer’s MRO procurement needs. We have more than 365 full service branches and seven distribution centers located in the United States, Canada, Mexico, Puerto Rico, Guam, the United Kingdom, Nigeria, United Arab Emirates and Singapore. We serve approximately 100,000 customers worldwide, offering more than 1,000,000 products from more than 24,000 suppliers utilizing a highly automated, proprietary electronic procurement and inventory replenishment system. Our diverse customer base includes a wide variety of industrial companies; contractors for industrial, commercial and residential projects; utility companies; and commercial, institutional and governmental customers. Our top ten customers accounted for approximately 14% of our sales in 2005. Our leading market positions, experienced workforce, extensive geographic reach, broad product and service offerings and acquisition program have enabled us to grow our market position.

       *Source: Electrical wholesale estimated industry sales per Electrical Wholesaling (November, 2005) based upon revised U.S. Census Bureau Survey segregating electrical wholesale vs. electrical retail sales. Electrical Wholesaling’s 2004 estimated industry sales of $83 billion had aggregated $67 billion wholesale and $16 billion retail sales.

Industry Overview
       The electrical distribution industry serves customers in a number of markets including the industrial, electrical contractors, utility, government and institutional markets. Electrical distributors provide logistical and technical services for customers along with a wide range of products typically required for the construction and maintenance of electrical supply networks, including wire, lighting, distribution and control equipment and a wide variety of electrical supplies. Many customers demand that distributors provide a broader and more complex package of services as they seek to outsource non-core functions and achieve cost savings in purchasing, inventory and supply chain management.
       Electrical Distribution. According to Electrical Wholesaling Magazine,the U.S. electrical wholesale distribution industry had forecasted sales of approximately $74 billion in 2005. According to published sources*, our industry has grown at an approximate 5% compounded annual rate over the past 20 years. This expansion has been driven by general economic growth, increased price levels for key commodities, increased use of electrical products in businesses and industries, new products and technologies and customers who are seeking to more efficiently purchase a broad range of products and services from a single point of contact, thereby eliminating the costs and expenses of purchasing directly from manufacturers or multiple sources. The U.S. electrical distribution industry is highly fragmented. In 2005, the latest year for which market share data is available, the four national distributors, including us, accounted for approximately 19% of estimated total industry sales.
       Integrated Supply. The market for integrated supply services has grown rapidly in recent years. Growth has been driven primarily by the desire of large industrial companies to reduce operating expenses by implementing comprehensive third-party programs, which outsource cost-intensive procurement, stocking and administrative functions associated with the purchase and consumption of MRO supplies. For some of our customers, we believe these costs can account for up to 35% of the total costs for MRO products and services. We believe that significant opportunities exist for further expansion of integrated supply services, as the total potential in the United States for purchases of industrial MRO supply and services through all channels is currently estimated to be approximately $380 billion.
Business Strategy
       We believe we are the leading provider of electrical products and MRO supplies and services to companies in North America and selected international markets. Our goal is to grow earnings at a faster rate than sales by continuing to focus on margin enhancement and continuous productivity improvement. Our growth strategy utilizes our existing strengths and focuses on developing new initiatives and programs to position us to grow at a faster rate than the industry.
       Enhance Our Leadership Position in Electrical Distribution. We will continue to capitalize on our extensive market presence and brand equity in the WESCO name to grow our market position in electrical distribution. As a result of our geographical coverage, effective information systems and value-added products and services, we believe we have become a leader in serving several important and growing markets including:

•	industrial customers with large, complex plant maintenance operations, many of which require a national multi-site service solution for their electrical product needs;

       *Source: Electrical wholesale estimated industry sales per Electrical Wholesaling (November, 2005) based upon revised U.S. Census Bureau Survey segregating electrical wholesale vs. electrical retail sales. Electrical Wholesaling’s 2004 estimated industry sales of $83 billion had aggregated $67 billion wholesale and $16 billion retail sales.

•	large contractors for major industrial and commercial construction projects;

•	the electric utility industry; and

•	manufacturers of factory-built homes, recreational vehicles and other modular structures.
       We are focusing our sales and marketing efforts in three primary areas:

•	expanding our product and service offerings to existing customers in industries we currently serve;

•	targeting new customers in industries we currently serve; and

•	targeting markets that provide significant growth opportunities, such as multi-site retail construction, education and healthcare facilities, original equipment manufacturers (“OEM”) and regional and national contractors.
       Continue to Grow Our Premier Position in National Accounts. From 2002 through 2005, revenue from our national accounts program increased at a compound annual growth rate of 10%. We plan to continue to invest in the expansion of this program. Through our national accounts program, we coordinate electrical MRO procurement and purchasing activities across multiple locations, primarily for large industrial and commercial companies and for electric utilities. We have well-established relationships with more than 290 companies, providing us with a recurring base of revenue through multi-year agreements with these companies. Our objective is to continue to increase revenue from our national account customers by:

•	offering existing national account customers new products and services and serving additional customer locations;

•	extending certain established national account relationships to include our integrated supply services; and

•	expanding our customer base by leveraging our existing industry expertise in markets served to enter into new markets.
       Focus on Large Construction Projects. We intend to increase our customer base, where we have targeted new construction accounts, with a focus on large commercial, industrial and institutional projects. We seek to secure new major project contracts through:

•	active national marketing of our demonstrated project management capabilities;

•	further development of relationships with leading regional and national contractors and engineering firms; and

•	close coordination with multi-location contractor customers on their major project requirements.
       Extend Our Leadership Position in Integrated Supply Services. We believe we are the largest provider of integrated supply services for MRO goods and services in the United States. We provide a full complement of outsourcing solutions, focusing on improving the supply chain management process for our customers’ indirect purchases. Our integrated supply programs replace the traditional multi-vendor, resource-intensive procurement process with a single, outsourced, fully automated process capable of managing all MRO and related service requirements. Our solutions range from timely product delivery to assuming full responsibility for the entire procurement function. Our customers include some of the largest industrial companies in the United States. We plan to expand our leadership position as the largest integrated supply services provider in the United States by building upon established relationships within our large customer base and premier supplier network, to meet customer’s continued interest in outsourcing.

       Gain Share in Fragmented Local Markets. Significant opportunities exist to gain market share in highly fragmented local markets. We intend to increase our market share in key geographic markets through a combination of increased sales and marketing efforts at existing branches, acquisitions that expand our product and customer base and new branch openings. To promote this growth, we have a compensation system for branch managers that encourage them to increase sales and optimize business activities in their local markets, including managing the sales force, configuring inventories, targeting potential customers for marketing efforts and tailoring local service options.
       Expand our LEAN Initiative. LEAN is a company-wide, strategic initiative to drive continuous improvement across the entire enterprise, including sales, operations and administrative processes. The basic principles behind LEAN are to rapidly identify and implement improvements through simplification, elimination of waste and reducing errors throughout a defined process. We have been highly successful in applying LEAN in a distribution environment and have developed and deployed numerous initiatives through the Kaizen approach. The initiatives are primarily centered around our branch operations and target nine key areas: sales, pricing, warehouse operations, transportation, purchasing, inventory, accounts receivable, accounts payable and administrative processes. In 2006, our objective has been to continue to implement the initiatives across our branch locations and headquarters operations, consistent with our long-term strategy of continuously refining and improving our processes to achieve both sales and operational excellence.
       Pursue Strategic Acquisitions. Since 1995, we have completed and successfully integrated 27 acquisitions. Our most recent acquisition was completed in November 2006. We believe that the highly fragmented nature of the electrical and industrial MRO distribution industry will continue to provide us with acquisition opportunities. We expect that any future acquisitions will be financed with internally generated funds, additional debt and/or the issuance of equity securities. However, our ability to make acquisitions will be subject to our compliance with certain conditions under the terms of our revolving credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources,” for a further description of the revolving credit facility.
       Expand Product and Service Offerings. We have developed a service capability to assist customers in improving their internal productivity and overall cost position. This service, which we call Cost Reduction Solutions, is based on applying LEAN principles and practices in our customers’ work environment. To date, we have worked with manufacturers, assemblers and contractors to enhance supply chain operations and logistics. Our work on productivity projects, in cooperation with our customers, significantly increases the breadth of products that can be supplied and creates fee-for-service opportunities in kitting, assembly and warehouse operations. Additionally, we have demonstrated our ability to introduce new products and services to meet existing customer demands and capitalize on new market opportunities. For example, we developed the platform to sell integrated lighting control and power distribution equipment in a single package for multi-site specialty retailers, restaurant chains and department stores. These are strong growth markets where our national accounts strategies and logistics infrastructure provide significant benefits for our customers.
       Capitalize on Our Information System Capabilities. We intend to utilize our sophisticated information technology capabilities to drive increased sales performance and market share. Our information systems support targeted direct mail marketing campaigns, sales promotions, sales productivity and profitability assessments and coordination with suppliers and overall supply chain programs that improve customer profitability and enhance our working capital productivity. Our information systems provide us with detailed, actionable information across all facets of our broad network, allowing us to quickly and effectively identify and act on profitability and efficiency-related initiatives.

       Expand Our International Operations. Our international sales, the majority of which are in Canada, accounted for approximately 13% and 14% in 2005 and in the nine months ended September 30, 2006, respectively. We believe that there is significant additional demand for our products and services outside the United States and Canada. Many of our multinational domestic customers are seeking distribution, integrated supply and project management solutions globally. We follow our established customers and pursue business that we believe utilizes and extends our existing capabilities. We believe this strategy of working through well-developed customer and supplier relationships significantly reduces risk and provides the opportunity to establish profitable incremental business. We currently have seven locations in Mexico. Additionally, our locations in Aberdeen, Scotland and London, England support our sales efforts in Europe and the former Soviet Union. We also have operations in Nigeria to serve West Africa, an office in Singapore to support our operations in Asia and an office in United Arab Emirates to serve the Middle East.
Competitive Strengths
       We believe the following strengths are central to the successful execution of our business strategy:
       Market Leadership. Our ability to manage large construction projects, complex multi-site plant maintenance programs, procurement projects that require special sourcing, technical advice, logistical support and locally based service has enabled us to establish leadership positions in our principal markets. We have utilized these skills to generate significant revenues in industries with intensive use of electrical and MRO products, including electrical contracting, utilities, OEM, process manufacturing and other commercial, institutional and governmental entities. We also have extended our position within these industries to expand our customer base.
       Value-added Services. We are a leader in providing a wide range of services and procurement solutions that draw on our product knowledge, supply and logistics expertise and systems capabilities, enabling our customers with large operations and multiple locations to reduce supply chain costs and improve efficiency. Our expansive geographical coverage is essential to our ability to provide these services. We have more than 365 branches to complement our national sales and marketing activities with local customer service, product information and technical support, order fulfillment and a variety of other on-site services. These programs include:

•	National Accounts — we coordinate product supply and materials management activities for MRO supplies, project needs and direct material for national and regional customers with multiple locations who seek purchasing leverage through a single electrical products provider. Regional and national contractors and top engineering and construction firms that specialize in major projects such as airport expansions, power plants and oil and gas facilities are also a focus group for our national accounts program; and

•	Integrated Supply — we design and implement programs that enable our customers to significantly reduce the number of MRO suppliers they use through services that include highly automated, proprietary electronic procurement and inventory replenishment systems and on-site materials management and logistics services.
       Broad Product Offering. We provide our customers with a broad product selection consisting of more than 1,000,000 electrical, industrial, data communications, MRO and utility products sourced from more than 24,000 suppliers. Our broad product offering and stable source of supply enables us to meet virtually all of a customer’s electrical product and MRO requirements.

       Extensive Distribution Network. We are a full-line distributor of electrical supplies and equipment with operations in the United States, Canada, Mexico, Guam, the United Kingdom, Nigeria, United Arab Emirates and Singapore. We operate more than 365 branch locations and eight distribution centers (six in the United States and two in Canada). This extensive network, which would be extremely difficult and expensive to duplicate, allows us to:

•	maintain local sourcing of customer service, technical support and sales coverage;

•	tailor branch products and services to local customer needs;

•	offer multi-site distribution capabilities to large customers and national accounts; and

•	provide same-day deliveries.
       Low Cost Operator. Our competitive position has been enhanced by our low cost position, which is based on:

•	extensive use of automation and technology;

•	centralization of functions such as purchasing, accounting and information systems;

•	strategically located distribution centers;

•	purchasing economies of scale; and

•	incentive programs that increase productivity and encourage entrepreneurship.
       As a result of these factors, we believe that our operating costs as a percentage of sales is one of the lowest in our industry. Our selling, general and administrative expenses as a percentage of revenues for the nine months ended September 30, 2006 decreased to 12.9% from 13.9% for 2005, significantly below our peer group 2004 average of approximately 20%, according to the National Association of Electrical Distributors. Our low cost position enables us to generate a significant amount of net cash flow, as the amount of capital investment required to maintain our business is relatively low. Consequently, more of the cash we generate is available for debt reduction, continued investment in the growth of the business and strategic acquisitions.
Recent Developments
1.75% Convertible Senior Debentures due 2026
       On November 2, 2006, WESCO International issued $300 million in aggregate principle amount of 1.75% Convertible Senior Debentures due 2026. These debentures were issued by WESCO International under an indenture dated as of November 2, 2006 with The Bank of New York, as Trustee, and are unconditionally guaranteed on an unsecured senior subordinated basis by us. These debentures accrue interest at the rate of 1.75% per annum and are payable in cash semi-annually in arrears on each May 15 and November 15, commencing May 15, 2007. Beginning with the six-month interest period commencing November 15, 2011, WESCO International also will pay contingent interest in cash during any six-month interest period in which the trading price of these debentures for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of these debentures. During any interest period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of these debentures will equal 0.25% of the average trading price of $1,000 principal amount of these debentures during the five trading days immediately preceding the first day of the applicable six-month interest period.
       These debentures are convertible into cash and, in certain circumstances, shares of WESCO International’s common stock, $0.01 par value, at any time on or after November 15, 2024, or prior to November 15, 2024 in certain circumstances. These debentures will be convertible based on an initial conversion rate of 11.3437 shares of common stock per $1,000 principal amount of these debentures (equivalent to an initial conversion price of approximately $88.15 per share). The conversion rate and the conversion price may be adjusted under certain circumstances.
       At any time on or after November 15, 2011, WESCO International may redeem all or a part of these debentures at a redemption price equal to 100% of the principal amount of these debentures plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date. Holders of these debentures may require WESCO International to repurchase all or a portion of their 2026 Debentures on November 15, 2011, November 15, 2016 and November 15, 2021 at a cash repurchase price equal to 100% of the principal amount of these debentures, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date. If WESCO International undergoes certain fundamental changes prior to maturity, holders of these debentures will have the right, at their option, to require WESCO International to repurchase for cash some or all of their debentures at a repurchase price equal to 100% of the principal amount of these debentures being repurchased, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date.
Amended and Restated Revolving Credit Facility
       On November 1, 2006, we entered into an amended and restated $440 million revolving credit facility, which includes a letter of credit subfacility of up to $50 million. The revolving credit facility matures in November 2012 and is collateralized by substantially all of our assets other than our real property and accounts receivable and by substantially all assets of WESCO Distribution Canada, Inc. Our obligations under the revolving credit facility have been guaranteed by WESCO International and by certain of our subsidiaries. The revolving credit facility consists of two separate sub-facilities: (i) a U.S. sub-facility with a borrowing limit of up to $375 million and (ii) a Canadian sub-facility with a borrowing limit of up to $65 million. Availability under the revolving credit facility is limited to the amount of eligible inventory and eligible accounts receivable and Canadian inventory and receivables applied against certain advance rates. Interest on the revolving credit facility is at LIBOR plus a margin that will range from 1.00% to 1.75%, depending upon the amount of excess availability under the revolving credit facility.
Acquisition of Communications Supply
       On November 3, 2006, we completed our acquisition of Communications Supply. On that day, a wholly-owned subsidiary of ours merged with and into Communications Supply, which became a wholly-owned subsidiary of ours. We paid at closing a cash merger price of approximately $525 million, of which $17 million is held in escrow to address post-closing adjustments relating to working capital and potential indemnification claims, with all amounts in escrow to be eligible for release after January 31, 2008. To fund the merger price paid at closing, we borrowed $105 million under our accounts receivable securitization facility (the “Receivables Facility) and $102 million under our revolving credit facility together with the net proceeds from WESCO International’s offering of convertible debentures in November 2006 and available cash.

The Notes
       The following summary contains basic information about the notes. It does not contain all of the information that may be important to you. For a more complete description of the terms of the notes, see “Description of the Notes.”

Issuer	WESCO Distribution, Inc.

Notes Outstanding	$150,000,000 aggregate principal amount of 7.50% Senior Subordinated Notes due 2017.

Maturity	October 15, 2017.

Interest	The notes accrue interest at the rate of 7.50% per annum and are payable in cash semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2006. The notes accrue interest from April 15, 2006.

Ranking	The notes are our unsecured senior subordinated obligations and rank equally in right of payment with all of our existing and future senior subordinated indebtedness and senior to our future subordinated indebtedness. The notes are subordinated to our existing and future senior indebtedness and effectively subordinated to our existing and future secured indebtedness to the extent of the value of the related collateral. The notes are structurally subordinated to indebtedness and other liabilities of our subsidiaries. As of September 30, 2006:

• we had outstanding senior indebtedness of approximately $55 million, of which approximately $47 million was secured indebtedness (exclusive of the original notes and unused commitments under our revolving credit facility);

• we had no outstanding senior subordinated indebtedness other than the notes and our guarantee of the $150 million in aggregate principal amount of the 2.625% Convertible Senior Debentures due 2025 (the “Debentures”) of WESCO International and no outstanding indebtedness that would be subordinate or junior in right of repayment to the notes; and

• our subsidiaries had no indebtedness, excluding guarantees of approximately $47 million of borrowings under our mortgage financing facility (other than trade payables and other liabilities incurred in the ordinary course of business).

See “Risk Factors” and “Description of the Notes — Ranking.”

Optional Redemption	Except as described below, we will not have the option of redeeming the notes prior to October 15, 2010. On or after October 15, 2010, we will have the option of redeeming the notes, in whole or in part, at the redemption prices described in this prospectus, together with accrued and unpaid interest and additional interest, if any, to the date of redemption. At any time before October 15, 2008, we may redeem up to 35% of the notes with the proceeds of certain equity offerings by us or WESCO International at the redemption price set forth under “Description of the Notes — Optional Redemption.” See “Description of the Notes — Optional Redemption.”

Change of Control	Upon the occurrence of a change of control, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. See “Description of the Notes — Change of Control.”

Guarantee	The notes are unconditionally guaranteed by WESCO International on an unsecured senior basis. The guarantee ranks equally in right of payment with all existing and future senior unsecured indebtedness of WESCO International. The guarantee is effectively subordinated to any secured indebtedness of WESCO International, including the guarantee of senior indebtedness under our revolving credit facility, to the extent of the value of the related collateral, and is structurally subordinated to indebtedness and other liabilities of WESCO International’s subsidiaries, other than the senior subordinated indebtedness of WESCO Distribution, including the notes.

As of September 30, 2006, WESCO International had approximately $300 million of senior indebtedness outstanding (excluding its guarantee of a mortgage financing facility under which approximately $47 million was outstanding), of which none was secured indebtedness.

The notes are not guaranteed by any entity other than WESCO International. As of September 30, 2006, the notes would have been structurally junior to approximately $243 million of indebtedness and other liabilities (including trade payables) of these non-guarantor subsidiaries. The non-guarantor subsidiaries generated approximately $850.3 million of our net sales for the nine months ended September 30, 2006 and held approximately $1.4 billion of our consolidated assets at September 30, 2006. See “Risk Factors — Risks Relating to the Offering.”

Certain Covenants	The indenture governing the notes contains covenants that, subject to certain exceptions, limit the ability of us and our subsidiaries to:

• incur additional indebtedness and issue disqualified stock and preferred stock;

• pay dividends or make certain other restricted payments or investments;

• create restrictions on dividends or other payments by our subsidiaries;

• merge, consolidate, or sell all or substantially all of our assets;

• create liens on assets;

• enter into certain transactions with affiliates; and

• incur indebtedness senior to the notes but junior to senior indebtedness.

These covenants are subject to a number of important exceptions and qualifications. See “Description of the Notes — Certain Covenants.”

Use of Proceeds	We will not receive any proceeds from the resale of notes. See “Use of Proceeds.”

Absence of a Public Market for the Notes	We cannot assure you that any active or liquid market will develop for the notes.
Risk Factors
       Prospective investors are urged to read the information set forth under the caption “Risk Factors” in this prospectus for a discussion of certain risks associated with an investment in the notes.

Summary Consolidated Financial Data
       The table below sets forth certain of WESCO International’s historical consolidated financial data as of and for each of the periods indicated. The financial data for the years ended December 31, 2003, 2004 and 2005, and as of December 31, 2004 and 2005, is derived from WESCO International’s audited consolidated financial statements which appear elsewhere in this prospectus. The financial data as of December 31, 2003 is derived from WESCO International’s audited consolidated financial statements which do not appear in this prospectus. The financial data for the nine-month periods ended September 30, 2005 and 2006, and as of September 30, 2005 and 2006, is derived from WESCO International’s unaudited condensed consolidated financial statements, which are included elsewhere in this prospectus. In WESCO International’s opinion, such unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the financial data for such periods. The results for the nine months ended September 30, 2006 are not necessarily indicative of the results to be achieved for the year ending December 31, 2006 or for any other future period.
       The data below should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and WESCO International’s consolidated financial statements and the notes thereto, which appear elsewhere in this prospectus.

							Nine Months Ended
	Year Ended December 31,						September 30,

	2003		2004		2005		2005		2006

	(In millions, except share and per share data and ratios)
Income Statement Data:
Net sales(1)	$3,286.8		$3,741.3		$4,421.1		$3,184.4		$3,944.6
Gross profit(2)	610.1		712.1		840.7		588.1		799.3
Selling, general and administrative expenses(6)	501.5		544.5		612.8		442.0		508.2
Depreciation and amortization	22.5		18.1		18.6		11.3		19.3

Income from operations	86.1		149.5		209.3		134.8		271.8
Interest expense, net	42.3		40.8		30.2		22.4		17.1
Loss on debt extinguishment(3)	0.2		2.6		14.9		10.1		—
Other expenses(4)	4.5		6.6		13.3		8.8		17.1

Income before income taxes	39.1		99.5		150.9		93.5		237.6
Provision for income taxes(5)	9.1		34.6		47.4		29.7		78.6

Net income	$30.0		$64.9		$103.5		$63.8		$159.0

Earnings per common share
Basic	$0.67		$1.55		$2.20		$1.36		$3.27
Diluted	0.65		1.47		2.10		1.30		3.04
Weighted average common shares outstanding
Basic	44,631,459		41,838,034		47,085,524		46,950,762		48,549,104
Diluted	46,349,082		44,109,153		49,238,436		49,151,517		52,289,408
Other Financial Data:
Capital expenditures	$8.4		$12.1		$14.2		$11.0		$14.9
Net cash provided by operating activities(6)	35.8		21.9		295.1		166.1		65.1
Net cash used by investing activities	(9.2)		(46.3)		(291.0)		(288.1)		(21.6)
Net cash provided (used) by financing activities(6)	(22.3)		30.7		(17.0)		147.9		(6.3)
Ratio of earnings to fixed charges(7)	1.7	x	2.9	x	4.7	x	4.1	x	10.0	x

				Nine Months Ended
	Year Ended December 31,			September 30,

	2003	2004	2005	2005	2006

	(In millions, except share and per share data and ratios)
Balance Sheet Data:
Total assets	$1,161.2	$1,356.9	$1,651.2	$1,738.8	$1,868.1
Total long-term debt (including current portion)	422.2	417.6	403.6	570.8	354.7
Long-term obligations(8)	53.0	2.0	4.3	1.0	—
Stockholders’ equity	167.7	353.6	491.5	439.6	695.2

(1)	The operating results of the business of Fastec Industrial Corp., acquired on July 29, 2005, and Carlton-Bates Company, acquired on September 29, 2005, have been included in the consolidated financial data and represented, in the aggregate, sales of $104.5 million for the year ended December 31, 2005 and $317.4 million for the nine months ended September 30, 2006.

(2)	Excludes depreciation and amortization.

(3)	Represents charges relating to the write-off of unamortized debt issuance and other costs associated with the early extinguishment of debt.

(4)	Represents costs relating to the sale of accounts receivable pursuant to the Receivables Facility. See Note 4 to WESCO International’s audited consolidated financial statements included elsewhere in this prospectus.

(5)	Benefits of $2.6 million in 2003 from the resolution of prior year tax contingencies resulted in an unusually low provision for income taxes.

(6)	In the first quarter of 2006, the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standard 123 (revised 2004), Share-Based Payment and SEC staff Accounting Bulletin No. 107, Share-Based Payment, requiring the measurement and recognition of all stock-based compensation under the fair value method were adopted.

(7)	For purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income before income taxes plus fixed charges. “Fixed charges” consist of interest expense, including amortization of debt issuance costs, and the portion of rental expense that management believes is representative of the interest component of rental expense.

(8)	Represents amounts due under earnout agreements for past acquisitions.

RISK FACTORS
       You should consider carefully, in addition to the other information contained in this prospectus, the following factors before deciding whether to invest in notes.
Risks Relating to Our Business
Our debt agreements contain restrictions that may limit our ability to operate our business.
       Our credit facilities and the indenture governing the notes contain, and any of our future debt agreements may contain, certain covenant restrictions that limit our ability to operate our business, including restrictions on our ability to:

•	incur additional debt or issue guarantees;

•	create liens;

•	make certain investments;

•	enter into transactions with our affiliates;

•	sell certain assets;

•	redeem capital stock or make other restricted payments;

•	declare or pay dividends or make other distributions to stockholders; and

•	merge or consolidate with any person.
       Our credit facilities also require us to maintain specific earnings to fixed expenses and debt to earnings ratios and to meet minimum net worth requirements. In addition, our revolving credit facilities contain additional affirmative and negative covenants. Our ability to comply with these covenants is dependent on our future performance, which will be subject to many factors, some of which are beyond our control, including prevailing economic conditions.
       As a result of these covenants, our ability to respond to changes in business and economic conditions and to obtain additional financing, if needed, may be significantly restricted, and we may be prevented from engaging in transactions that might otherwise be beneficial to us. In addition, our failure to comply with these covenants could result in a default under WESCO International’s convertible debentures, the notes and our other debt, which could permit the holders to accelerate such debt. If any of our debt is accelerated, we may not have sufficient funds available to repay such debt.
If the financial condition of our customers declines, our credit risk could increase.
       In light of the financial stresses within the worldwide automotive industry, certain automakers and tier-one mirror customers have already declared bankruptcy or may be considering bankruptcy. Should one or more of our larger customers declare bankruptcy, it could adversely impact the collectibility of our accounts receivable, bad debt expense and net income.
Downturns in the electrical distribution industry have had in the past, and may in the future have, an adverse effect on our sales and profitability.
       The electrical distribution industry is affected by changes in economic conditions, including national, regional and local slowdowns in construction and industrial activity, which are outside our control. Our operating results may also be adversely affected by increases in interest rates that may lead to a decline in economic activity, particularly in the construction market, while simultaneously resulting in higher interest payments under our revolving credit facility. In addition, during periods of economic slowdown such as the one we recently experienced, our credit losses, based on history, could increase. There can be no assurance that economic slowdowns, adverse economic conditions or cyclical trends in certain customer markets will not have a material adverse effect on our operating results and financial condition.
An increase in competition could decrease sales or earnings.
       We operate in a highly competitive industry. We compete directly with national, regional and local providers of electrical and other industrial MRO supplies. Competition is primarily focused in the local service area and is generally based on product line breadth, product availability, service capabilities and price. Other sources of competition are buying groups formed by smaller distributors to increase purchasing power and provide some cooperative marketing capability.
       Some of our existing competitors have, and new market entrants may have, greater financial and marketing resources than us. To the extent existing or future competitors seek to gain or retain market share by reducing prices, we may be required to lower our prices for current services, thereby adversely affecting financial results. Existing or future competitors also may seek to compete with us for acquisitions, which could have the effect of increasing the price and reducing the number of suitable acquisitions. In addition, it is possible that competitive pressures resulting from industry consolidation could affect our growth and profit margins compared to the industry.
Loss of key suppliers or lack of product availability could decrease sales and earnings.
       Most of our agreements with suppliers are terminable by either party on 60 days’ notice or less. Our ten largest suppliers in 2005 accounted for approximately 34% of our purchases for the period. Our largest supplier in 2005 was Eaton Corporation, through its Eaton Electrical division, accounting for approximately 12% of our purchases. The loss of, or a substantial decrease in the availability of, products from any of these suppliers, or the loss of key preferred supplier agreements, could have a material adverse effect on our business. Supply interruptions could arise from shortages of raw materials, labor disputes or weather conditions affecting products or shipments, transportation disruptions, or other reasons beyond our control. In addition, certain of our products, such as wire and conduit, are commodity-price-based products and may be subject to significant price fluctuations which are beyond our control. An interruption of operations at any of our distribution centers could have a material adverse effect on the operations of branches served by the affected distribution center. Furthermore, we cannot be certain that particular products or product lines will be available to us, or available in quantities sufficient to meet customer demand. Such limited product access could cause us to be at a competitive disadvantage.
Acquisitions that we may undertake would involve a number of inherent risks, any of which could cause us not to realize the benefits anticipated to result.
       We have historically expanded our operations through selected acquisitions of businesses and assets. Acquisitions involve various inherent risks, such as:

•	uncertainties in assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates;

•	the potential loss of key employees of an acquired business;

•	problems that could arise from the integration of the acquired business; and

•	unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition or other transaction rationale.

       Any one or more of these factors could cause us not to realize the benefits anticipated to result from the acquisition of businesses or assets, including our acquisition of Communications Supply Holdings, Inc. in November 2006.
Goodwill and intangible assets recorded as a result of our acquisitions could become impaired.
       As of September 30, 2006, our goodwill and other intangible assets amounted to $629.5 million, net of accumulated amortization. To the extent we do not generate sufficient cash flows to recover the net amount of any investments in goodwill and other intangible assets recorded, the investment could be considered impaired and subject to write-off. We expect to record further goodwill and other intangible assets as a result of future acquisitions we may complete. Future amortization of such other intangible assets or impairments, if any, of goodwill or intangible assets would adversely affect our results of operations in any given period.
A disruption of our information systems could increase expenses, decrease sales or reduce earnings.
       A serious disruption of our information systems could have a material adverse effect on our business and results of operations. Our computer systems are an integral part of our business and growth strategies. We depend on our information systems to process orders, manage inventory and accounts receivable collections, purchase products, ship products to our customers on a timely basis, maintain cost-effective operations and provide superior service to our customers.
Our business may be harmed by required compliance with anti-terrorism measures and regulations.
       Following the 2001 terrorist attacks on the United States, a number of federal, state and local authorities have implemented various security measures, including checkpoints and travel restrictions on large trucks, such as the ones that we and our suppliers use. If security measures disrupt or impede the timing of our suppliers’ deliveries of the product inventory we need or our deliveries of our product to our customers, we may not be able to meet the needs of our customers or may incur additional expenses to do so.
Risks Relating to the Notes
We have outstanding consolidated indebtedness of approximately $204.7 million as of September 30, 2006. This amount of indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.
       As of September 30, 2006, we had approximately $204.7 million of outstanding consolidated debt. This level of our debt and the related debt service requirements could have significant consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under the notes and our other outstanding debt;

•	resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which event of default could result in all of our debt becoming immediately due and payable;

•	reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our credit facilities;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.
       Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.
       Our ability to meet our payment and other obligations under our debt instruments depends on our and our subsidiaries’ ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our credit facilities or otherwise, in an amount sufficient to enable us to meet our payment obligations under our senior subordinated indebtedness and our other debt and to fund other liquidity needs. If we or our subsidiaries are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the notes and our other debt.
Despite our current levels of indebtedness, we may incur substantially more debt, which could further exacerbate the risks associated with our substantial indebtedness.
       Although our credit facilities and the indenture regarding the notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute “indebtedness” as defined in the relevant agreement. If new debt is added to our current debt levels, the related risks that we now face could intensify. At September 30, 2006, we had approximately $275 million in available borrowing capacity under our credit facilities. All borrowings under our credit facilities are senior to the notes. On November 1, 2006, we amended and restated our revolving credit facility to, among other things, increase the amount available to be borrowed under our revolving credit facility from $275 million to $440 million. We also plan to amend the Receivables Facility no later than January 2007 to, among other things, increase the amount available to be borrowed under the Receivables Facility.
The notes are unsecured subordinated obligations.
       Our obligations under the notes are unsecured senior subordinated obligations and are subordinated to all of our existing and future senior indebtedness and effectively subordinated to our existing and future secured indebtedness to the extent of the value of the related collateral. Although the indenture contains limitations on the amount of additional indebtedness which we and our subsidiaries may incur, under certain circumstances, the amount of such indebtedness could be substantial, and such indebtedness could be senior indebtedness. By reason of such subordination, in the event of our insolvency, liquidation or other reorganization, the lenders under our revolving credit facility and other creditors who are holders of our senior indebtedness must be paid in full before the holders of the notes may be paid. Accordingly, there may be insufficient assets remaining after payment of prior claims to pay amounts due on the notes. In addition, under certain circumstances, no payments may be made with respect to the notes if a default exists with respect to our senior indebtedness. See “Description of the Notes — Ranking.”

WESCO International and its subsidiaries’ assets remain subject to a first priority pledge under the revolving credit facility.
       Our obligations under our revolving credit facility are secured by a first priority pledge of and security interest in substantially all of the assets, except for real property, of WESCO International and its subsidiaries. If either we or WESCO International become insolvent or are liquidated, or if payment under our revolving credit facility or any other future secured indebtedness is accelerated, the lenders under our revolving credit facility or such other secured indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under the instruments pertaining to the credit facility or such other secured indebtedness). Neither the notes nor the guarantee are secured. Accordingly, holders of such secured indebtedness will have a prior claim with respect to the assets securing such indebtedness. See “Description of the Debentures and Other Indebtedness.”
The guarantee may be unenforceable due to fraudulent conveyance statutes, and, accordingly, you could have no claim against WESCO International.
       Although laws differ among various jurisdictions, a court could, under fraudulent conveyance laws, further subordinate or avoid the guarantees if it found that the guarantees were incurred with actual intent to hinder, delay or defraud creditors, or WESCO International did not receive fair consideration or reasonably equivalent value for the guarantee and that WESCO International was any of the following:

•	insolvent or rendered insolvent because of the guarantee;

•	engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay at maturity.
If a court voided the guarantee of WESCO International as the result of a fraudulent conveyance, or held it unenforceable for any other reason, holders of the notes would cease to have a claim against WESCO International based on the guarantee and would solely be creditors of WESCO Distribution.
None of our subsidiaries are guarantors, and your claims will be subordinated to all of the creditors of the non-guarantor subsidiaries.
       Only WESCO International guarantees the notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those non-guarantor subsidiaries before any assets of the non-guarantor subsidiaries are made available for distribution to WESCO International or WESCO Distribution. As of September 30, 2006, the notes were structurally junior to approximately $243 million of indebtedness and other liabilities (including trade payables) of these non-guarantor subsidiaries. The non-guarantor subsidiaries generated approximately $850.3 million of our net sales for the nine months ended September 30, 2006 and held approximately $1.4 billion of our consolidated assets at September 30, 2006.
We may be unable to repurchase the notes for cash when required by the holders, including following a change of control.
       Holders of the notes have the right to require us to repurchase the notes on specified dates or upon the occurrence of a change of control prior to maturity as described under “Description of the Notes — Change of Control.” The occurrence of a change of control would also constitute an event of default under our credit facilities, requiring repayment of amounts outstanding thereunder, and the occurrence of a change of control would also enable holders of WESCO International’s convertible senior debentures, if issued, to require WESCO International to repurchase such debentures at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest (including contingent interest and additional interest, if any). Any of our future debt agreements may contain similar provisions. We may not have sufficient funds to make the required repayments and repurchases at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the notes in cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time, including our credit facilities, which will limit our ability to purchase the notes for cash in certain circumstances. If we fail to repurchase the notes in cash as required by the indenture, it would constitute an event of default under the indenture governing the notes, which, in turn, would constitute an event of default under our credit facilities and the indenture governing WESCO International’s debentures.
Some significant restructuring transactions may not constitute a change of control, in which case we would not be obligated to offer to repurchase the notes.
       Upon the occurrence of a change of control, you have the right to require us to offer to repurchase the notes. However, the change of control provisions will not afford protection to holders of the notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a change of control requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the notes.
Provisions of the notes could discourage an acquisition of us by a third party.
       Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a change of control, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000.
There is currently no public market for the notes, and an active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of your notes.
       A market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active, liquid market does not develop for the notes, the market price and liquidity of the notes may be adversely affected. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for similar debt securities has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

USE OF PROCEEDS
       We will not receive any proceeds from the resale of notes pursuant to this prospectus. The net proceeds of approximately $145.5 million from the issuance of the original notes were used to finance, in part, our acquisition of Carlton-Bates Company (“Carlton-Bates”) and to redeem a portion of our then outstanding 9 1/8% Senior Subordinated Notes due 2008 (the “2008 Notes”).
CAPITALIZATION
       The following table sets forth WESCO International’s consolidated cash and cash equivalents and capitalization as of September 30, 2006. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” WESCO International’s consolidated financial statements and related notes and the other information included elsewhere in this prospectus.

As of
September 30,
2006

(In millions)
Cash and cash equivalents	$59.3

Total debt (including current portion):
Revolving credit facility	$—
Mortgage financing facility	47.3
7.50 Senior Subordinated Notes due 2017	150.0
2.625% Convertible Senior Debentures due 2025	150.0
Other debt	7.4

Total debt	354.7
Total stockholders’ equity:
Preferred stock, $.01 par value; 20,000,000 shares authorized; no shares issued or outstanding	$—
Common stock, $.01 par value; 210,000,000 shares authorized; 53,252,805 shares issued	0.5
Class B nonvoting convertible common stock, $.01 par value; 20,000,000 shares authorized; 4,339,431 shares issued	—
Additional capital	755.9
Retained deficit	(9.3)
Treasury stock, at cost; 8,549,323 shares	(68.6)
Accumulated other comprehensive income	16.7

Total stockholders’ equity	695.2

Total capitalization	$1,049.9

SELECTED CONSOLIDATED FINANCIAL DATA
       The table below sets forth certain of WESCO International’s consolidated financial data as of and for each of the periods indicated. The financial data for the years ended December 31, 2005, 2004 and 2003, and as of December 31, 2004 and 2005, is derived from its audited consolidated financial statements which appear elsewhere in this prospectus. The financial data for the years ended December 31, 2002 and 2001, and as of December 31, 2001, 2002 and 2003, is derived from WESCO International’s audited consolidated financial statements which do not appear in this prospectus. The financial data for the nine-month periods ended September 30, 2005 and 2006, and as of September 30, 2005 and 2006, is derived from WESCO International’s unaudited condensed consolidated financial statements, which are included elsewhere in this prospectus. In WESCO International’s opinion, such unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the financial data for such periods. The results for the nine months ended September 30, 2006 are not necessarily indicative of the results to be achieved for the year ending December 31, 2006 or for any other future period.
       The data below should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and WESCO International’s consolidated financial statements, including the notes thereto, which appear elsewhere in this prospectus.

						Nine Months Ended
	Year Ended December 31,					September 30,

	2001	2002	2003	2004	2005	2005	2006

	(In millions, except share and per share data)
Income Statement Data:
Net sales(1)	$3,658.0	$3,325.8	$3,286.8	$3,741.3	$4,421.1	$3,184.4	$3,944.6
Gross profit(2)	643.3	590.8	610.1	712.1	840.7	588.1	799.3
Selling, general and administrative expenses	517.2	494.4	501.5	544.5	612.8	442.0	508.2
Depreciation and amortization(3)	31.0	19.8	22.5	18.1	18.6	11.3	19.3

Income from operations	95.3	76.6	86.1	149.5	209.3	134.8	271.8
Interest expense, net	45.1	43.0	42.3	40.8	30.2	22.4	17.1
Loss on debt extinguishment(4)	—	1.1	0.2	2.6	14.9	10.1	—
Other expenses(5)	16.9	6.6	4.5	6.6	13.3	8.8	17.1

Income before income taxes	33.3	25.9	39.1	99.5	150.9	93.5	237.6
Provision for income taxes(6)	13.1	2.8	9.1	34.6	47.4	29.7	78.6

Net income	$20.2	$23.1	$30.0	$64.9	$103.5	$63.8	$159.0

Earnings per common share
Basic	$0.45	$0.51	$0.67	$1.55	$2.20	$1.36	$3.27
Diluted	$0.43	$0.49	$0.65	$1.47	$2.10	$1.30	$3.04
Weighted average common shares outstanding
Basic	44,862,087	45,033,964	44,631,459	41,838,034	47,085,524	46,950,762	48,549,104
Diluted	46,901,673	46,820,093	46,349,082	44,109,153	49,238,436	49,141,517	52,289,408

											Nine Months Ended
	Year Ended December 31,										September 30,

	2001		2002		2003		2004		2005		2005		2006

	(In millions, except ratio)
Other Financial Data and Ratios:
Capital expenditures	$13.8		$9.3		$8.4		$12.1		$14.2		$11.0		$14.9
Net cash provided by operating activities(7)	161.3		20.3		35.8		21.9		295.1		166.1		65.1
Net cash used by investing activities	(69.2)		(23.1)		(9.2)		(46.3)		(291.0)		(288.1)		(21.6)
Net cash provided (used) by financing activities(7)	(38.0)		(49.9)		(22.3)		30.7		(17.0)		147.9		(6.3)
Ratio of earnings to fixed charges(8)	1.6	x	1.5	x	1.7	x	2.9	x	4.7	x	4.1	x	10.0	x
Balance Sheet Data (as of the end of the period):
Total assets	$1,170.8		$1,019.5		$1,161.2		$1,356.9		$1,651.2		$1,738.8		$1,868.1
Total long-term debt (including current portion)	452.0		418.0		422.2		417.6		403.6		570.8		354.7
Long term obligations(9)	—		—		53.0		2.0		4.3		1.0		—
Total stockholders’ equity	144.7		169.3		167.7		353.6		491.5		439.6		695.2

(1)	The operating results of the business of Fastec Industrial Corp., acquired on July 29, 2005, and Carlton-Bates Company, acquired on September 29, 2005, have been included in the consolidated financial data and represented, in the aggregate, sales of $104.5 million for the year ended December 31, 2005 and $317.4 million for the nine months ended September 30, 2006.

(2)	Excludes depreciation and amortization.

(3)	Effective for 2002, WESCO International adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, as described in Note 2 to WESCO International’s audited consolidated financial statements included elsewhere in this prospectus.

(4)	Represents charges relating to the write-off of unamortized debt issuance and other costs associated with the early extinguishment of debt.

(5)	Represents costs relating to the sale of accounts receivable pursuant to our Receivables Facility. See Note 4 to WESCO International’s audited consolidated financial statements included elsewhere in this prospectus.

(6)	Benefits of $2.6 million and $5.3 million in 2003 and 2002, respectively, from the resolution of prior year tax contingencies resulted in an unusually low provision for income taxes.

(7)	In the first quarter of 2006, the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standard 123 (revised 2004), Share-Based Payment and SEC staff Accounting Bulletin No. 107, Share-Based Payment, requiring the measurement and recognition of all stock-based compensation under the fair value method were adopted.

(8)	For purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income before income taxes plus fixed charges. “Fixed charges” consist of interest expense, amortization of deferred financing costs and the component of rental expense that management believes is representative of the interest component of rental expense.

(9)	Represents amounts due under earnout agreements for past acquisitions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
       The following discussion should be read in conjunction with the audited consolidated financial statements of WESCO International and the related notes thereto included elsewhere in this prospectus. For purposes of this discussion, the terms “we,” “us,” “our,” the “Company” and “WESCO” refer to WESCO International and its consolidated subsidiaries. The principal asset of WESCO International is all of the outstanding capital stock of WESCO Distribution.
Company Overview
       We are a full-line distributor of electrical supplies and equipment and a provider of integrated supply procurement services. WESCO has more than 365 full service branches and seven distribution centers located in the United States, Canada, Mexico, Puerto Rico, Guam, the United Kingdom, Nigeria, United Arab Emirates and Singapore. We serve over 100,000 customers worldwide, offering over 1,000,000 products from over 24,000 suppliers. Our diverse customer base includes a wide variety of industrial companies; contractors for industrial, commercial and residential projects; utility companies, and commercial, institutional and governmental customers. Approximately 87% of our net sales are generated from operations in the U.S., 11% from Canada and the remainder from other countries.
       Sales increases attributed to growth in our served markets and from the two acquisitions completed in 2005, along with positive impact from our productivity initiatives, contributed to improved financial results for the first nine months of 2006. Sales increased $760.2 million, or 23.9%, over the same period last year. Gross margin was 20.3% and 18.5% for the first nine months of 2006 and 2005, respectively. During the first nine months of 2006, sales from our acquisitions, both of which were completed in the third quarter of 2005, were $317.4 million in the aggregate and accounted for 10% of the improved sales versus 2005. Favorable exchange rates accounted for approximately 1% of the higher revenues. The remainder of the 2006 sales increase was the result of a combination of market and share growth, higher commodity prices and hurricane rebuilding activity. Operating income improved by $137.0 million, or 101.7%, primarily from organic growth of the base business along with income from operations acquired in the third quarter of 2005. Operating income improvement was due mainly to sales growth, gross margin expansion, acquisitions and cost containment. The net income for the nine months ended September 30, 2006 and 2005 was $159.0 million and $63.8 million, respectively.
Cash Flow
       We generated $65.1 million in operating cash flow for the first nine months of 2006. Included in this amount was an $82 million reduction in the amount outstanding under our Receivables Facility, whereby we sell, on a continuous basis, an undivided interest in all domestic accounts receivable to WESCO Receivables Corp., a wholly owned, special purpose entity. Investing activities in the first nine months of 2006 included $14.9 million in capital expenditures and acquisition payments of $10.9 million. Financing activities during the first nine months of 2006 consisted of borrowings of $265.4 million related to our revolving credit facility and repayments of $294.4 million related to our revolving credit facility, $20 million related to the Bruckner Note Payable and $0.9 million related our mortgage financing facility.
Financing Availability
       As of September 30, 2006, we had approximately $275 million in available borrowing capacity under our revolving credit facility, of which $225 million is the U.S sub-facility borrowing limit and $50 million is the Canadian sub-facility borrowing limit. On November 1, 2006, we amended and restated our revolving credit facility to, among other things, increase the amount available to be borrowed under the Receivable Facility from $275 million to $440 million.

Outlook
       We believe that acquisitions and improvements in operations and our capital structure made in 2005 and 2006 have positioned us well for the remainder of 2006. We continue to see macroeconomic data that reflects good activity levels in our major end markets. We continue to focus on selling and marketing initiatives to increase market share and pricing and procurement initiatives to achieve margin expansion and cost containment as we drive towards continued improvement in our operating performance for the last quarter of 2006.
Critical Accounting Policies and Estimates
       Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to supplier programs, bad debts, inventories, insurance costs, goodwill, income taxes, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. If actual market conditions are less favorable than those projected by management, additional adjustments to reserve items may be required. We believe the following critical accounting policies affect our judgments and estimates used in the preparation of our consolidated financial statements.
Revenue Recognition
       Revenues are recognized for product sales when title, ownership and risk of loss pass to the customer, or for services when the service is rendered or evidence of a customer arrangement exists. In the case of stock sales and special orders, a sale occurs at the time of shipment from our distribution point, as the terms of WESCO’s sales are FOB shipping point. In cases where we process customer orders but ship directly from our suppliers, revenue is recognized once product is shipped and title has passed. For some of our customers, we provide services such as inventory management or other specific support. Revenues are recognized upon evidence of fulfillment of the agreed upon services. In all cases, revenue is recognized once the sales price to our customer is fixed or is determinable and WESCO has reasonable assurance as to the collectibility in accordance with Staff Accounting Bulletin No. 104.
Gross Profit
       Our calculation of gross profit is net sales less cost of goods sold. Cost of goods sold includes our cost of the products sold and excludes cost for warehousing, selling, general and administrative expenses and depreciation and amortization, which are reported separately in the statement of income.
Allowance for Doubtful Accounts
       We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We have a systematic procedure using estimates based on historical data and reasonable assumptions of collectibles made at the local branch level and on a consolidated corporate basis to calculate the allowance for doubtful accounts.

Excess and Obsolete Inventory
       We write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. A systematic procedure is used to determine excess and obsolete inventory reflecting historical data and reasonable assumptions for the percentage of excess and obsolete inventory on a consolidated basis.
Supplier Volume Rebates
       We receive rebates from certain suppliers based on contractual arrangements with them. Since there is a lag between actual purchases and the rebates received from the suppliers, we must estimate and accrue the approximate amount of rebates available at a specific date. We record the amounts as other accounts receivable on the balance sheet. The corresponding rebate income is recorded as a reduction of cost of goods sold. The appropriate level of such income is derived from the level of actual purchases made by WESCO from suppliers, in accordance with the provisions of Emerging Issues Task Force Issue No. 02-16, Accounting by a Reseller for Cash Consideration Received from a Vendor.
Goodwill
       As described in the notes to the consolidated financial statements, we test goodwill for impairment annually or more frequently when events or circumstances occur indicating goodwill might be impaired. This process involves estimating fair value using discounted cash flow analyses. Considerable management judgment is necessary to estimate discounted future cash flows. Assumptions used for these estimated cash flows were based on a combination of historical results and current internal forecasts. Two primary assumptions were an average long-term revenue growth ranging from 3% to 13% depending on the end market served and a discount rate of 8%. We cannot predict certain events that could adversely affect the reported value of goodwill, which totaled $550.3 million at September 30, 2006, $542.2 million at December 31, 2005 and $401.6 million at December 31, 2004.
Intangible Assets
       We account for certain economic benefits purchased as a result of our acquisitions, including customer relations, distribution agreements and trademarks, as intangible assets and amortize them over a useful life determined by the expected cash flows produced by such intangibles and their respective tax benefits. Useful lives vary between five and 19 years, depending on the specific intangible asset.
Insurance Programs
       We use commercial insurance for auto, workers’ compensation, casualty and health claims as a risk reduction strategy to minimize catastrophic losses. Our strategy involves large deductibles where we must pay all costs up to the deductible amount. We estimate our reserve based on historical incident rates and costs.
Income Taxes
       We record our deferred tax assets at amounts that are expected to be realized. We evaluate future taxable income and potential tax planning strategies in assessing the potential need for a valuation allowance. Should we determine that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made. We review tax issues and positions taken on tax returns and determine the need and amount of contingency reserves necessary to cover any probable audit adjustments.

Accounts Receivable Securitization Facility
       Our Receivables Facility, through an SPE, sells, without recourse, to a third-party conduit all the eligible receivables while maintaining a subordinated interest, in the form of over-collateralization, in a portion of the receivables.
       We account for the Receivables Facility in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. At the time the receivables are sold, the balances are removed from our balance sheet. The Receivables Facility represents “off-balance sheet financing,” since the conduit’s ownership interest in the accounts receivable of the SPE results in the removal of accounts receivable from our consolidated balance sheets, rather than resulting in the addition of a liability to the conduit.
       We believe that the terms of the agreements governing this Receivables Facility not only provide a very favorable borrowing rate but also qualify our trade receivable sales transactions for “sale treatment” under generally accepted accounting principles, which requires us to remove the accounts receivable from our consolidated balance sheets. Absent this “sale treatment,” our consolidated balance sheet would reflect additional accounts receivable and debt. Our consolidated statements of income would not be impacted, except that other expenses would be classified as interest expense.
       We plan to amend the Receivables Facility no later than January 2007 to, among other things, increase the amount available to be borrowed under the Receivables Facility.
Results of Operations

Third Quarter of 2006 versus Third Quarter of 2005
       The following table sets forth the percentage relationship to net sales of certain items in our condensed consolidated statements of income for the periods presented:

	Three Months
	Ended
	September 30,

	2006	2005

Net sales	100.0%	100.0%
Gross profit	20.5	18.4
Selling, general and administrative expenses	12.5	13.9
Depreciation and amortization	0.5	0.3

Income from operations	7.5	4.2
Interest expense	0.4	0.6
Other expense	0.5	0.3

Income before income taxes	6.6	3.3
Provision for income taxes	2.2	1.1

Net income	4.4%	2.2%

       Sales increases attributed to growth in our markets served and from the two acquisitions completed in 2005, along with positive impact from gross margin improvements and our cost improvement initiatives, contributed to improved financial results for the third quarter of 2006. Net sales in the third quarter of 2006 totaled $1,343 million versus $1,131.4 million in the comparable period for 2005, an increase of $211.6 million or 18.7% over the same period last year. Third quarter 2006 net sales from our acquisitions, both of which were completed in the third quarter of 2005, were $103.4 million. Favorable exchange rates accounted for approximately 1% of the higher sales. The remainder of the third quarter 2006 sales increase was the result of a combination of market and share growth and higher pricing.

       Gross profit for the third quarter of 2006 was $275.7 million versus $208.3 million for the comparable period in 2005, and gross margin percentage of net sales was 20.5% in 2006 versus 18.4% in 2005. The increase was attributable primarily to the combination of continued margin improvement initiatives and the higher margins from the acquisitions completed in the second half of 2005.
       Selling, general and administrative (“SG&A”) expenses in the third quarter of 2006 totaled $168.8 million versus $157.3 million in last year’s comparable quarter. As a percentage of net sales, SG&A expenses were 12.5% in the third quarter of 2006 compared to 13.9% in the third quarter in 2005, reflecting the positive impact of cost containment initiatives and the leverage of higher sales volume.
       SG&A payroll expenses for the third quarter of 2006 of $121.6 million increased by $20.7 million compared to the same quarter in 2005, of which $9.9 million resulted from the 2005 acquisitions. Of the remaining $10.8 million increase in payroll expenses, $10.8 million was from increased salaries and variable commissions and incentive compensation costs resulting from increased sales and related gross margins, $0.9 million was from increased stock option expense, and $0.9 million was from decreased other SG&A related payroll expenses.
       The remaining SG&A expenses for the third quarter of 2006 of $47.2 million decreased by approximately $9.2 million compared to same quarter in 2005. Contributing to the decrease in the SG&A expenses for the third quarter of 2006 compared to the same period in 2005 was the decrease of $9.0 million in expenses related to a legal settlement and associated litigation expenses in 2005 that were not incurred in 2006. Further, the decrease in SG&A expenses during the third quarter of 2006 resulted from a gain in the amount of $3.4 million from the sale of a property. SG&A expenses in the third quarter of 2006 increased by $4.2 million resulting from the 2005 acquisitions. Other SG&A expenses in the third quarter of 2006 netted to a decrease of $1.0 million.
       Depreciation and amortization for the third quarter of 2006 was $6.7 million versus $3.7 million in last year’s comparable quarter. Of the $3.0 million increase, $2.3 million is related to the two acquisitions in 2005, of which $1.5 million is due to the amortization expense of the intangible assets acquired and $0.8 million is due to the depreciation of the fixed assets acquired.
       Interest expense totaled $5.1 million for the third quarter of 2006 versus $6.5 million in last year’s comparable quarter, a decrease of 21.5%. This decrease was due primarily to lower interest on debt in 2006 resulting from the redemption of higher interest rate notes, which were replaced with lower interest rates on both the 2017 Notes and the 2025 Debentures.
       Other expense during the third quarter of 2006 increased to $5.8 million versus $3.8 million in 2005, reflecting costs associated with the accounts receivables securitization facility resulting from an increase in the average of the accounts receivable sold for the third quarter of 2006 to $358.3 million versus $336.7 million in last year’s comparable quarter and higher discount rates.
       Income tax expense totaled $29.9 million in the third quarter of 2006 and the effective tax rate was 33.5% compared to 32.5% in the same quarter in 2005. The current quarter’s effective tax rate differed from the statutory rate primarily as a result of the domestic tax benefit from foreign operations and from the increase in state taxes in 2006 as compared to 2005.
       For the third quarter of 2006, net income increased by $34.4 million to $59.4 million, or $1.13 per diluted share, compared with $25 million and $0.51 per diluted share for the third quarter of 2005. The increase in net income was primarily attributable to increased sales, gross margin expansion, decreases in the SG&A expenses as a percent of net sales, decrease in interest expense and increases in depreciation and amortization and other expense and an increase in the effective tax rate of 1%.

Nine Months Ended September 30, 2006 versus Nine Months Ended September 30, 2005
       The following table sets forth the percentage relationship to net sales of certain items in our condensed consolidated statements of income for the periods presented:

	Nine Months
	Ended
	September 30,

	2006	2005

Net sales	100.0%	100.0%
Gross profit	20.3	18.5
Selling, general and administrative expenses	12.9	13.9
Depreciation and amortization	0.5	0.4

Income from operations	6.9	4.2
Interest expense	0.5	0.7
Loss on debt extinguishment	—	0.3
Other expense	0.4	0.3

Income before income taxes	6.0	2.9
Provision for income taxes	2.0	0.9

Net income	4.0%	2.0%

       Sales increases attributed to growth in our markets served and from the two acquisitions completed in 2005, along with positive impact from gross margin improvements and our cost improvement initiatives, contributed to improved financial results for the first nine months of 2006. Net sales in the first nine months of 2006 totaled $3,944.6 million versus $3,184.4 million in the comparable period for 2005, an increase of $760.2 million, or 23.9%, over the same period last year. First nine months 2006 sales from our acquisitions, both of which were completed in the third quarter of 2005, were $317.4 million in the aggregate. Favorable exchange rates accounted for approximately 1% of the higher sales. The remainder of the 2006 sales increase was the result of a combination of market and share growth, higher pricing and hurricane rebuilding activity.
       Gross profit for the first nine months of 2006 was $799.3 million versus $588.1 million for the comparable period in 2005, and gross margin percentage of net sales was 20.3% in 2006 versus 18.5% in 2005. The increase was attributable primarily to the combination of continued margin improvement initiatives and the higher margins from the acquisitions completed in the second half of 2005.
       SG&A expenses in the first nine months of 2006 totaled $508.2 million versus $442 million in last year’s comparable period. As a percentage of net sales, SG&A expenses were 12.9% in the first nine months of 2006 compared to 13.9% in the first nine months of 2005, reflecting the positive impact of cost containment initiatives and the leverage of higher sales volume.
       SG&A payroll expenses for the first nine months of 2006 of $360.6 million increased by $67.6 million compared to the same period in 2005, of which $32.5 million resulted from the 2005 acquisitions. Of the remaining $35.1 million increase in payroll expenses, $28.1 million was from increased salaries and variable commissions and incentive compensation costs resulting from increased sales and related gross margins, $1.9 million was from increased employee benefit costs, $2.3 million from other SG&A payroll related expenses, and $2.8 million was from increased stock option expense ($.1 million attributable to the implementation of SFAS 123R).
       The remaining SG&A expenses for the first nine months of 2006 of $147.6 million decreased by approximately $1.3 million compared to same period in 2005. Contributing to the decrease in the SG&A expenses for the first nine months of 2006 compared to the same period in 2005 was the net decrease of $7.3 million ($9.9 million in expenses reduced by $2.6 million from the settlement of a related insurance claim) in expenses related to a legal settlement and associated litigation expenses in 2005 that were not incurred in 2006. Further, the decrease in the SG&A expenses during the first nine months of 2006 resulted from a gain in the amount of $3.4 million from the sale of a property. Other SG&A expenses for the first nine months of 2006 increased by $15.0 million resulting from the 2005 acquisitions and an increase of $2.0 million in bad debt expense related to the write-down of accounts receivable from a major customer which filed for bankruptcy in the first three months of 2006.
       Depreciation and amortization for first nine months of 2006 was $19.2 million versus $11.3 million in last year’s comparable period. Of the $7.9 million increase, $7.2 million is related to the two acquisitions in 2005, of which $5.2 million is due to the amortization expense of the intangible assets acquired and $2.0 million is due to the depreciation of the fixed assets acquired.
       Interest expense totaled $17.1 million for the first nine months of 2006 versus $22.4 million in last year’s comparable period, a decrease of 23.7%. This decrease was due primarily to lower interest on debt in 2006 resulting from the redemption of higher interest rate notes, which were replaced with lower interest rates on both the 2017 Notes and the 2025 Debentures.
       On March 1, 2005, we redeemed $123.8 million in aggregate principal amount of our 9.125% Senior Subordinated Notes due 2008 and incurred a pretax loss of $10.1 million resulting from the payment of the call premium and the write-off of the unamortized original issue discount and debt issue costs.
       Other expense during the first nine months of 2006 increased to $17.1 million versus $8.8 million in 2005, reflecting costs associated with the Receivables Facility resulting from an increase in the average of the accounts receivable sold for the first nine months of 2006 to $376.8 million versus $305.9 million in last year’s comparable period and higher discount rates.
       Income tax expense totaled $78.6 million in the first nine months of 2006, and the effective tax rate was 33.1% compared to 31.8% in the same period in 2005. The current period’s effective tax rate differed from the statutory rate primarily as a result of the domestic tax benefit from foreign operations and the increase in state taxes in 2006 compared to 2005.
       For the first nine months of 2006, net income increased by $95.2 million to $159 million, or $3.04 per diluted share, compared with $63.8 million and $1.30 per diluted share for the first nine months of 2005. The increase in net income was primarily attributable to increased sales, gross margin expansion, decreases in the SG&A expenses as a percent of net sales, decrease in interest expense, the 2005 loss on debt extinguishment somewhat offset by increases in depreciation and amortization and other expense and an increase in the effective tax rate of 1.3%.
2005 Compared to 2004
       Net Sales. Sales in 2005 increased 18.2% to $4,421 million, compared with $3,741 million in 2004, primarily as a result of strong growth in our markets served, acquisitions and market share gains. Sales from our 2005 acquisitions, both of which were purchased in the third quarter, were $104.4 million or approximately 2.8% over 2004 sales. Sales in 2005 also benefited by approximately 4.0% over 2004 from price increases which kept pace with rising cost of sales, approximately 0.9% from favorable currency exchange rates, and the remaining 10.5% from higher sales volume, of which approximately 1.0% was hurricane related. Sales volume in 2005 grew faster than that of our end markets served.
       Gross Profit. Gross profit increased 18.1% in 2005 to $841 million, compared with $712 million in 2004, driven primarily by higher sales volume including acquisitions completed in 2005. Gross margin percentage was 19.0% in both years. Price increases in 2005 matched increases in cost of sales. Gross margin impact from sales mix was slightly less favorable in

2005 compared with 2004. However, acquisitions contributed positively to gross margin in 2005, resulting in equivalent gross margin percentages for both years.
       Selling, General and Administrative Expenses. SG&A expenses include costs associated with personnel, shipping and handling, travel, advertising, facilities, utilities and bad debts. SG&A expenses increased by $68.3 million, or 12.5%, to $612.8 million in 2005. However, as a percentage of net sales, SG&A expenses decreased to 13.9% of sales, compared with 14.6% in 2004, reflecting cost-containment initiatives and sales rising faster than expenses. Total payroll expense in 2005 increased approximately $43.0 million over 2004, due principally to increases in salaries and non-cash compensation expense for equity awards in the amount of $20.3 million, variable incentive compensation costs of $13.5 million, healthcare and benefits costs of $4.9 million and expenses for contracted labor of $4.3 million. Approximately $12.1 million of the 2005 increase in salaries and related compensation expense was attributed to acquisitions made in 2005. Bad debt expense increased to $8.6 million in 2005, compared with $5.8 million for 2004, reflecting increases in accounts receivable and charges in accordance with our policy. Shipping and handling expense, included in SG&A expenses, was $44.8 million in 2005, compared with $36.6 million in 2004. The $8.2 million increase in 2005 shipping and handling expense included a $1.4 million increase due to acquisitions with the remaining $6.8 million or 18.7% of the increase over prior year driven by higher sales volume and transportation costs.
       Depreciation and Amortization. Depreciation and amortization increased $0.5 million to $18.6 million in 2005, compared with $18.1 million in 2004. Depreciation and amortization related to acquisitions completed in 2005 was $2.7 million. Depreciation and amortization from operations excluding acquisition declined by $2.2 million from 2004 amounts as certain assets became fully depreciated.
       Income from Operations. Income from operations increased by $59.8 million, or 40%, to $209.3 million in 2005, compared with $149.4 million in 2004. The increase in operating income resulted from higher sales, an increase in gross profit and control over SG&A expenses.
       Interest Expense. Interest expense totaled $30.2 million in 2005, compared with $40.8 million in 2004. The decrease was due primarily to redemptions of the 2008 Notes, which occurred in 2005 and to comparatively lower interest rates on the original notes and our Debentures.
       Loss on Debt Extinguishment. Loss on debt extinguishment was $14.9 million in 2005 resulting from charges associated with the redemption of $324 million in aggregate principal amount of 2008 Notes. Loss on debt extinguishment in 2004 was $2.6 million, reflecting redemptions of $55.0 million in aggregate principal amount of 2008 Notes.
       Other Expenses. Other expenses increased in 2005 to $13.3 million, compared to $6.6 million in 2004, as a result of higher interest rates and increased borrowing under our Receivables Facility in 2005.
       Income Taxes. Our effective income tax rate decreased to 31.4% in 2005, compared with 34.7% in 2004, as a result of tax planning initiatives, which included U.S. tax benefits from foreign operations and U.S. tax credits.
       Net Income. Net income and diluted earnings per share on a consolidated basis totaled $103.5 million and $2.10 per share, respectively, in 2005, compared with $64.9 million and $1.47 per share, respectively, in 2004.
2004 Compared to 2003
       Net Sales. Net sales for 2004 increased by approximately $454 million, or 13.8%, compared with the prior year. Approximately 11% of the increase in sales was attributable to strong demand from our end markets served. The remaining increase was split between approximately 2% from improved pricing which compensated for rising costs of commodity products and approximately 1% from the strength of the Canadian dollar.
       Gross Profit. Gross profit in 2004 increased 16.7% to $712.1 million or 19.0% of sales from $610.1 million, or 18.6% of sales in 2003. Gross profit percentage improved by 40 basis points due primarily to improved performance with supplier volume rebate programs and improved sales mix, as stock and special order sales that have higher margins increased faster than direct ship sales with lesser margins. Price increases implemented in 2004 largely covered rising cost of sales.
       Selling, General and Administrative Expenses. SG&A expenses include costs associated with personnel, shipping and handling, travel and entertainment, advertising, utilities and bad debts. SG&A expenses increased by $43.1 million, or 8.6%, to $544.5 million. Total payroll expense increased approximately $40.9 million over last year principally from increased variable incentive compensation costs of $19.7 million, increased healthcare and benefits costs of $10.1 million, and expense related to equity awards, which increased by $2.3 million compared to 2003. Bad debt expense decreased to $5.8 million for 2004, compared to $10.2 million for 2003, primarily due to efficient collection efforts and an improved economic environment. Shipping and handling expense included in SG&A was $36.6 million in 2004 compared with $36.2 million in 2003. As a percentage of net sales, SG&A expenses decreased to 14.6%, compared with 15.3% in 2003, reflecting LEAN initiatives and the leverage of higher sales volume.
       Depreciation and Amortization. Depreciation and amortization decreased $4.4 million to $18.1 million in 2004 versus $22.6 million in 2003. Amortization decreased by $1.6 million due to less amortization associated with a non-compete agreement that was fully amortized in 2003. Amortization of capitalized software decreased $1.1 million as assets became fully amortized. Depreciation decreased $1.1 million principally due to less depreciation expense on computer hardware as the applicable assets became fully depreciated.
       Income from Operations. Income from operations increased $63.4 million to $149.4 million in 2004, compared with $86.0 million in 2003. The increase in operating income was principally attributable to the increase in gross profit partially offset by the increase in SG&A expenses.
       Interest and Other Expenses. Interest expense totaled $40.8 million for 2004, a decrease of $1.5 million from 2003. The decline was primarily due to a lower average amount of indebtedness outstanding during the current period as compared to 2003, as we continued to improve our liquidity by reducing debt. Loss on debt extinguishments of $2.6 million related to losses on the repurchase of 2008 Notes versus $0.2 million last year. Other expenses, which reflects costs associated with the accounts receivable securitization, totaled $6.6 million and $4.5 million in 2004 and 2003, respectively, as a result of an increase in the average receivable balance and higher interest rates.
       Income Taxes. Income tax expense totaled $34.6 million in 2004, an increase of $25.5 million from 2003. The effective tax rates for 2004 and 2003 were 34.7% and 23.2%, respectively. In 2004, we recapitalized our Canadian operations to reflect the proportionate debt structure of the Canadian and U.S. operations and to improve efficiency in cash flow movement of funds for business purposes. The 2003 tax provision included a benefit of $2.6 million as a result of the favorable conclusion of an IRS examination. Additionally, foreign tax credits contributed to the reduction in the effective rate during 2003.
       Net Income. Net income and diluted earnings per share totaled $64.9 million and $1.47 per share, respectively, in 2004, compared with $30.0 million and $0.65 per share, respectively, in 2003.

Liquidity and Capital Resources
       Total assets at September 30, 2006 and December 31, 2005 were $1.9 billion and $1.7 billion, respectively, for an increase of $.2 billion. Contributing to the increase in total assets was an increase in accounts receivable of $147.4 million from an increase of $82 million in the subordinated retained interest in accounts receivable related to the accounts receivable securitization program and from an increase in the level of accounts receivable as a result of increased sales, and a $41.4 million increase in inventory as a result of the increased level of sales. Total liabilities at September 30, 2006 compared to December 31, 2005 increased by $13.2 million to $1.2 billion. Contributing to the increase in total liabilities was an increase in accounts payable of $33.5 million as a result of increased cost of sales and inventory; increase in bank overdrafts of $13.4 million; and, the increase in accrued income taxes of $14.8 million related to the increase in taxable income. Decreases in total liabilities were primarily from decreases in short-term and long term debt of $48.9 million related to the $29 million payment of the revolving credit facility and the $20 million payment of the Bruckner note.
       Our liquidity needs arise from working capital requirements, capital expenditures, acquisitions and debt service obligations. In addition, an acquisition agreement to which we are a party contains contingent consideration for the final acquisition payment which management has estimated will be $1.1 million and paid in 2007 and is included in the current portion of deferred acquisition payable of $4.6 million at September 30, 2006.
       We finance our operating and investing needs, as follows:

Revolving Credit Facility
       The revolving credit facility matures in June 2010 and provides for an aggregate borrowing limit of up to $275 million. During the nine months ended September 30, 2006, borrowings were $215.9 million and repayments were $244.9 million, with no outstanding balance at September 30, 2006, and, consequently, we were not subject to any covenants in the agreement governing the revolving credit facility.

Mortgage Financing Facility
       In February 2003, we finalized a $51 million mortgage financing facility, $47.3 million of which was outstanding as of September 30, 2006. Borrowings under the mortgage financing are collateralized by 75 domestic properties and are subject to a 22-year amortization schedule with a balloon payment due at the end of the 10-year term. Interest rates on borrowings under this facility are fixed at 6.5%.

Bruckner Note Payable
       Pursuant to the Bruckner purchase agreement and in accordance with the terms of a promissory note, the remaining payment of $20 million was paid in June 2006.

7.50% Senior Subordinated Notes due 2017
       At September 30, 2006, $150 million in aggregate principal amount of the notes were outstanding. The notes were issued by us under an indenture dated as of September 27, 2005 with The Bank of New York (as successor to J.P. Morgan Trust Company, National Association), as Trustee, and are unconditionally guaranteed on an unsecured basis by WESCO International. The notes accrue interest at the rate of 7.50% per annum and are payable in cash semi-annually in arrears on each April 15 and October 15.

2.625% Convertible Senior Debentures due 2025
       At September 30, 2006, $150 million in aggregate principle amount of the Debentures was outstanding. The Debentures were issued by WESCO International under an indenture dated as of September 27, 2005 with The Bank of New York (as successor to J.P. Morgan Trust Company, National Association), as Trustee, and are unconditionally guaranteed on an unsecured senior subordinated basis by WESCO Distribution. The Debentures accrue interest at the rate of 2.625% per annum and are payable in cash semi-annually in arrears on each April 15 and October 15. Beginning with the six-month interest period commencing October 15, 2010, we also will pay contingent interest in cash during any six-month interest period in which the trading price of the Debentures for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the Debentures. During any interest period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of Debentures will equal 0.25% of the average trading price of $1,000 principal amount of the Debentures during the five trading days immediately preceding the first day of the applicable six-month interest period. As defined in SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities the contingent interest feature of the Debentures is an embedded derivate that is not considered clearly and closely related to the host contract. The contingent interest component had a nominal value at issuance and at September 30, 2006.
       The Debentures are convertible into cash and, in certain circumstances, shares of WESCO International’s common stock, $0.01 par value, at any time on or after October 15, 2023, or prior to October 15, 2023 in certain circumstances. The Debentures will be convertible based on an initial conversion rate of 23.8872 shares of common stock per $1,000 principal amount of the Debentures (equivalent to an initial conversion price of approximately $41.86 per share). The conversion rate and the conversion price may be adjusted under certain circumstances.
       At any time on or after October 15, 2010, we may redeem all or a part of the Debentures at a redemption price equal to 100% of the principal amount of the Debentures plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date. Holders of Debentures may require us to repurchase all or a portion of their Debentures on October 15, 2010, October 15, 2015 and October 15, 2020 at a cash repurchase price equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date. If we undergo certain fundamental changes prior to maturity, holders of Debentures will have the right, at their option, to require us to repurchase for cash some or all of their Debentures at a repurchase price equal to 100% of the principal amount of the Debentures being repurchased, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date.

Cash Flow
       Operating Activities-2006. Cash provided by operating activities for the first nine months of 2006 totaled $65.1 million primarily as the result of net income of $159 million, adjusted for, among other items, depreciation and amortization of $19.3 million of which $7.4 million is related to two acquisitions in the second half of 2005, stock-based compensation of $8.5 million and the reclassification of $26.7 million related to the excess tax benefit from stock-based compensation expense. Cash provided by operating activities in the first nine months of 2006 included $37.7 million from prepaid expenses and $30.5 million in accounts payable related to increased sales and inventory. Additionally, $13.5 million was provided from other current and noncurrent liabilities of which $14.8 million is related to an increase in accrued income taxes related to increased taxable income and $1.6 million increase in accrued acquisition related expenses related to the Carlton-Bates acquisition. Cash used by operating activities in the first nine months of 2006 included: $82 million reduction in the receivables facility; $51.8 million increase in trade and other receivables resulting from higher sales volume; and, $38.7 million increase in inventories to accommodate increased sales demand.
       Operating Activities-2005. Cash provided by operating activities during the first nine months of 2005 totaled $166.1 million as the result of net income of $63.8 million, adjusted for, among other items, $1.9 million related to the loss on debt extinguishment, $11.3 million of depreciation and amortization and $5.6 million of stock-based compensation. Cash provided by operating activities in the first nine months of 2005 included: $102.0 million related to the receivables facility; $2.7 million related to prepaid and other current assets and $98.4 million related to accounts payable from increased inventory purchases related to increased sales. Cash used in the first nine months of 2005 for operating activities included: $110.5 million in trade and accounts receivable resulting from higher sales volume; $14.3 million in inventories to accommodate increased sales demand and $7.3 million in accrued payroll and benefit costs primarily related to incentive compensation.
       Investing Activities. Net cash used in investing activities for the first nine months of 2006 and 2005 was $21.6 million and $288.1 million, respectively, of which capital expenditures were $14.9 million and $11 million, respectively, and expenditures of $10.9 million in 2006 and $1 million in 2005 were made pursuant to the terms of an acquisition purchase agreement. Additionally, in the third quarter of 2005 $248.5 million and $28.7 million were expended in connection with the acquisitions of Carlton-Bates and Fastec Industrial Corp., respectively.
       Financing Activities. Net cash used by financing activities for the first nine months of 2006 was $6.3 million and net cash provided by financing activities for the first nine months of 2005 was $147.9 million. During the first nine months of 2006, borrowings and repayments of long-term debt of $265.4 million and $294.4 million, respectively, were related to our revolving credit facility and repayments of $20 million related to the Bruckner note payable and $1.0 million related to our mortgage financing facility. During the first nine months of 2005, proceeds from the issuance of long-term debt were from issuance of the $150 million in aggregate principal amount of notes and from issuance of $150 million in aggregate principal amount of Debentures. During the first nine months of 2005, we redeemed $123.8 million in aggregate principal amount of the 2008 Notes. During the first nine months of 2005, borrowings and repayments of long-term debt each in the amount of $171 million were related to our revolving credit facility and repayments of $30 million were related to the Bruckner note payable. During the first nine months of 2006 and 2005, the proceeds from the exercise of stock-based compensation arrangements were $6.5 million and $6 million, respectively. During the first nine months of 2006, expenditures of $0.6 million were made in conjunction with the issuance of the notes and the Debentures. During the first nine months of 2005, expenditures of $0.9 million were made in conjunction with the amendments to the revolving credit facility and the receivables facility and expenditures of $8.2 million were made for debt issuance costs related to the notes and the Debentures.

Contractual Cash Obligations and Other Commercial Commitments
       The following summarizes our contractual obligations, including interest, at December 31, 2005 and the effect such obligations are expected to have on liquidity and cash flow in future periods. There were not any material changes in our contractual obligations and other commercial commitments in the fiscal quarter ended September 30, 2006.

		2007 to	2009 to	2010 -
	2006	2008	2010	After	Total

	(In millions)
Contractual cash obligations (including interest)
Revolving credit facility	$29.0	$—	$—	$—	$29.0
Mortgage financing facility	4.3	8.6	8.6	46.8	68.3
Non-cancelable operating and capital leases	28.9	41.9	20.4	11.7	102.9
Bruckner note	21.6	—	—	—	21.6
Fastec note	—	3.6	—	—	3.6
Acquisition agreements	2.7	4.4	0.1	0.1	7.3
7.50% Senior Subordinated Notes due 2017	11.3	22.5	22.5	228.7	285.0
2.625% Convertible Senior Debentures due 2025	3.9	7.9	7.9	209.1	228.8

Total contractual cash obligations	$101.7	$88.9	$59.5	$496.4	$746.5
       Purchase orders for inventory requirements and service contracts are not included in the table above. Generally, our purchase orders and contracts contain clauses allowing for cancellation. We do not have significant agreements to purchase material or goods that would specify minimum order quantities.
       Management believes that cash generated from operations, together with amounts available under our revolving credit facility and the Receivables Facility, will be sufficient to meet our working capital, capital expenditures estimated to be $16.0 million in 2006 and other cash requirements for the foreseeable future. There can be no assurance, however, that this will be or will continue to be the case.
Off-Balance Sheet Arrangements
       We maintain a Receivables Facility, that had a total purchase commitment of $400 million as of September 30, 2006. The Receivables Facility has a term of three years and is subject to renewal in May 2008. Under the Receivables Facility, we sell, on a continuous basis, an undivided interest in all domestic accounts receivable to WESCO Receivables Corporation, a wholly owned SPE. The SPE sells, without recourse, to a third-party conduit all the eligible receivables while maintaining a subordinated interest, in the form of over-collateralization, in a portion of the receivables. We have agreed to continue servicing the sold receivables for the financial institution at market rates; accordingly, no servicing asset or liability has been recorded. As of September 30, 2006, $315 million in funding was outstanding under the Receivables Facility. We plan to amend the Receivable Facility no later than January 2007 to, among other things, increase the amount available to be borrowed under the Receivables Facility.
Inflation
       The rate of inflation affects different commodities and the cost of products purchased and ultimately the pricing of our different products and product classes. On an overall basis, our pricing related to inflation comprised an estimated $60 to $65 million of our sales growth for the three months ended September 30, 2006 and an estimated $200 to $215 million of our sales growth for the nine months ended September 30, 2006.

Seasonality
       Our operating results are not significantly affected by seasonal factors. Sales during the first quarter are generally less than 2% below the sales of the remaining three quarters due to a reduced level of activity during the winter months of January and February. Sales increase beginning in March with slight fluctuations per month through December.
Impact of Recently Issued Accounting Standards
       In May 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154, Accounting Changes and Error Corrections, which changes the requirements for the accounting and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle as well as to changes required by an accounting pronouncement that does not include specific transition provisions. SFAS No. 154 eliminates the requirement to include the cumulative effect of changes in accounting principle in the income statement and instead requires that changes in accounting principle be retroactively applied. A change in accounting estimate continues to be accounted for in the period of change and future periods if necessary. A correction of an error continues to be reported by restating prior period financial statements. SFAS No. 154 is effective for us for accounting changes and correction of errors made on or after January 1, 2006. The adoption of SFAS No. 154 is not expected to have a material impact on our financial position or results of operations.
       In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets.-.an amendment of FASB Statement No. 140 (SFAS 156) which amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This statement clarifies when servicing rights should be separately accounted for, requires companies to account for separately recognized servicing rights initially at fair value, and gives companies the option of subsequently accounting for those servicing rights at either fair value or under the amortization method. SFAS 156 is effective for fiscal years beginning after September 15, 2006. Consistent with its requirements, WESCO will adopt SFAS 156 on January 1, 2007. WESCO is currently evaluating the effect that implementation of SFAS 156 will have on its financial position, results of operations and cash flows.
       In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”). This statement clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. FIN 45 is effective for fiscal years beginning after December 15, 2006. Consistent with its requirements, WESCO will adopt FIN 48 on January 1, 2007. WESCO is currently evaluating the effect that implementation of FIN 48 will have on its financial position, results of operations and cash flows.
       In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the effect that implementation of SFAS 157 will have on our financial position, results of operations, and cash flows.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS
Foreign Currency Risks
       Approximately 90% of our sales are denominated in U.S. dollars and are primarily from customers in the United States. As a result, currency fluctuations are currently not material to our operating results. We do have foreign subsidiaries located in North America, Europe and Asia and may establish additional foreign subsidiaries in the future. Accordingly, we may derive a more significant portion of our sales from international operations, and a portion of these sales may be denominated in foreign currencies. As a result, our future operating results could become subject to fluctuations in the exchange rates of those currencies in relation to the U.S. dollar. Furthermore, to the extent that we engage in international sales denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies could make our products less competitive in international markets. We have monitored and will continue to monitor our exposure to currency fluctuations.
Interest Rate Risk
       At various times, we have refinanced our fixed rate debt to better leverage the impact of interest rate fluctuations. The majority of our debt portfolio is comprised of fixed rate debt in order to mitigate the impact of fluctuations in interest rates. Our variable rate borrowings at December 31, 2005 and 2004 of $29.0 million and $49.4 million, respectively, represented approximately 7% and 12% of total indebtedness at December 31, 2005 and 2004, respectively.
       Fixed Rate Borrowings: In 2005 we reduced our borrowing rate on a major portion of our fixed-rate debt, redeeming $323.5 million in aggregate, principal outstanding on our 2008 Notes at 9.125%, and issuing $150 million of our original notes at 7.50% and $150 million of our Debentures at 2.625%. As these borrowings were issued at fixed rates, interest expense would not be impacted by interest rate fluctuations, although market value would be. Historically, we have used interest swap agreements to mitigate the risk of changes in fair value due to interest rate fluctuations. At December 31, 2005, interest rates were within 100 basis points of the coupon rate of the original notes and the Debentures. Fair value exceeded carrying value of these debt instruments (see Note 8 to WESCO International’s audited consolidated financial statements appearing elsewhere in this prospectus). Interest expense on our other fixed rate debt also was not impacted due to changes in market interest rates, and fair value approximated carrying value for this debt as well.
       Floating Rate Borrowings: We borrow under our revolving credit facility for general corporate purposes, including working capital requirements and capital expenditures. During 2005, our average daily borrowing under the facility was $11.9 million. Borrowings under our facility bear interest at the applicable LIBOR or base rate, as defined, and therefore we are subject to fluctuations in interest rates.

BUSINESS
The Company
       With sales of $4.4 billion in 2005 and $3.9 billion in the nine months ended September 30, 2006, we are a leading North American provider of electrical construction products and electrical and industrial maintenance, repair and operating supplies, commonly referred to as “MRO.” We believe we are the largest distributor in terms of sales in the estimated $74 billion* U.S. electrical wholesale distribution industry based upon published industry sources and our assessment of peer company 2005 sales. We believe we are also the largest provider of integrated supply services for MRO goods and services in the United States.
       Our distribution capability combined with integrated supply solutions and outsourcing services are designed to fulfill a customer’s MRO procurement needs. We have more than 365 full service branches and seven distribution centers located in the United States, Canada, Mexico, Puerto Rico, Guam, the United Kingdom, Nigeria, United Arab Emirates and Singapore. We serve approximately 100,000 customers worldwide, offering more than 1,000,000 products from more than 24,000 suppliers utilizing a highly automated, proprietary electronic procurement and inventory replenishment system. Our diverse customer base includes a wide variety of industrial companies; contractors for industrial, commercial and residential projects; utility companies; and commercial, institutional and governmental customers. Our top ten customers accounted for approximately 14% of our sales in 2005. Our leading market positions, experienced workforce, extensive geographic reach, broad product and service offerings and acquisition program have enabled us to grow our market position.
Industry Overview
       The electrical distribution industry serves customers in a number of markets including the industrial, electrical contractors, utility, government and institutional markets. Electrical distributors provide logistical and technical services for customers along with a wide range of products typically required for the construction and maintenance of electrical supply networks, including wire, lighting, distribution and control equipment and a wide variety of electrical supplies. Many customers demand that distributors provide a broader and more complex package of services as they seek to outsource non-core functions and achieve cost savings in purchasing, inventory and supply chain management.
       Electrical Distribution. According to Electrical Wholesaling Magazine, the U.S. electrical wholesale distribution industry had forecasted sales of approximately $74 billion in 2005. According to published sources*, our industry has grown at an approximate 5% compounded annual rate over the past 20 years. This expansion has been driven by general economic growth, increased price levels for key commodities, increased use of electrical products in businesses and industries, new products and technologies and customers who are seeking to more efficiently purchase a broad range of products and services from a single point of contact, thereby eliminating the costs and expenses of purchasing directly from manufacturers or multiple sources. The U.S. electrical distribution industry is highly fragmented. In 2005, the latest year for which market share data is available, the four national distributors, including us, accounted for approximately 19% of estimated total industry sales.
       Integrated Supply. The market for integrated supply services has grown rapidly in recent years. Growth has been driven primarily by the desire of large industrial companies to reduce operating expenses by implementing comprehensive third-party programs, which outsource cost-

       * Source: Electrical wholesale estimated industry sales per Electrical Wholesaling (November, 2005) based upon revised U.S. Census Bureau Survey segregating electrical wholesale vs. electrical retail sales. Electrical Wholesaling’s 2004 estimated industry sales of $83 billion had aggregated $67 billion wholesale and $16 billion retail sales.

intensive procurement, stocking and administrative functions associated with the purchase and consumption of MRO supplies. For some of our customers, we believe these costs can account for up to 35% of the total costs for MRO products and services. We believe that significant opportunities exist for further expansion of integrated supply services, as the total potential in the United States for purchases of industrial MRO supply and services through all channels is currently estimated to be approximately $380 billion.
Business Strategy
       We believe we are the leading provider of electrical products and MRO supplies and services to companies in North America and selected international markets. Our goal is to grow earnings at a faster rate than sales by continuing to focus on margin enhancement and continuous productivity improvement. Our growth strategy utilizes our existing strengths and focuses on developing new initiatives and programs to position us to grow at a faster rate than the industry.
       Enhance Our Leadership Position in Electrical Distribution. We will continue to capitalize on our extensive market presence and brand equity in the WESCO name to grow our market position in electrical distribution. As a result of our geographical coverage, effective information systems and value-added products and services, we believe we have become a leader in serving several important and growing markets including:

•	industrial customers with large, complex plant maintenance operations, many of which require a national multi-site service solution for their electrical product needs;

•	large contractors for major industrial and commercial construction projects;

•	the electric utility industry; and

•	manufacturers of factory-built homes, recreational vehicles and other modular structures.
       We are focusing our sales and marketing efforts in three primary areas:

•	expanding our product and service offerings to existing customers in industries we currently serve;

•	targeting new customers in industries we currently serve; and

•	targeting markets that provide significant growth opportunities, such as multi-site retail construction, education and healthcare facilities, OEM and regional and national contractors.
       Continue to Grow Our Premier Position in National Accounts. From 2002 through 2005, revenue from our national accounts program increased at a compound annual growth rate of 10%. We plan to continue to invest in the expansion of this program. Through our national accounts program, we coordinate electrical MRO procurement and purchasing activities across multiple locations, primarily for large industrial and commercial companies and for electric utilities. We have well-established relationships with more than 290 companies, providing us with a recurring base of revenue through multi-year agreements with these companies. Our objective is to continue to increase revenue from our national account customers by:

•	offering existing national account customers new products and services and serving additional customer locations;

•	extending certain established national account relationships to include our integrated supply services; and

•	expanding our customer base by leveraging our existing industry expertise in markets served to enter into new markets.

       Focus on Large Construction Projects. We intend to increase our customer base, where we have targeted new construction accounts, with a focus on large commercial, industrial and institutional projects. We seek to secure new major project contracts through:

•	active national marketing of our demonstrated project management capabilities;

•	further development of relationships with leading regional and national contractors and engineering firms; and

•	close coordination with multi-location contractor customers on their major project requirements.
       Extend Our Leadership Position in Integrated Supply Services. We believe we are the largest provider of integrated supply services for MRO goods and services in the United States. We provide a full complement of outsourcing solutions, focusing on improving the supply chain management process for our customers’ indirect purchases. Our integrated supply programs replace the traditional multi-vendor, resource-intensive procurement process with a single, outsourced, fully automated process capable of managing all MRO and related service requirements. Our solutions range from timely product delivery to assuming full responsibility for the entire procurement function. Our customers include some of the largest industrial companies in the United States. We plan to expand our leadership position as the largest integrated supply services provider in the United States by building upon established relationships within our large customer base and premier supplier network, to meet customer’s continued interest in outsourcing.
       Gain Share in Fragmented Local Markets. Significant opportunities exist to gain market share in highly fragmented local markets. We intend to increase our market share in key geographic markets through a combination of increased sales and marketing efforts at existing branches, acquisitions that expand our product and customer base and new branch openings. To promote this growth, we have a compensation system for branch managers that encourage them to increase sales and optimize business activities in their local markets, including managing the sales force, configuring inventories, targeting potential customers for marketing efforts and tailoring local service options.
       Expand our LEAN Initiative. LEAN is a company-wide, strategic initiative to drive continuous improvement across the entire enterprise, including sales, operations and administrative processes. The basic principles behind LEAN are to rapidly identify and implement improvements through simplification, elimination of waste and reducing errors throughout a defined process. We have been highly successful in applying LEAN in a distribution environment and have developed and deployed numerous initiatives through the Kaizen approach. The initiatives are primarily centered around our branch operations and target nine key areas: sales, pricing, warehouse operations, transportation, purchasing, inventory, accounts receivable, accounts payable and administrative processes. In 2006, our objective has been to continue to implement the initiatives across our branch locations and headquarters operations, consistent with our long-term strategy of continuously refining and improving our processes to achieve both sales and operational excellence.
       Pursue Strategic Acquisitions. Since 1995, we have completed and successfully integrated 27 acquisitions. Our most recent acquisition was completed in November 2006. We believe that the highly fragmented nature of the electrical and industrial MRO distribution industry will continue to provide us with acquisition opportunities. We expect that any future acquisitions will be financed with internally generated funds, additional debt and/or the issuance of equity securities. However, our ability to make acquisitions will be subject to our compliance with certain conditions under the terms of our revolving credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources,” for a further description of the revolving credit facility.

       Expand Product and Service Offerings. We have developed a service capability to assist customers in improving their internal productivity and overall cost position. This service, which we call Cost Reduction Solutions, is based on applying LEAN principles and practices in our customers’ work environment. To date, we have worked with manufacturers, assemblers and contractors to enhance supply chain operations and logistics. Our work on productivity projects, in cooperation with our customers, significantly increases the breadth of products that can be supplied and creates fee-for-service opportunities in kitting, assembly and warehouse operations. Additionally, we have demonstrated our ability to introduce new products and services to meet existing customer demands and capitalize on new market opportunities. For example, we developed the platform to sell integrated lighting control and power distribution equipment in a single package for multi-site specialty retailers, restaurant chains and department stores. These are strong growth markets where our national accounts strategies and logistics infrastructure provide significant benefits for our customers.
       Capitalize on Our Information System Capabilities. We intend to utilize our sophisticated information technology capabilities to drive increased sales performance and market share. Our information systems support targeted direct mail marketing campaigns, sales promotions, sales productivity and profitability assessments and coordination with suppliers and overall supply chain programs that improve customer profitability and enhance our working capital productivity. Our information systems provide us with detailed, actionable information across all facets of our broad network, allowing us to quickly and effectively identify and act on profitability and efficiency-related initiatives.
       Expand Our International Operations. Our international sales, the majority of which are in Canada, accounted for approximately 13% and 14% in 2005 and in the nine months ended September 30, 2006, respectively. We believe that there is significant additional demand for our products and services outside the United States and Canada. Many of our multinational domestic customers are seeking distribution, integrated supply and project management solutions globally. We follow our established customers and pursue business that we believe utilizes and extends our existing capabilities. We believe this strategy of working through well-developed customer and supplier relationships significantly reduces risk and provides the opportunity to establish profitable incremental business. We currently have seven locations in Mexico. Additionally, our locations in Aberdeen, Scotland and London, England support our sales efforts in Europe and the former Soviet Union. We also have operations in Nigeria to serve West Africa, an office in Singapore to support our operations in Asia and an office in United Arab Emirates to serve the Middle East.
Competitive Strengths
       We believe the following strengths are central to the successful execution of our business strategy:
       Market Leadership. Our ability to manage large construction projects, complex multi-site plant maintenance programs, procurement projects that require special sourcing, technical advice, logistical support and locally based service has enabled us to establish leadership positions in our principal markets. We have utilized these skills to generate significant revenues in industries with intensive use of electrical and MRO products, including electrical contracting, utilities, OEM, process manufacturing and other commercial, institutional and governmental entities. We also have extended our position within these industries to expand our customer base.
       Value-added Services. We are a leader in providing a wide range of services and procurement solutions that draw on our product knowledge, supply and logistics expertise and systems capabilities, enabling our customers with large operations and multiple locations to reduce supply chain costs and improve efficiency. Our expansive geographical coverage is essential to our ability to provide these services. We have more than 365 branches to complement our national sales and marketing activities with local customer service, product information and technical support, order fulfillment and a variety of other on-site services. These programs include:

•	National Accounts — we coordinate product supply and materials management activities for MRO supplies, project needs and direct material for national and regional customers with multiple locations who seek purchasing leverage through a single electrical products provider. Regional and national contractors and top engineering and construction firms that specialize in major projects such as airport expansions, power plants and oil and gas facilities are also a focus group for our national accounts program; and

•	Integrated Supply — we design and implement programs that enable our customers to significantly reduce the number of MRO suppliers they use through services that include highly automated, proprietary electronic procurement and inventory replenishment systems and on-site materials management and logistics services.
       Broad Product Offering. We provide our customers with a broad product selection consisting of more than 1,000,000 electrical, industrial, data communications, MRO and utility products sourced from more than 24,000 suppliers. Our broad product offering and stable source of supply enables us to meet virtually all of a customer’s electrical product and MRO requirements.
       Extensive Distribution Network. We are a full-line distributor of electrical supplies and equipment with operations in the United States, Canada, Mexico, Guam, the United Kingdom, Nigeria, United Arab Emirates and Singapore. We operate more than 365 branch locations and eight distribution centers (six in the United States and two in Canada). This extensive network, which would be extremely difficult and expensive to duplicate, allows us to:

•	maintain local sourcing of customer service, technical support and sales coverage;

•	tailor branch products and services to local customer needs;

•	offer multi-site distribution capabilities to large customers and national accounts; and

•	provide same-day deliveries.
       Low Cost Operator. Our competitive position has been enhanced by our low cost position, which is based on:

•	extensive use of automation and technology;

•	centralization of functions such as purchasing, accounting and information systems;

•	strategically located distribution centers;

•	purchasing economies of scale; and

•	incentive programs that increase productivity and encourage entrepreneurship.
       As a result of these factors, we believe that our operating costs as a percentage of sales is one of the lowest in our industry. Our selling, general and administrative expenses as a percentage of revenues for the nine months ended September 30, 2006 decreased to 12.9% from 13.9% for 2005, significantly below our peer group 2004 average of approximately 20%, according to the National Association of Electrical Distributors. Our low cost position enables us to generate a significant amount of net cash flow, as the amount of capital investment required to maintain our business is relatively low. Consequently, more of the cash we generate is available for debt reduction, continued investment in the growth of the business and strategic acquisitions.

Products and Services
Products
       Our network of branches and distribution centers stock more than 200,000 unique product SKUs. Each branch tailors its inventory to meet the needs of the customers in its local market, stocking an average of approximately 2,500 SKUs. Our business allows our customers to access more than 1,000,000 products.
       Representative products and services that we offer include:

•	Electrical Supplies. Wiring devices, fuses, terminals, connectors, boxes, enclosures, fittings, lugs, terminations, tape, and splicing and marking equipment;

•	Industrial Supplies. Tools and testers, safety and security, fall protection, personal protection, consumables, janitorial and other MRO supplies;

•	Power Distribution. Circuit breakers, transformers, switchboards, panel boards, metering products and busway products;

•	Lighting. Lamps, fixtures, ballasts and lighting control products;

•	Wire and Conduit. Wire, cable, raceway, metallic and non-metallic conduit;

•	Control, Automation and Motors. Motor control devices, drives, surge and power protection, relays, timers, pushbuttons and operator interfaces; and

•	Data Communications. Cables, cable management and connecting hardware.
       We purchase products from a diverse group of more than 24,000 suppliers. In 2005, our ten largest suppliers accounted for approximately 34% of our purchases. The largest of these was Eaton Corporation, through its Eaton Electrical division, accounting for approximately 12% of total purchases. No other supplier accounted for more than 5% of total purchases.
       Our supplier relationships are important to us, providing access to a wide range of products, technical training and sales and marketing support. We have preferred supplier agreements with more than 200 of our suppliers and purchase over 60% of our stock inventory pursuant to these agreements. Consistent with industry practice, most of our agreements with suppliers, including both distribution agreements and preferred supplier agreements, are terminable by either party on 60 days notice or less.
Services
       In conjunction with product sales, we offer customers a wide range of services and procurement solutions that draw on our product and supply management expertise and systems capabilities. These services include national accounts programs, integrated supply programs and major project programs. We are responding to the needs of our customers, particularly those in processing and manufacturing industries. To more efficiently manage the MRO process on behalf of our customers, we offer a range of supply management services, including:

•	outsourcing of the entire MRO purchasing process;

•	providing technical support for manufacturing process improvements using state-of-the-art automated solutions;

•	implementing inventory optimization programs;

•	participating in joint cost savings teams;

•	assigning our employees as on-site support personnel;

•	recommending energy-efficient product upgrades; and

•	offering safety and product training for customer employees.
       National Accounts Programs. The typical national account customer is a Fortune 500 industrial company, a large utility or other major customer, in each case with multiple locations. Our national accounts programs are designed to provide customers with total supply chain cost reductions by coordinating purchasing activity for MRO supplies and direct materials across multiple locations. Comprehensive implementation plans establish jointly managed teams at the local and national level to prioritize activities, identify key performance measures and track progress against objectives. We involve our preferred suppliers early in the implementation process, where they can contribute expertise and product knowledge to accelerate program implementation and the achievement of cost savings and process improvements.
       Integrated Supply Programs. Our integrated supply programs offer customers a variety of services to support their objectives for improved supply chain management. We integrate our personnel, product and distribution expertise, electronic technologies and service capabilities with the customer’s own internal resources to meet particular service requirements. Each integrated supply program is uniquely configured to deliver a significant reduction in the number of MRO suppliers, reduce total procurement costs, improve operating controls and lower administrative expenses. Our solutions range from just-in-time fulfillment to assuming full responsibility for the entire procurement function for all indirect purchases. We believe that customers will increasingly seek to utilize us as an “integrator,” responsible for selecting and managing the supply of a wide range of MRO and OEM products.
Markets and Customers
       We have a large base of approximately 100,000 customers diversified across our principal markets. No customer accounted for more than 4% of our total sales in 2005.
       Industrial Customers. Sales to industrial customers, which include numerous manufacturing and process industries and OEMs accounted for approximately 41% of our sales in 2005.
       MRO products are needed to maintain and upgrade the electrical and communications networks at industrial sites. Expenditures are greatest in the heavy process industries, such as food processing, metals, pulp and paper and petrochemical. Typically, electrical MRO is the first or second ranked product category by purchase value for total MRO requirements for an industrial site. Other MRO product categories include, among others, lubricants, pipe, valves and fittings, fasteners, cutting tools and power transmission products.
       OEM customers incorporate electrical components and assemblies into their own products. OEMs typically require a reliable, high-volume supply of a narrow range of electrical items. Customers in this market are particularly service and price sensitive due to the volume and the critical nature of the product used, and they also expect value-added services such as design and technical support, just-in-time supply and electronic commerce.
       Electrical Contractors. Sales to electrical contractors accounted for approximately 36% of our sales in 2005. These customers range from large contractors for major industrial and commercial projects, which represent the customer types we principally serve, to small residential contractors, which represent a small portion of our sales. Electrical products purchased by electrical subcontractors typically account for approximately 40% to 50% of their installed project cost, so therefore, accurate cost estimates and competitive material costs are critical to a contractor’s success in obtaining profitable projects.
       Utilities. Sales to utilities accounted for approximately 17% of our sales in 2005. This market includes large investor-owned utilities, rural electric cooperatives and municipal power authorities. We provide our utility customers with transmission and distribution products and an extensive range of supplies to meet their MRO and capital projects needs. Full materials management and procurement outsourcing arrangements are also important in this market as cost pressures and deregulation cause utility customers to streamline purchasing and inventory control practices.
       Commercial, Institutional and Governmental (“CIG”) Customers. Sales to CIG customers accounted for approximately 6% of our sales in 2005. This fragmented market includes schools, hospitals, property management firms, retailers and government agencies of all types. We have a platform to sell integrated lighting control and distribution equipment in a single package for multi-site specialty retailers, restaurant chains and department stores.
Distribution Network
       Branch Network. We have more than 365 branches, of which approximately 305 are located in the United States, approximately 50 are located in Canada and the remainder located in Mexico, Puerto Rico, Guam, the United Kingdom, Nigeria, United Arab Emirates and Singapore. In addition to consolidations in connection with acquisitions, we occasionally open, close or consolidate existing branch locations to improve market coverage and operating efficiency.
       Distribution Centers. To support our branch network, we have eight distribution centers located in the United States and Canada, with facilities located near Pittsburgh, Pennsylvania, serving the Northeast and Midwest United States; near Reno, Nevada, serving the Western United States; near Memphis, Tennessee, serving the Southeast and Central United States; in Columbia, South Carolina, serving the Southeast United States; near Dayton, Ohio, serving the Midwest United States; in Little Rock, Arkansas, serving the Northeast, Central and Western United States; near Montreal, Quebec, serving Eastern and Central Canada; and near Vancouver, British Columbia, serving Western Canada.
       Our distribution centers add value for our branches, suppliers and customers through the combination of a broad and deep selection of inventory, online ordering, same-day shipment and central order handling and fulfillment. Our distribution center network reduces the lead-time and improves the reliability of our supply chain, giving us a distinct competitive advantage in customer service. Additionally, the distribution centers reduce the time and cost of supply chain activities through automated replenishment and warehouse management systems and economies of scale in purchasing, inventory management, administration and transportation.
Sales Organization
       Sales Force. Our general sales force is based at the local branches and comprises of approximately 2,100 of our employees, almost half of whom are outside sales representatives with the remainder being inside sales personnel. Outside sales representatives are paid under a compensation structure that is primarily weighted toward commissions. They are responsible for making direct customer calls, performing on-site technical support, generating new customer relations and developing existing territories. The inside sales force is a key point of contact for responding to routine customer inquiries such as price and availability requests and for entering and tracking orders.
       National Accounts. Our national accounts sales force comprises an experienced group of sales executives who negotiate and administer contracts, coordinate branch participation and identify sales and service opportunities. National accounts managers’ efforts target specific customer industries, including automotive, pulp and paper, petrochemical, steel, mining and food processing.
       We also have a sales management group, comprising our most experienced construction management personnel, which focus on serving the complex needs of North America’s largest engineering and construction firms and the top regional and national electrical contractors. These contractors typically specialize in large, complex projects such as building industrial sites, water treatment plants, airport expansions, healthcare facilities, correctional institutions, sports stadiums and convention centers.
       Data Communications. Sales of premise cable, connectors, hardware, network electronics and outside plant products are generated by our general sales force with support from a group of outside and inside data communications sales representatives. They are supported by customer service representatives and additional resources in product management, purchasing, inventory control and sales management.
       E-Commerce. Our primary e-business strategy is to serve existing customers by tailoring our catalog and Internet-based procurement applications to their internal systems or through their preferred technology and trading exchange partnerships. We continue to expand our e-commerce capabilities, meeting our customers’ requirements as they develop and implement their e-procurement business strategies. We have strengthened our business and technology relationships with the trading exchanges chosen by our customers as their e-procurement partners. We continue to enhance and enrich our customized electronic catalogs provided to our customers for use with their internal business systems. We believe that we lead our industry in rapid e-implementation to customers’ procurement systems and integrated procurement functionality using “punch-out” technology, a direct system-to-system link with our customers.
       We continue to enhance “WESCO Express,” a direct ship fulfillment operation responsible for supporting smaller customers and select national account locations. Customers can order from more than 83,000 electrical and data communications products stocked in our warehouses through a centralized customer service center or over the Internet at www.WESCOdirect.com. We also use a proactive sales approach utilizing catalogs, direct mail, e-mail and personal phone selling to provide a high level of customer service. Our 2005-2006 WESCO’s Buyers Guide® was produced and released in 2005.
International Operations
       To serve the Canadian market, we operate a network of approximately 50 branches in nine provinces. Branch operations are supported by two distribution centers located near Montreal and Vancouver. With sales of approximately US$500 million, Canada represented approximately 11% of our total sales in 2005. The Canadian market for electrical distribution is considerably smaller than the U.S. market, with roughly US$4.3 billion in total sales in 2005, according to the Canadian Distribution Council.
       We also have seven locations in Mexico headquartered in Tlalnepantla, which serve all of metropolitan Mexico City and the Federal District and the states of Chihuahua, Hidalgo, Mexico, Morelos and Nuevo Leon.
       We sell to other international customers through domestic export sales offices located within North America and sales offices in international locations. Our operations in Aberdeen, Scotland and London, England support sales efforts in Europe, oil and gas customers on a global basis, engineering procurement companies and the former Soviet Union. We have an operation in Nigeria to serve West Africa, an office in United Arab Emirates to serve the Middle East and an office in Singapore to support our sales to Asia and global oil and gas customers. All of the international locations have been established to primarily serve our growing list of customers with global operations referenced under National Accounts above.

       The following table sets forth information about us by geographic area:

	Net Sales			Long-Lived Assets

	Year Ended December 31,			December 31,

	2005	2004	2003	2005	2004	2003

	(In thousands)
United States	$3,829,755	$3,265,280	$2,872,239	$728,329	$488,787	$491,515
Foreign Operations Canada	499,817	394,375	335,695	12,375	11,958	11,926
Other foreign	91,531	81,598	78,832	1,592	1,194	1,341

Subtotal Foreign Operations	591,348	475,973	414,527	13,967	13,152	13,267

Total U.S. and Foreign	$4,421,103	$3,741,253	$3,286,766	$742,296	$501,939	$504,782

Management Information Systems
       We have implemented data processing systems to provide support for a full range of business functions, such as customer service, inventory and logistics management, accounting and administrative support. Our branch information system, known as WESNET, is the primary data processing vehicle for all branch operations (other than our Bruckner Integrated Supply Division and certain acquired branches). The WESNET system provides all of the basic day-to-day order management and order fulfillment functions. The WESNET application and server reside locally within each branch and provide us with a flexible and cost-effective approach to facilitate expansion and organizational growth. The distributed systems are connected to a centralized data processing center via a wide area network that provides a tightly coupled, yet flexible system.
       The centralized corporate information system and data warehouse provide a platform with capability that we believe exceeds many of the most advanced enterprise resource planning packages available on the market. Our centralized servers contain near real-time transactional data from each branch system, as well as multiple years of historical transaction data. The centralized server and data warehouse technology provide a cost-effective mechanism to better monitor, manage and enhance operational processes. These systems have become the principal technology supporting inventory management, purchasing management, automated stock replenishment, margin analysis, and financial and operating analytics.
       The data warehouse is also utilized to perform extensive operational analysis and provide detailed insight for all major business processes. By providing this technology, employees at all levels have the ability to analyze their area of responsibility and drive improvements through the organization. The system contains a variety of analytic tools, including activity-based costing capability for analyzing profitability by customer, sales representative, product type and shipment type. Many other tools permit analysis of sales and margins, supplier sales planning, item analysis, market analysis, product insight and many other operational reporting and trending applications.
       The centralized platform facilitates the processing of customer orders, shipping notices, suppliers’ purchase orders and funds transfer via EDI. We have long supported standard EDI with many trading partners. Over the years we have added capability to support several other integration vehicles beyond standard EDI to better support our customers’ needs. The evolving integration capability allows us to seamlessly connect our information systems platform with those of our customers and suppliers. Our e-commerce purchasing and order fulfillment platform is a user-friendly platform that will be integrated with our legacy systems.

       Our integrated supply services are supported by state-of-the-art proprietary procurement and inventory management systems. These systems provide a fully integrated, flexible supply chain platform that currently handles over 95% of our integrated supply customers’ transactions electronically. Our configuration options for a customer range from online linkages to the customer’s business and purchasing systems, to total replacement of a customer’s procurement and inventory management system for MRO supplies.
Competition
       We believe that we are the largest distributor in the estimated $74 billion* U.S. electrical distribution industry and the largest provider of integrated supply services for MRO goods and services in the United States. We operate in a highly competitive and fragmented industry. We compete directly with national, regional and local providers of electrical and other industrial MRO supplies. In 2004, the latest year for which industry-published market share data is available, the four national distributors, including us, accounted for approximately 18% of estimated total industry sales. Competition is primarily focused on the local service area, and is generally based on product line breadth, product availability, service capabilities and price. Another source of competition is buying groups formed by smaller distributors to increase purchasing power and provide some cooperative marketing capability. While increased buying power may improve the competitive position of buying groups locally, we believe these groups have not been able to compete effectively with us for national account customers due to the difficulty in coordinating a diverse ownership group. Although certain Internet-based procurement service companies, auction businesses and trade exchanges remain in the marketplace, the impact on our business from these potential competitors has been minimal to date.
Employees
       As of September 30, 2006, we had approximately 6,250 employees worldwide, of which approximately 5,450 were located in the United States and approximately 810 in Canada and our other international locations. Less than 5% of our employees are represented by unions. We believe our labor relations are generally good.
Intellectual Property
       We currently have trademarks and service marks registered with the U.S. Patent and Trademark Office. The registered trademarks and service marks include: “WESCO®”, our corporate logo, the running man logo, the running man in box logo and “The Extra Effort People®”. In 2005, two trademarks, “CB Only the Best is Good Enough” and “LADD,” were added as a result of the acquisition of Carlton-Bates. Certain of these and other trademark and service mark registration applications have been filed in various foreign jurisdictions, including Canada, Mexico, the United Kingdom, Singapore and the European Community.
Environmental Matters
       Our facilities and operations are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Some of these laws and regulations may impose strict, joint and several liabilities on certain persons for the cost of investigation or remediation of contaminated properties. These persons may include former, current or future owners or operators of properties and persons who arranged for the disposal of hazardous substances. Our owned and leased real property may give rise to such

       *Electrical wholesale estimated industry sales per Electrical Wholesaling (November, 2005) based upon U.S. Census Bureau Survey segregating electrical wholesale vs. electrical retail sales. Electrical Wholesaling’s 2004 estimated industry sales of $83 billion had aggregated wholesale and retail sales.

investigation, remediation and monitoring liabilities under environmental laws. In addition, anyone disposing of certain products we distribute, such as ballasts, fluorescent lighting and batteries, must comply with environmental laws that regulate certain materials in these products.
       We believe that we are in compliance, in all material respects, with applicable environmental laws. As a result, we do not anticipate making significant capital expenditures for environmental control matters either in the current year or in the near future.
Seasonality
       Our operating results are not significantly affected by seasonal factors. Sales during the first quarter are generally less than 2% below the sales of the remaining three quarters due to a reduced level of activity during the winter months of January and February. Sales increase beginning in March, with slight fluctuations per month through December. As a result, our reported sales and earnings in the first quarter are generally lower than in subsequent quarters.
Website Access
       Our Internet address is www.wesco.com. Information contained on our website is not part of, and should not be construed as being incorporated by reference into, this prospectus. We make available free of charge under the “Investors” heading on our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as proxy and information statements, as soon as reasonably practicable after such documents are electronically filed or furnished, as applicable, with the Securities and Exchange Commission (the “SEC”). You also may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers like us who file electronically with the SEC.
       In addition, our Charters for our Executive Committee, Nominating and Governance Committee, Audit Committee and Compensation Committee, as well as our Independence Standards and Governance Guidelines and our Code of Ethics and Business Conduct for our directors, officers and employees, are all available on our website in the “Corporate Governance” link under the “Investors” heading.
PROPERTIES
       We have approximately 365 branches, of which approximately 305 are located in the United States, approximately 50 are located in Canada and the remainder are located in Mexico, Puerto Rico, Guam, the United Kingdom, Nigeria, United Arab Emirates and Singapore. Approximately 25% of our branches are owned facilities, and the remainder are leased.
       The following table summarizes our distribution centers:

Location	Square Feet	Leased/Owned

Warrandale, PA	194,000	Owned
Sparks, NV	131,000	Leased
Byhalia, MS	148,000	Owned
Little Rock, AR	100,000	Leased
Dorval, QE	90,000	Leased
Burnaby, BC	65,000	Owned
Kettering, OH	48,000	Leased

       We also lease our 69,000-square-foot headquarters in Pittsburgh, Pennsylvania. We do not regard the real property associated with any single branch location as material to our operations. We believe our facilities are in good operating condition and are adequate for their respective uses.
LEGAL PROCEEDINGS
       From time to time, a number of lawsuits and claims have been or may be asserted against us relating to the conduct of our business, including routine litigation relating to commercial and employment matters. The outcome of any litigation cannot be predicted with certainty, and some lawsuits may be determined adversely to us. However, management does not believe, based on information presently available, that the ultimate outcome of any such pending matters is likely to have a material adverse effect on our financial condition or liquidity, although the resolution in any quarter of one or more of these matters may have a material adverse effect on our results of operations for that period.
       We are a defendant in a lawsuit in a state court in Florida in which a former supplier alleges that we failed to fulfill our commercial obligations to purchase product and seeks monetary damages in excess of $17 million. We believe that we have meritorious defenses. Neither the outcome nor the monetary impact of this litigation can be predicted at this time. A trial is scheduled for March 2007.
       Information relating to legal proceedings is included in Note 14 to WESCO International’s audited consolidated financial statements and Note 8 to WESCO International’s unaudited condensed consolidated financial statements, each included elsewhere in this prospectus.

MANAGEMENT
       The executive officers and directors of WESCO International and WESCO Distribution and their respective ages and positions as of October 31, 2006 are set forth below.

Name	Age	Position

Roy W. Haley	60	Chairman and Chief Executive Officer
Sandra Beach Lin	48	Director
George L. Miles, Jr.	64	Director
Steven A. Raymund	50	Director
James L. Singleton	50	Director
Robert J. Tarr, Jr.	62	Director
Lynn M. Utter	44	Director
William J. Vareschi	64	Director
Kenneth L. Way	67	Director
John J. Engel	44	Senior Vice President and Chief Operating Officer
Stephen A. Van Oss	52	Senior Vice President, Chief Financial and Administrative Officer
William M. Goodwin	61	Vice President, Operations
Robert B. Rosenbaum	49	Vice President, Operations
Donald H. Thimjon	63	Vice President, Operations
Ronald P. Van, Jr.	46	Vice President, Operations
Daniel A. Brailer	49	Vice President — Treasurer, Legal & Investor Relations
Marcy Smorey-Giger	35	Corporate Counsel and Secretary
       Set forth below is certain biographical information for the executive officers and directors listed above.
       Roy W. Haley has been Chief Executive Officer of the Company since February 1994, and Chairman of the Board since 1998. From 1988 to 1993, Mr. Haley was an executive at American General Corporation, a diversified financial services company, where he served as Chief Operating Officer, as President and as a Director. Mr. Haley is also a Director of United Stationers, Inc. and Cambrex Corporation, and is Chairman of the Pittsburgh Branch of the Federal Reserve Bank of Cleveland.
       Sandra Beach Lin, a director, joined Avery Dennison Corporation in 2005 as Group Vice President, Specialty Materials & Converting Worldwide. She previously served as President, Alcoa Closure Systems International, joining Alcoa in 2002 after 20 years of business experience in the specialty chemicals, medical products, and automotive components industries.
       George L. Miles, Jr., a director, has been President and Chief Executive Officer of WQED Multimedia since September 1994. Mr. Miles is also a Director of Equitable Resources, Westwood One, ATS-Chester, Inc., Citizens Financial Group and Harley-Davidson, Inc.
       Steven A. Raymund, a director, has been the Chief Executive Officer of Tech Data Corporation, a NASDAQ listed company and leading distributor of information technology products, since 1986, and in 1991 was appointed Chairman of the Board of Directors. Mr. Raymund also is a member of the Board of Advisors of the Moffitt Cancer Center in Tampa, Florida and sits on the Board for the Alliance for Excellent Education, which is based in Washington, D.C.
       James L. Singleton, a director, is Co-Chairman of The Cypress Group, L.L.C. and was a founding partner of that firm in April 1994. Prior to that time, he was a Managing Director in the

Merchant Banking Group at Lehman Brothers. Mr. Singleton is also a Director of ClubCorp Inc., Danka Business Systems PLC, Scotsman Holdings, Inc., and The Meow Mix Company.
       Robert J. Tarr, Jr., a director, is a professional director and private investor. He is also a special partner of Chartwell Investments, LLP, a private equity firm. He was the Chairman, Chief Executive Officer and President of HomeRuns.com, Inc. from February 2000 to September 2001. Prior to joining HomeRuns.com, he worked for more than 20 years in senior executive roles for Harcourt General, Inc., including six years as President, Chief Executive Officer, Chief Operating Officer, and he currently is a Director of Harcourt General, Inc. (formerly General Cinema Corporation) and The Neiman Marcus Group, Inc.
       Lynn M. Utter, a director, joined Coors Brewing Company in 1997 and is currently its Chief Strategy Officer. Prior to her current position, she served in several operational capacities, including Group Vice President of Container, Quality and Technology, Vice President of Container Operations and Vice President of Logistics, Coors Transportation Operations and Transload. Ms. Utter is Chairperson of the University of Texas’ McComb School of Business Administration Dean’s Advisory Council and serves as a Trustee for Mile High United Way.
       William J. Vareschi, a director, retired as Chief Executive Officer of Central Parking Corporation in May 2003. Before joining Central Parking Corp., his prior business career of more than 35 years of service was spent with the General Electric Company, which he joined in 1965. He held numerous financial management positions within GE, including Chief Financial Officer for GE Plastics Europe (in the Netherlands), GE Lighting (Cleveland, Ohio), and GE Aircraft Engines (Cincinnati, Ohio). Mr. Vareschi was elected to the Board of WMS Industries Inc. on December 9, 2004.
       Kenneth L. Way, a director, served as Chairman of Lear Corporation from 1988 to 2003, and was affiliated with Lear Corporation and its predecessor companies for 36 years in engineering, manufacturing and general management capacities. Mr. Way retired in January 2003. Mr. Way is also a Director of Comerica, Inc., CMS Energy Corporation, Cooper Standard Automotive, United Way and Karmanos Cancer Institute, and is on the Board of Trustees for Henry Ford Health Systems.
       John J. Engel has been Senior Vice President and Chief Operating Officer since July 2004. Mr. Engel served from 2003 to 2004 as Senior Vice President and General Manager of Gateway, Inc. From 1999 to 2002, Mr. Engel served as an Executive Vice President and Senior Vice President of Perkin Elmer, Inc. In addition Mr. Engel was a Vice President and General Manager of Allied Signal from 1994 to 1999 and held various management positions in General Electric from 1985 to 1994.
       Stephen A. Van Oss has been Senior Vice President and Chief Financial and Administrative Officer since July 2004 and, from 2000 to July 2004 served as the Vice President and Chief Financial Officer. Mr. Van Oss also served as our Director, Information Technology from 1997 to 2000 and as our Director, Acquisition Management in 1997. From 1995 to 1996, Mr. Van Oss served as Chief Operating Officer and Chief Financial Officer of Paper Back Recycling of America, Inc. He also held various management positions with Reliance Electric Corporation. Mr. Van Oss is also a director of Williams Scotsman International, Inc. and a member of its audit committee.
       William M. Goodwin has been Vice President, Operations since March 1994. From 1987 to 1994, Mr. Goodwin served as a branch, district and region manager in various locations and also served as Managing Director of WESCOSA, a former Westinghouse-affiliated manufacturing and distribution business in Saudi Arabia.
       Robert B. Rosenbaum has been Vice President, Operations since September 1998. From 1982 until 1998, Mr. Rosenbaum was the President of the Bruckner Supply Company, Inc., an integrated supply company that we acquired in September 1998.

       Donald H. Thimjon has been Vice President, Operations since March 1994. Mr. Thimjon served as Vice President, Utility Group for us from 1991 to 1994 and as Regional Manager from 1980 to 1991.
       Ronald P. Van, Jr. has been Vice President, Operations since October 1998. Mr. Van was a Vice President and Controller of EESCO, an electrical distributor that we acquired in 1996.
       Daniel A. Brailer has been Vice President — Treasurer, Legal & Investor Relations since May 2006 and previously was Treasurer and Director of Investor Relations since March 1999. From 1982 to 1999, Mr. Brailer held various positions at Mellon Financial Corporation, most recently as Senior Vice President.
       Marcy Smorey-Giger has been Corporate Counsel and Secretary since May 2004. From 2002 to 2004, Ms. Smorey-Giger served as Corporate Attorney and Manager, Compliance Programs. From 1999 to 2002, Ms. Smorey-Giger served as Compliance and Legal Affairs Manager.
EXECUTIVE COMPENSATION
Summary Compensation Table
       The following table sets forth compensation information for WESCO International’s Chief Executive Officer and for WESCO International’s four other most highly compensated executive officers for 2005 (the “Named Executive Officers”).

				Long Term
				Compensation
				Securities
		Annual Compensation		Underlying Equity	All Other
Name and Principal	Fiscal			Awards	Compensation ($)	Total
Position(s)	Year	Salary ($)	Bonus ($)(1)	(#s)(2)	(3)(4)(5)(6)(7)(8)	Compensation

Roy W. Haley	2005	700,000	1,600,000	200,000	136,632	2,436,632
Chairman and Chief	2004	685,833	1,470,000	200,000	70,678	2,226,511
Executive Officer	2003	615,000	300,000	300,000	35,072	950,072
John J. Engel	2005	450,000	530,000	75,000	102,778	1,082,778
Senior Vice President	2004	209,711	200,000	200,000	215,560	625,271
and Chief Operating	2003	—	—	—	—	—
Officer
Stephen A. Van Oss	2005	408,333	430,000	75,000	65,156	903,489
Senior Vice President	2004	325,000	387,000	70,000	38,051	750,051
and Chief Financial	2003	300,000	130,000	70,000	25,710	455,710
and Administrative
Officer
William M. Goodwin	2005	261,667	225,000	25,000	59,338	546,005
Vice President,	2004	242,000	280,500	30,000	38,308	560,808
Operations	2003	235,833	118,000	38,000	23,548	377,381
Donald H. Thimjon	2005	245,333	225,000	25,000	54,071	524,404
Vice President,	2003	242,000	280,500	35,000	35,852	558,352
Operations	2002	235,833	76,200	38,000	23,874	335,907

(1)	Bonus amounts reflect compensation earned in the indicated fiscal year, but approved and paid in the following year. Bonus amounts reflect awards under documented performance objectives and plans, and are inclusive of a special one-year Value Acceleration Program payment approved by the Board for performance substantially above established goals.

(2)	All equity awards granted to the Named Executive Officers in 2005, 2004 and 2003 were granted under WESCO International’s 1999 Long-Term Incentive Plan (“LTIP”), as amended and approved by the Board and stockholders. SARs granted in 2005 have an exercise price of $31.65 per share. SARs granted in 2004 have an exercise price of $24.02 per share. Mr. Engel, after joining WESCO International in 2004 was granted stock options at an exercise price of $16.82 per share. Stock options granted in 2003 have an exercise price of $5.90 per share. Awards granted under the LTIP are subject to certain time and performance based vesting requirements.

(3)	Includes contributions under the WESCO Distribution, Inc. Retirement Savings Plan in the amounts of (a) $2,583, $4,200, $2,800, $5,250, and $6,150 for Messrs. Haley, Engel, Van Oss, Goodwin, and Thimjon, respectively, in 2005 (b) $6,000, $3,938, $2,600, $4,925, and $6,000 for Messrs. Haley, Engel, Van Oss, Goodwin, and Thimjon, respectively, in 2004, (c) $6,000, $-0-, $2,400, $4,500, and $6,000 for Messrs. Haley, Engel, Van Oss, Goodwin, and Thimjon, respectively, in 2003. An award under WESCO International’s Retirement Savings Plan in the form of a discretionary contribution was made to all employees in 2005 for 2004 performance, specifically, in the amounts of $10,000, $5,729, $10,000, $14,000, and $14,000 for Messrs. Haley, Engel, Van Oss, Goodwin and Thimjon, respectively.

(4)	Includes contributions under the WESCO Distribution, Inc. Deferred Compensation Plan in the amounts of (a) $62,517 $15,300, $21,060, $11,015, and $8,775 for Messrs. Haley, Engel, Van Oss, Goodwin, and Thimjon, respectively, in 2005 (b) $22,700, $-0-, $10,613, $5,779, and $3,341 for Messrs. Haley, Engel, Van Oss, Goodwin, and Thimjon, respectively, in 2004, (c) $14,750, $-0-, $10,500, $5,036 and $2,666 for Messrs. Haley, Engel, Van Oss, Goodwin, and Thimjon, respectively, in 2003. An award under WESCO International’s Retirement Savings Plan in the form of a discretionary contribution was made in 2005 to the Deferred Compensation Plan in the amounts of $39,115, $-0-, $12,646, $11,183, and $8,257 for Messrs. Haley, Engel, Van Oss, Goodwin, and Thimjon, respectively.

(5)	Includes an annual automobile allowance paid by WESCO International in the amount of $12,000 for each of Messrs. Haley, Van Oss, Goodwin, and Thimjon in each of 2005, 2004, and 2003. Includes automobile allowance in the amount of $12,000 in 2005 and $5,500 in 2004, the year Mr. Engel became employed with WESCO International.

(6)	Includes the dollar value of insurance premiums paid by WESCO International for each executive officer’s term life insurance in the amounts of (a) $2,322, $540, $1,242, $3,713 and $3,366 for Messrs. Haley, Engel, Van Oss, Goodwin, and Thimjon, respectively, in 2005, (b) $2,419, $225, $1,294, $2,208, and $3,152 for Messrs. Haley, Engel, Van Oss, Goodwin, and Thimjon, respectively, in 2004, (c) $2,322, $-0-, $810, $2,012, and $3,208 for Messrs. Haley, Engel, Van Oss, Goodwin, and Thimjon, respectively, in 2003.

(7)	Includes non-cash awards in the amounts of (a) $8,095, $-0-; $5,408, $2,177, and $1,523 for Messrs. Haley, Engel, Van Oss, Goodwin, and Thimjon, respectively, in 2005, (b) $7,809, $1,675, $5,094, $2,177 and $840 for Messrs. Haley, Engel, Van Oss, Goodwin, and Thimjon, respectively, in 2004.

(8)	Includes relocation allowance paid by WESCO International for Mr. Engel in the amounts of $65,009 and $204,222 in 2005 and 2004 respectively.
SARs Grants in Last Fiscal Year

					Potential
					Realizable Value
					at Assumed Rates
					of Stock Price
	Number of	% of Total			Appreciation
	Securities	SARs Granted to	Exercise		for SAR Term(1)
	Underlying SARs	Employees in	Price	Expiration
Name	Granted	Fiscal Year	($/Sh)	Date	5%	10%

Roy W. Haley	200,000	22.00%	31.65	7/1/2015	3,980,000	10,088,000
John J. Engel	75,000	8.25%	31.65	7/1/2015	1,492,500	3,783,000
Stephen A. Van Oss	75,000	8.25%	31.65	7/1/2015	1,492,500	3,783,000
William M. Goodwin	25,000	2.75%	31.65	7/1/2015	497,500	1,261,000
Donald H. Thimjon	25,000	2.75%	31.65	7/1/2015	497,500	1,261,000

Note: During 2003, WESCO International adopted the measurement provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” and began expensing equity awards. WESCO International recognized $8.6 million of compensation expense related to all awards in the year ended December 31, 2005.

(1)	Amounts represent hypothetical gains that could be achieved for the respective SARs if exercised at the end of the SARs term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective SARs were granted to their expiration date. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of SARs exercises or sales of appreciated stock.

Aggregated Option/ SARs Exercises in Last Fiscal Year and Fiscal Year-End Option/ SARs Values
       The table below sets forth information for each Named Executive Officer with regard to the aggregate (stock options and SARs) held at December 31, 2005.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Option/SARs Awards at		In-the-Money Option/SARs
			FY-End		Awards at FY-End ($)(1)

	Shares Acquired	Value	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	on Exercise (#)	Realized (#)	(#)	(#)	($)	10%

Roy W. Haley	N/A	N/A	808,542	958,458	29,942,502	25,899,658
John J. Engel	N/A	N/A	33,334	241,666	863,684	5,149,316
Stephen A. Van Oss	25,000	668,250	130,963	271,009	4,217,782	6,962,181
William M. Goodwin	10,525	261,651	84,283	175,352	2,634,489	4,853,667
Donald H. Thimjon	54,808	1,494,674	11,667	178,685	218,290	5,193,027

(1)	Based on the closing market price per share of $42.73 as reported on the NYSE on December 31, 2005.
       During December 2003, in a privately negotiated transaction with 19 employees, including Messrs. Haley, Goodwin, and Thimjon, WESCO International redeemed the net equity value of stock options originally granted in 1994 and 1995, representing approximately 2.9 million shares. The options held by the employees had a weighted average price of $1.75. The options were redeemed at a price of $8.63 per share, effective for accounting purposes, as of December 31, 2003. The transaction was settled, and the aggregate cash payment of $20.1 million was made on January 6, 2004.
Employment Agreements
       Employment Agreement with the Chief Executive Officer. WESCO International is a party to an employment agreement with Mr. Haley providing for a rolling employment term of three years. Pursuant to this agreement, Mr. Haley is entitled to an annual base salary of at least $500,000, the actual amount of which may be adjusted by the Board from time to time, and an annual incentive bonus equal to a percentage of his annual base salary ranging from 0% to 200%. The actual amount of Mr. Haley’s annual incentive bonus will be determined based upon WESCO International’s financial performance as compared to the annual performance objectives established for the relevant fiscal year. If Mr. Haley’s employment is terminated by WESCO International without “cause,” by Mr. Haley for “good reason” or as a result of Mr. Haley’s death or disability, Mr. Haley is entitled to continued payments of his average annual base salary and his average annual incentive bonus, reduced by any disability payments for the three-year period, or in the case of a termination due to Mr. Haley’s death or disability, the two-year period, following such termination, and continued welfare benefit coverage for the two-year period following such termination. In addition, in the event of any such qualifying termination, all outstanding options held by Mr. Haley will become fully vested.
       The agreement further provides that, in the event of the termination of Mr. Haley’s employment by WESCO International without “cause” or by Mr. Haley for “good reason,” in either such case, within the two-year period following a “change in control” of WESCO International, in addition to the termination benefits described above, Mr. Haley is entitled to receive continued welfare benefit coverage and payments in lieu of additional contributions to WESCO International’s Retirement Savings Plan and Deferred Compensation Plan for the three-year period following such “change in control.” WESCO International has agreed to provide Mr. Haley with an excise tax gross up with respect to any excise taxes Mr. Haley may be obligated to pay pursuant to Section 4999 of the United States Internal Revenue Code of 1986 on any excess parachute payments. In addition, following a “change in control,” Mr. Haley is entitled to a minimum annual bonus equal to 50% of his base salary, and the definition of “good reason”

is modified to include certain additional events. The agreement also contains customary covenants regarding nondisclosure of confidential information and non-competition and nonsolicitation restrictions.
       Employment Agreement with the Chief Operating Officer. WESCO International is a party to an employment agreement with Mr. Engel providing for an employment term of two years, subject to automatic renewals for an additional year as of each annual anniversary of the agreement. The agreement provides that Mr. Engel is entitled to an annual base salary of at least $450,000, subject to adjustment by the Board, and incentive compensation under WESCO International’s incentive compensation and other bonus plans for senior executives in amounts ranging from 0% to 100% his annual base salary, based upon WESCO International’s achievement of earnings, sales growth and return on investment or other performance criteria established by the Compensation Committee.
       If Mr. Engel’s employment is terminated by reason of his death, WESCO International will pay the amount of his accrued but unpaid base salary through his date of death, any accrued but unpaid incentive compensation, any other reimbursable amounts and any payments required to be made under WESCO International’s employee benefit plans or programs. If Mr. Engel’s employment is terminated by reason of disability, he will continue to receive his base salary and all welfare benefits through the date of disability, offset by the amount of any disability income payments provided under WESCO International’s disability insurance. If Mr. Engel’s employment is terminated by WESCO International without “cause” or by him for “good reason,” he is entitled to his accrued but unpaid base salary through the date of termination, a cash amount equal to his pro rata incentive compensation for the fiscal year in which the termination occurs, monthly cash payments equal to 1.5 times his monthly base salary as of the date of termination for the greater of (i) the remainder of the employment agreement’s term, or (ii) eighteen months following the date of termination, and continued welfare benefit coverage for the two years. In such event, all stock options, except those that will remain unvested due to specified operational or financial performance criteria not being satisfactorily achieved, will become fully vested, and WESCO International will pay the full cost of his COBRA continuation coverage. If Mr. Engel’s employment is so terminated within one year following a “change in control” of WESCO International, the cash amount equal to 1.5 times his monthly base salary will be paid in monthly installments for 24 months. WESCO International has agreed to provide Mr. Engel with a partial excise tax gross up with respect to any excise taxes Mr. Engel may be obligated to pay. The agreement also contains customary covenants regarding nondisclosure of confidential information and non-competition and non-solicitation restrictions. Additionally, under the terms of the agreement, WESCO International paid approximately $204,222 and $65,009 in relocation expenses on behalf of Mr. Engel in 2004 and 2005, respectively.
       Employment Agreement with the Chief Financial Officer. WESCO International is party to an employment agreement with Mr. Van Oss providing for an employment term of two years, subject to automatic renewals for an additional year as of each annual anniversary of the agreement. The agreement provides that Mr. Van Oss is entitled to an annual base salary of at least $450,000, subject to adjustment by the Board, and incentive compensation under WESCO International’s incentive compensation and other bonus plans for senior executives in amounts ranging from 0% to 100% his annual base salary, based upon WESCO International’s achievement of earnings, sales growth and return on investment or other performance criteria established by the Compensation Committee.
       If Mr. Van Oss’ employment is terminated by reason of his death, WESCO International will pay the amount of his accrued but unpaid base salary through his date of death, any accrued but unpaid incentive compensation, any other reimbursable amounts and any payments required to be made under WESCO International’s employee benefit plans or programs. If Mr. Van Oss’ employment is terminated by reason of disability, he will continue to receive his base salary and all welfare benefits through the date of disability, offset by the amount of any disability income payments provided under WESCO International’s disability insurance. If Mr. Van Oss’ employment is terminated by WESCO International without “cause” or by him for “good reason,” he is entitled to his accrued but unpaid base salary through the date of termination, a cash amount equal to his pro rata incentive compensation for the fiscal year in which the termination occurs, monthly cash payments equal to 1.5 times his monthly base salary as of the date of termination for the greater of (i) the remainder of the employment agreement’s term, or (ii) eighteen months following the date of termination, and continued welfare benefit coverage for the two years. In such event, all stock options, except those that will remain unvested due to specified operational or financial performance criteria not being satisfactorily achieved, will become fully vested, and WESCO International will pay the full cost of his COBRA continuation coverage. If Mr. Van Oss’ employment is so terminated within one year following a “change in control” of WESCO International, the cash amount equal to 1.5 times his monthly base salary will be paid in monthly installments for 24 months. WESCO International has agreed to provide Mr. Van Oss with a partial excise tax gross up with respect to any excise taxes Mr. Van Oss may be obligated to pay. The agreement also contains customary covenants regarding nondisclosure of confidential information and non-competition and non-solicitation restrictions.
Compensation Committee Interlocks
       None of WESCO International’s executive officers serve as an executive officer of, or as a member of the compensation committee of any public company entity that has an executive officer, Director or other designee serving as a member of WESCO International’s Board.

SECURITY OWNERSHIP
       The following table sets forth the beneficial ownership of WESCO International’s Common Stock as of October 31, 2006, by each person or group known by WESCO International to beneficially own more than five percent of its outstanding Common Stock, each Director, each of the Named Executive Officers, and all Directors and executive officers as a group. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options or convertible stock exercisable or convertible within 60 days of October 31, 2006 are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders.

	Shares Beneficially		Percent Owned
Name	Owned(1)		Beneficially

Barclays Global Investors, NA	4,908,152		10.0%
45 Fremont Street
San Francisco, California 94105
FMR Corporation	3,981,316	(3)	8.1%
82 Devonshire Street
Boston, Massachusetts 02109
Putnam, LLC d/b/a Putnam Investments	2,631,966	(4)	5.4%
One Post Office Square
Boston, Massachusetts 02109
Roy W. Haley	1,802,720		3.6%
Stephen A. Van Oss	252,379		*
John J. Engel	241,667		*
Donald H. Thimjon	77,834		*
William M. Goodwin	70,253		*
Robert J. Tarr, Jr.	20,000		*
James L. Singleton	10,000		*
Kenneth L. Way	10,453		*
Sandra Beach Lin	5,350		*
George L. Miles, Jr.	5,000		*
William J. Vareschi	5,000		—
Lynn M. Utter	—		—
Steven A. Raymund	—		—
All 17 executive officers and Directors as a group	2,576,043		5.1%

*	Indicates ownership of less than 1% of the Common Stock.

(1)	The beneficial ownership of Directors set forth in the following table does not reflect shares of common stock payable to any such Director following the Director’s termination of Board service with respect to portions of annual fees deferred under WESCO International’s Deferred Compensation Plan for Non-Employee Directors or in settlement of any options or SARs granted to any such Director under that plan to the extent that those options or SARs may not be exercised or settled within 60 days of July 31, 2006.

(2)	Based on a Schedule 13G filed under the Securities Exchange Act of 1934 by Barclays Global Investors, NA and its affiliates on September 11, 2006.

(3)	Based on a Schedule 13G/A filed under the Securities Exchange Act of 1934 by FMR Corporation and its affiliates on October 10, 2006.

(4)	Based on a schedule 13G/A filed under the Securities Exchange Act of 1934 by Putnam, LLC d/b/a Putnam Investments and its affiliates on February 10, 2006.
DESCRIPTION OF OTHER INDEBTEDNESS
       We are party to a revolving credit facility, an accounts receivable securitization facility, a mortgage financing facility, a note payable to Bruckner Supply Company, Inc. and a note payable to Fastec Industrial Corp. The principal terms of these financing arrangements are summarized under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” elsewhere in this prospectus. On November 1, 2006, we amended and restated the revolving credit facility to, among other things, increase the amount available to be borrowed under the revolving credit facility from $275 million to $440 million. We also plan to amend the accounts receivable securitization facility no later than January 2007 to, among other things, increase the amount available to be borrowed under the accounts receivable securitization facility.
       In addition, the Debentures are guaranteed on a senior subordinated basis by us. The guarantee of the Debentures is subordinated in right of payment to all of our existing and future senior debt. The guarantee is pari passu with our other existing and future senior subordinated indebtedness, including the notes. The Debentures are not guaranteed by any of WESCO International’s subsidiaries other than us. The principal terms of the Debentures are summarized under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” elsewhere in this prospectus.
       On November 2, 2006, WESCO International issued $300 million in aggregate principal amount of 1.75% Convertible Senior Debentures due 2026. The principal terms of these debentures are summarized in our Current Report on Form 8-K filed on November 8, 2006, which is incorporated herein by reference.

DESCRIPTION OF THE NOTES
General
       The notes were issued under an indenture dated as of September 27, 2005, among WESCO Distribution, WESCO International, as guarantor, and the Bank of New York (as successor to J.P. Morgan Trust Company, National Association), as trustee (the “Indenture”). Upon the effectiveness of the registration statement of which this prospectus is a part, the Indenture will be subject to and governed by the TIA. The following is a summary of all material provisions of the Indenture and the notes. The Indenture and the exchange and registration rights agreement have been filed as exhibits to the registration statement of which this prospectus is a part. Capitalized terms used herein and not otherwise defined have the meanings set forth below under “— Certain Definitions.” For purposes of this “Description of the Notes,” the term “WESCO Distribution” refers only to WESCO Distribution, Inc. and not to any of its Subsidiaries.
       We initially issued the original notes in an aggregate principal amount of $150.0 million. In July 2006, we completed an exchange offer in which all outstanding original notes were exchanged for exchange notes. The terms of the exchange notes are identical in all material respects to the original notes, except for certain transfer restrictions and registration and other rights relating to the exchange of the original notes for exchange notes.
       Subject to the covenant described below under “— Certain Covenants — Limitation on Indebtedness,” we may issue additional notes from time to time having identical terms and conditions to the notes (the “Additional Notes”). The notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.
       Principal, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of WESCO Distribution in the Borough of Manhattan, the City of New York (which initially shall be the corporate trust office of the Trustee in New York, New York), except that, at our option, payment of interest may be made by check mailed to the registered holders of the notes at their registered addresses.
       We will issue the notes only in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000. We will not charge any service charge for any registration of transfer or exchange of notes, but may require payment of a sum sufficient to cover any transfer tax, assessment or other similar governmental charge payable in connection therewith.
Terms of the Notes
       The notes will be unsecured senior subordinated obligations of WESCO Distribution and will mature on October 15, 2017. Each note will bear interest at a rate per annum shown on the front cover of this prospectus from September 27, 2005, or from the most recent date to which interest has been paid or provided for, payable semiannually to the Noteholders of record at the close of business on the April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, commencing April 15, 2006.
Optional Redemption
       Except as set forth in the following paragraph, we will not have the option to redeem the notes prior to October 15, 2010. On or after October 15, 2010, we will have the option to redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and additional interest (if any) to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if we redeem during the 12-month period commencing on October 15 of the years set forth below:

Redemption
Year	Price

2010	103.750%
2011	102.500%
2012	101.250%
2013 and thereafter	100.000%
       Notwithstanding the foregoing, at any time prior to October 15, 2008, WESCO Distribution may on any one or more occasions redeem up to an aggregate of 35% of the notes originally issued at a redemption price of 107.500% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the redemption date, with the Net Cash Proceeds of one or more Equity Offerings by WESCO Distribution or the Net Cash Proceeds of one or more Equity Offerings by WESCO International that are contributed to WESCO Distribution as common equity capital; provided, that at least 65% of the notes originally issued remain outstanding immediately after the occurrence of each such redemption; and provided, further, that any such redemption must occur within 120 days of the date of the closing of such Equity Offering.
       Notice of any redemption upon any Equity Offering may be given prior to the redemption thereof, and any such redemption or notice may, at WESCO Distribution’s discretion, be subject to the completion of the related Equity Offering.
Selection
       In the case of any partial redemption, the Trustee will select the notes for redemption on a pro rata basis or by lot although we will not redeem in part any note of $1,000 in original principal amount or less. If we are to redeem any note in part only, the notice of redemption relating to such note must state the certificate number and the portion of the principal amount of the note that we will redeem, and we will issue an exchange note in principal amount equal to the unredeemed portion thereof upon cancellation of the original note.
Ranking
       The indebtedness evidenced by the notes will be unsecured Senior Subordinated Indebtedness of WESCO Distribution, will be subordinated in right of payment, as set forth in the Indenture, to all existing and future Senior Indebtedness of WESCO Distribution, will rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of WESCO Distribution and will be senior in right of payment to all existing and future Subordinated Obligations of WESCO Distribution. The notes will also be effectively subordinated to any Secured Indebtedness of WESCO Distribution and its Subsidiaries to the extent of the value of the assets securing such Indebtedness and will be structurally subordinated to all other obligations of the Subsidiaries of WESCO Distribution. However, payment from the money or the proceeds of U.S. Government obligations held in any defeasance trust described under “— Defeasance” below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein.
       We conduct certain of our operations through Subsidiaries of WESCO Distribution. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of WESCO Distribution, including the Noteholders. The notes, therefore, will be structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of WESCO Distribution. As of September 30, 2006, the Subsidiaries of WESCO Distribution had no Indebtedness, excluding Guarantees of $47 million of borrowings under the mortgage facility, other than trade payables and other liabilities incurred in the ordinary course of business. Although the Indenture will limit the Incurrence of Indebtedness by and the issuance of preferred stock of certain of WESCO Distribution’s Subsidiaries, such limitation is subject to a number of significant qualifications.
       As of September 30, 2006:

•	the outstanding Senior Indebtedness of WESCO Distribution was approximately $55 million, of which approximately $47 million was Secured Indebtedness (exclusive of unused commitments under the revolving credit facility); and

•	WESCO Distribution had no outstanding Senior Subordinated Indebtedness other than the notes and its guarantee of the $150.0 million of the Debentures and no outstanding Indebtedness that is subordinate or junior in right of repayment to the notes.
       Although the Indenture contains limitations on the amount of additional Indebtedness which WESCO Distribution may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “— Certain Covenants — Limitation on Indebtedness.”
       With respect to WESCO Distribution, “Senior Indebtedness” means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of WESCO Distribution, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Bank Indebtedness and all other Indebtedness of WESCO Distribution, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the notes; provided, however, that Senior Indebtedness does not include:

•	any obligation of WESCO Distribution to any Subsidiary;

•	any liability for federal, state, local or other taxes owed or owing by WESCO Distribution;

•	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

•	any Indebtedness or obligation of WESCO Distribution (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of WESCO Distribution, including any Senior Subordinated Indebtedness of WESCO Distribution and any Subordinated Obligations of WESCO Distribution;

•	any payment obligations with respect to any Capital Stock; or

•	any Indebtedness incurred in violation of the Indenture.
“Senior Indebtedness” of WESCO International has a correlative meaning.
       Only Indebtedness of WESCO Distribution that is Senior Indebtedness will rank senior to the notes in accordance with the provisions of the Indenture. The notes will in all respects rank pari passu with all other Senior Subordinated Indebtedness of WESCO Distribution. WESCO Distribution has agreed in the Indenture that it will not incur, directly or indirectly, any Indebtedness which is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

       WESCO Distribution may not pay principal of, premium (if any) or interest on the notes, or any additional interest payable pursuant to the provisions set forth in the notes and the Registration Rights Agreement, or make any deposit pursuant to the provisions described under “Defeasance” below, and may not otherwise repurchase, redeem or otherwise retire any notes (collectively, “pay the notes”) if:

•	any Designated Senior Indebtedness is not paid in cash or cash equivalents when due; or

•	any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash or cash equivalents.
However, WESCO Distribution may pay the notes without regard to the foregoing, if WESCO Distribution and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth above has occurred and is continuing. During the continuance of any default (other than a default described in the preceding paragraph) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, WESCO Distribution may not pay the notes for a period, referred to as “Payment Blockage Period,” commencing upon the receipt by the Trustee (with a copy to WESCO Distribution) of written notice, or “Blockage Notice,” of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated by written notice to the Trustee and WESCO Distribution from the Person or Persons who gave such Blockage Notice, by repayment in full in cash or cash equivalents of such Designated Senior Indebtedness or because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, WESCO Distribution may resume payments on the notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default has been cured or waived for a period of not less than 90 consecutive days.
       Upon any payment or distribution of the assets of WESCO Distribution to creditors upon a total or partial liquidation or a total or partial dissolution of WESCO Distribution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to WESCO Distribution or its property, (1) the holders of Senior Indebtedness of WESCO Distribution will be entitled to receive payment in full in cash or cash equivalents of such Senior Indebtedness before the Noteholders are entitled to receive any payment of principal of, interest, premium (if any) or additional interest on the notes and (2) until such Senior Indebtedness is paid in full in cash or cash equivalents, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a distribution is made to Noteholders that due to the subordination provisions of the Indenture should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness of WESCO Distribution and pay it over to them as their interests may appear.
       If payment of the notes is accelerated because of an Event of Default, WESCO Distribution or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of the acceleration. If any Designated Senior Indebtedness is outstanding, WESCO Distribution may not pay the notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the notes only if the subordination provisions of the Indenture otherwise permit payment at that time.
       By reason of these subordination provisions contained in the Indenture, in the event of insolvency, creditors of WESCO Distribution who are holders of Senior Indebtedness of WESCO Distribution may recover more, ratably, than the Noteholders, and creditors of WESCO Distribution who are not holders of Senior Indebtedness of WESCO Distribution or of Senior Subordinated Indebtedness of WESCO Distribution (including the notes) may recover less, ratably, than holders of Senior Indebtedness of WESCO Distribution and may recover more, ratably, than the holders of Senior Subordinated Indebtedness of WESCO Distribution.
WESCO International Guarantee
       WESCO International, as primary obligor and not merely as surety, will irrevocably and unconditionally Guarantee on an unsecured senior basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of WESCO Distribution under the Indenture and the notes, whether for payment of principal of or interest on or additional interest in respect of the notes, expenses, indemnification or otherwise (all such obligations guaranteed by WESCO International are referred to herein as the “Guaranteed Obligations”). WESCO International has agreed to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Noteholders in enforcing any rights under the WESCO International Guarantee. The WESCO International Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by WESCO International without rendering the Indenture, as it relates to WESCO International, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
       The obligations of WESCO International under its Guarantee are senior obligations. As such, the rights of Noteholders to receive payment by WESCO International pursuant to the Guarantee will be pari passu in right of payment to the rights of holders of Senior Indebtedness of WESCO International, including the Debentures. You should not rely on the WESCO International Guarantee in evaluating an investment in the notes.
Change of Control
       Upon the occurrence of any of the following events, each of which is a “Change of Control,” unless all notes have been called for redemption pursuant to the provisions described above under “— Optional Redemption,” each Noteholder will have the right to require WESCO Distribution to repurchase all or any part of such Noteholder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of Noteholders of record on the relevant record date to receive interest due on the relevant interest payment date):

•	(A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner,” as that term is defined in Rules 13d-3 and 13d-5 of the Exchange Act (except that for purposes of this clause, such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of WESCO Distribution or WESCO International;

•	during any period of two consecutive years commencing on the Closing Date, individuals who at the beginning of such period constituted the board of directors of WESCO Distribution or WESCO International, as the case may be (together with any new directors whose election by such board of directors of WESCO Distribution or WESCO International, as the case may be, or whose nomination for election by the shareholders of WESCO Distribution or WESCO International, as the case may be, was approved by a vote of 66 2/3% of the directors of WESCO Distribution or WESCO International, as the case may be, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of WESCO Distribution or WESCO International, as the case may be, then in office; or

•	the merger or consolidation of WESCO Distribution or WESCO International with or into another Person or the merger of another Person with or into WESCO Distribution or WESCO International, or the sale of all or substantially all the assets of WESCO Distribution or WESCO International to another Person, and, in the case of any such merger or consolidation, the securities of WESCO Distribution or WESCO International that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of WESCO Distribution or WESCO International are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person; provided, however, that any sale of accounts receivable in connection with a Qualified Receivables Transaction will not constitute a Change of Control.
       Within 30 days following any Change of Control, unless all notes have been called for redemption pursuant to the provisions described above under “— Optional Redemption,” WESCO Distribution will, except as described below, mail a notice, referred to as a “Change in Control Offer,” to each Noteholder with a copy to the Trustee stating:

•	that a Change of Control has occurred and that such Noteholder has the right to require WESCO Distribution to purchase such Noteholder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of Noteholders of record on the relevant record date to receive interest on the relevant interest payment date);

•	the circumstances and relevant facts regarding such Change of Control;

•	the repurchase date (which can be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

•	the instructions determined by WESCO Distribution, consistent with this covenant, that a Noteholder must follow in order to have its notes purchased.

       WESCO Distribution will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by WESCO Distribution and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.
       The phrase “all or substantially all,” as used with respect to a sale of assets in the definition in the Indenture of “Change of Control,” varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (the law governing such Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of a Person and therefore it may be unclear whether a Change of Control has occurred.
       WESCO Distribution will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, WESCO Distribution will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.
       Our management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect WESCO Distribution’s capital structure or credit ratings. Restrictions on the ability of WESCO Distribution to incur additional Indebtedness are contained in the covenants described under “— Certain Covenants — Limitation on Indebtedness” and “— Limitation on Liens.” Such restrictions can only be waived with the consent of the holders of at least a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.
       The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of WESCO Distribution may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Prior to the mailing of the notice referred to above, but in any event within 30 days following the date on which WESCO Distribution becomes aware that a Change of Control has occurred, if the purchase of the notes would violate or constitute a default under any other Indebtedness of WESCO Distribution, then WESCO Distribution must, to the extent needed to permit such purchase of notes, either repay all such Indebtedness and terminate all commitments outstanding thereunder or request the holders of such Indebtedness to give the requisite consents to permit the purchase of the notes as provided above. Until such time as WESCO Distribution is able to repay all such Indebtedness and terminate all commitments outstanding thereunder or such time as such requisite consents are obtained, WESCO Distribution will not be required to make the Change of Control Offer or purchase the notes pursuant to the provisions described above. Finally, WESCO Distribution’s ability to pay cash to the Noteholders upon a repurchase may be limited by its then existing financial resources. We can make no assurance that sufficient funds will be available when necessary to make any required repurchases. See “— Ranking.” The provisions under the Indenture relative to WESCO Distribution’s obligation to make an offer to repurchase the notes as a result of a Change of Control, if WESCO Distribution is permitted by the terms of the Credit Agreement and any other Indebtedness to make such offer and repurchase, may only be waived or modified with the written consent of the holders of a majority in principal amount of the notes.
Certain Covenants
       The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness.
       WESCO Distribution will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that WESCO Distribution may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2.00:1.00.
       Notwithstanding the foregoing paragraph (a), WESCO Distribution and its Restricted Subsidiaries may incur the following Indebtedness:

(i) Indebtedness Incurred pursuant to the Credit Agreement or any other Credit Facility in an aggregate principal amount up to the greater of the Borrowing Base and $350.0 million;

(ii) Indebtedness of WESCO Distribution owed to and held by any Wholly Owned Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by WESCO Distribution or any Wholly Owned Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to WESCO Distribution or a Wholly Owned Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof and (B) if WESCO Distribution is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;

(iii) Indebtedness (A) represented by the notes (not including any Additional Notes), and the related exchange notes issued in a registered exchange offer pursuant to the Registration Rights Agreement, (B) outstanding on the Closing Date (including the Guarantee by WESCO Distribution of the Debentures) (other than the Indebtedness described in clauses (i) and (ii) above), (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) (including Indebtedness that Refinances any Refinancing Indebtedness) or the foregoing paragraph (a), and (D) consisting of Guarantees of Indebtedness permitted under clauses (i) and (ii) of this paragraph (b);

(iv) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by WESCO Distribution (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by WESCO Distribution); provided, however, if the aggregate amount of all such Indebtedness of all such Restricted Subsidiaries would exceed $50.0 million, that on the date that such Restricted Subsidiary is acquired by WESCO Distribution, it would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (iv) and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (iv);

(v) Indebtedness (A) in respect of performance bonds, bankers’ acceptances, letters of credit and surety or appeal bonds provided by WESCO Distribution and the Restricted

Subsidiaries in the ordinary course of their business, and (B) under Hedging Obligations consisting of Interest Rate Agreements directly related (as determined in good faith by WESCO Distribution) to Indebtedness permitted to be Incurred by WESCO Distribution and its Restricted Subsidiaries pursuant to the Indenture and Currency Agreements Incurred in the ordinary course of business;

(vi) Indebtedness Incurred by WESCO Distribution or any Restricted Subsidiary (including Capitalized Lease Obligations) financing the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of the Person owning such assets), in each case Incurred no more than 180 days after such purchase, lease or improvement of such property and any Refinancing Indebtedness in respect of such Indebtedness; provided, however, that at the time of the Incurrence of such Indebtedness and after giving effect thereto, the aggregate principal amount of all such Indebtedness Incurred pursuant to this clause (vi) (or, prior to the Closing Date, pursuant to the corresponding provision of the 1998 Notes Indenture) and then outstanding shall not exceed the greater of $50 million and 7% of Adjusted Consolidated Assets;

(vii) Indebtedness Incurred by WESCO Distribution in connection with the acquisition of a Related Business and any Refinancing Indebtedness in respect of such Indebtedness; provided, however, that the aggregate amount of all such Indebtedness Incurred and outstanding pursuant to this clause (vii) shall not exceed $75.0 million at any one time;

(viii) Attributable Debt Incurred by WESCO Distribution in respect of Sale/Leaseback Transactions; provided, however, that the aggregate amount of any such Attributable Debt Incurred and outstanding pursuant to this clause (viii) shall not exceed $75.0 million at any one time;

(ix) Indebtedness arising from agreements of WESCO Distribution or a Restricted Subsidiary providing for indemnification, purchase price adjustment or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by WESCO Distribution and its Restricted Subsidiaries in connection with such disposition;

(x) any Guarantee by WESCO Distribution of Indebtedness or other obligations of any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by such Restricted Subsidiary is permitted under the terms of the Indenture;

(xi) Indebtedness arising from Guarantees to suppliers, lessors, licensees, contractors, franchisees or customers Incurred in the ordinary course of business;

(xii) Indebtedness Incurred by a Receivables Entity in a Qualified Receivables Transaction that is not recourse to WESCO Distribution or any other Restricted Subsidiary of WESCO Distribution (except for Standard Securitization Undertakings); and

(xiii) Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other such Indebtedness Incurred pursuant to this clause (xiii) and then outstanding, shall not exceed $75.0 million.

       (c) WESCO Distribution will not incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness.

       (d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that WESCO Distribution or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant, (i) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness and (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, WESCO Distribution, in its sole discretion, shall classify or reclassify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.

Limitation on Restricted Payments
       (a) WESCO Distribution will not, and will not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving WESCO Distribution) or similar payment to the direct or indirect holders of its Capital Stock except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable to WESCO Distribution or another Restricted Subsidiary (and, if such Restricted Subsidiary has equity holders other than WESCO Distribution or other Restricted Subsidiaries, to its other equity holders on a pro rata basis), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of WESCO International, WESCO Distribution or any Restricted Subsidiary held by Persons other than WESCO Distribution or another Restricted Subsidiary, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a “Restricted Payment”) if at the time WESCO Distribution or such Restricted Subsidiary makes such Restricted Payment: (1) a Default will have occurred and be continuing (or would result therefrom); (2) WESCO Distribution could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Limitation on Indebtedness”; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to June 5, 1998 would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter beginning June 5, 1998 to the end of the most recent fiscal quarter for which internal financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds or fair market value of assets or property received by WESCO Distribution as a contribution to its equity capital or as an inter-company advance from WESCO International or its Subsidiaries or from the issue or sale of its Capital Stock (in each case other than Disqualified Stock and Excluded Contributions) subsequent to June 5, 1998 (other than an issuance or sale to (x) a Subsidiary of WESCO Distribution or (y) an employee stock ownership plan or other trust established by WESCO Distribution or any of its Subsidiaries); (C) the amount by which Indebtedness or Disqualified Stock of WESCO Distribution or its Restricted Subsidiaries is reduced on WESCO Distribution’s balance sheet upon the conversion or exchange (other than by a Subsidiary of WESCO Distribution)

subsequent to June 5, 1998 of any Indebtedness or Disqualified Stock of WESCO Distribution or its Restricted Subsidiaries issued after June 5, 1998 for Capital Stock (other than Disqualified Stock) of WESCO Distribution (less the amount of any cash or the fair market value of other property distributed by WESCO Distribution or any Restricted Subsidiary upon such conversion or exchange); (D) the amount equal to the net reduction in Investments in any Person (other than a Restricted Subsidiary) since June 5, 1998 resulting from (i) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to WESCO Distribution or any Restricted Subsidiary from such Person, (ii) the sale or liquidation for cash of such Investment or (iii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by WESCO Distribution or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments; (E) the amount of any dividends or distributions paid to WESCO International equal to amounts required for WESCO International to pay interest/and or principal, or accreted value payments on, or to make any mandatory redemptions or repurchases in respect of the Senior Discount Notes; and (F) less the amount equal to the sum of (x) the amount of Net Cash Proceeds from the initial Equity Offering by WESCO International, consummated on or about May 17, 1999, received by WESCO Distribution in connection with such Equity Offering, plus (y) the amount of net proceeds from the concurrent offering of the Debentures contributed to WESCO Distribution as equity capital.
       As of September 30, 2006, the amount that would have been available to the Company for Restricted Payments pursuant to clause (3) of this paragraph (a) above is approximately $390 million.
       (b) The provisions of the foregoing paragraph (a) will not prohibit: (i) any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of WESCO Distribution (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of WESCO Distribution or an employee stock ownership plan or other trust established by WESCO Distribution or any of its Subsidiaries); provided, however, that (A) such Restricted Payment will be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (i) will be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above; (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of WESCO Distribution made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of WESCO Distribution that is permitted to be Incurred pursuant to paragraph (b) of the covenant described under “— Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments; (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock”; provided, however, that such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend will be included in the calculation of the amount of Restricted Payments; (v) any Restricted Payment made for the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of WESCO International, WESCO Distribution or any of their respective Subsidiaries held by any employee, former employee, director or former director of WESCO International, WESCO Distribution or any of their respective Subsidiaries (and any permitted transferees thereof) pursuant to any equity subscription agreement, stock option agreement or plan or other similar agreement; provided, however, that the aggregate amount of such Restricted Payments shall not exceed $5.0 million in any calendar year and $20.0 million in the aggregate, in each case since the Closing Date; provided further, however, that such

Restricted Payments shall be included in the calculation of the amount of Restricted Payments; (vi) payment of dividends, other distributions or other amounts by WESCO Distribution for the purposes set forth in clauses (A) through (D) below; provided, however, that such dividend, distribution or amount shall be excluded in the calculation of the amount of Restricted Payments: (A) to WESCO International in amounts equal to the amounts required for WESCO International to pay franchise taxes and other fees required to maintain its corporate existence and provide for other operating costs of up to $5.0 million per calendar year; (B) to WESCO International in amounts equal to amounts required for WESCO International to pay federal, state and local income taxes that are then actually due and owing by WESCO International to the extent such items relate to WESCO Distribution and its Subsidiaries; (C) to WESCO International to permit WESCO International to pay any employment, noncompetition, compensation or confidentiality arrangements entered into with its employees in the ordinary course of business to the extent such employees are primarily engaged in activities which relate to WESCO Distribution and its Subsidiaries; and (D) to WESCO International to permit WESCO International to pay customary fees and indemnities to directors and officers of WESCO International to the extent such directors and officers are primarily engaged in activities which relate to WESCO Distribution and its Subsidiaries; (vii) any repurchase of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such option; provided, however, that such repurchase shall be included in the calculation of the amount of Restricted Payments; (viii) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of WESCO Distribution issued in accordance with the covenant described under “— Limitation on Indebtedness” to the extent such dividends are included in the definition of Consolidated Interest Expense; provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments; (ix) Investments made with Excluded Contributions; provided, however, that such Investments shall be excluded in the calculation of the amount of Restricted Payments; (x) dividends or distributions paid to WESCO International in amounts equal to amounts required for WESCO International to pay interest/and or principal, or to make any mandatory redemptions or repurchases in respect of, the Debentures; provided, however, that such dividends or distributions shall be excluded in the calculation of the amount of Restricted Payments; or (xi) other Restricted Payments in an aggregate amount not to exceed $30.0 million since June 5, 1998; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries.
       WESCO Distribution will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to WESCO Distribution, (ii) make any loans or advances to WESCO Distribution or (iii) transfer any of its property or assets to WESCO Distribution, except: (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Closing Date; (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by WESCO Distribution (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by WESCO Distribution) and outstanding on such date; (3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); provided, however, that the encumbrances and restrictions contained in any such

Refinancing agreement or amendment are no less favorable to the Noteholders than the encumbrances and restrictions contained in such predecessor agreements; (4) in the case of clause (iii), any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, (B) contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages or (C) in connection with purchase money obligations for property acquired in the ordinary course of business; (5) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; (6) any encumbrance or restriction of a Receivables Entity effected in connection with a Qualified Receivables Transaction; provided, however, that such restrictions apply only to such Receivables Entity; and (7) any encumbrance or restriction existing pursuant to other Indebtedness permitted to be Incurred subsequent to the Closing Date pursuant to the provisions of the covenant described under “— Limitations on Indebtedness”; provided, however, that any such encumbrance or restrictions are ordinary and customary with respect to the type of Indebtedness being Incurred (under the relevant circumstances).

Limitation on Sales of Assets and Subsidiary Stock.
       (a) WESCO Distribution will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) WESCO Distribution or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value (as determined in good faith by WESCO Distribution) of the shares and assets subject to such Asset Disposition, (ii) at least 75% of the consideration thereof received by WESCO Distribution or such Restricted Subsidiary is in the form of cash or cash equivalents (provided that the amount of (w) any liabilities (as shown on WESCO Distribution’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of WESCO Distribution or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets without recourse to WESCO Distribution or any of the Restricted Subsidiaries, (x) any notes or other obligations received by WESCO Distribution or such Restricted Subsidiary from such transferee that are converted by WESCO Distribution or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Disposition, (y) any Designated Noncash Consideration received by WESCO Distribution or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (y) not to exceed 5% of Adjusted Consolidated Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (z) any assets received in exchange for assets related to a Related Business of comparable market value in the good faith determination of the Board of Directors shall be deemed to be cash for purposes of this provision) and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by WESCO Distribution (or such Restricted Subsidiary, as the case may be) (A) first, to the extent WESCO Distribution elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of WESCO Distribution or Indebtedness (other than any Disqualified Stock and other than any Preferred Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to WESCO Distribution or an Affiliate of WESCO Distribution) within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent

WESCO Distribution or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by WESCO Distribution or another Restricted Subsidiary) within 365 days from the later of such Asset Disposition or the receipt of such Net Available Cash; and (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined below) to purchase notes pursuant to and subject to the conditions set forth in section (b) of this covenant; provided, however, that if WESCO Distribution elects (or is required by the terms of any other Senior Subordinated Indebtedness), such Offer may be made ratably to purchase the notes and other Senior Subordinated Indebtedness of WESCO Distribution; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, WESCO Distribution or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this covenant, WESCO Distribution and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $20.0 million.
       (b) In the event of an Asset Disposition that requires the purchase of notes (and other Senior Subordinated Indebtedness) pursuant to clause (a)(iii)(C) of this covenant, WESCO Distribution will be required to purchase notes (and other Senior Subordinated Indebtedness) tendered pursuant to an offer by WESCO Distribution for the notes (and other Senior Subordinated Indebtedness) (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest and additional interest, if any, to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription), set forth in the Indenture. If the aggregate purchase price of notes (and other Senior Subordinated Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the notes (and other Senior Subordinated Indebtedness), WESCO Distribution may apply the remaining Net Available Cash for any purpose permitted by the terms of the Indenture. WESCO Distribution will not be required to make an Offer for notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (A) and (B) of paragraph (a)(iii)) of this covenant is less than $10.0 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).
       (c) WESCO Distribution will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, WESCO Distribution will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitations on Transactions with Affiliates.
       (a) WESCO Distribution will not, and will not cause or permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless (i) such Affiliate Transaction is on terms that are not materially less favorable to WESCO Distribution or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by WESCO Distribution or such

Restricted Subsidiary with an unrelated Person and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, WESCO Distribution delivers to the Trustee a resolution adopted by the majority of the Board of Directors, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above.
       (b) The provisions of the foregoing paragraph (a) will not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under “— Limitation on Restricted Payments”, (ii) any issuance of securities, or other payments, Guarantees, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of WESCO Distribution pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with past practices of WESCO Distribution, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time, (v) the payment of reasonable fees to directors of WESCO Distribution and its Restricted Subsidiaries who are not employees of WESCO Distribution or its Subsidiaries, (vi) any transaction between WESCO Distribution and a Restricted Subsidiary or between Restricted Subsidiaries, (vii) any transaction effected as part of a Qualified Receivables Transaction, (viii) any payment by WESCO Distribution to WESCO International to permit WESCO International to pay any federal, state, local or other taxes that are then actually due and owing by WESCO International, (ix) indemnification agreements with, and the payment of fees and indemnities to, directors, officers and employees of WESCO Distribution and its Restricted Subsidiaries, in each case, in the ordinary course of business, (x) any employment, compensation, noncompetition or confidentiality agreement entered into by WESCO Distribution and its Restricted Subsidiaries with its employees in the ordinary course of business, (xi) any issuance of Capital Stock of WESCO Distribution (other than Disqualified Stock), (xii) any agreement as in effect as of the Closing Date or any amendment or replacement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Noteholders of the notes in any material respect than the original agreement as in effect on the Closing Date and (xiii) transactions in which WESCO Distribution or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to WESCO Distribution or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries.
       WESCO Distribution will not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except: (i) to WESCO Distribution or a Wholly Owned Subsidiary or to any director of a Restricted Subsidiary to the extent required as director’s qualifying shares; (ii) if, immediately after giving effect to such issuance, sale or other disposition, neither WESCO Distribution nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary or (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under “— Limitation on Restricted Payments” if made on the date of such issuance, sale or other disposition. The provisions of this covenant will not prohibit any transaction effected as part of a Qualified Receivables Transaction. The proceeds of any sale of such Capital Stock permitted hereby will be treated as Net Available Cash from an Asset Disposition and must be applied in accordance with the terms of the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock.”

Limitation on Liens.
       WESCO Distribution will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever that secures Senior Subordinated Indebtedness or Subordinated Obligations on any of its property or assets (including capital Stock of a Restricted Subsidiary), whether owned at the Closing Date or thereafter acquired, other than Permitted Liens, without effectively providing that the notes shall be secured equally and ratably with (or on a senior basis to in the case of Subordinated Obligations) the obligations so secured for so long as such obligations are so secured.

SEC Reports.
       WESCO International shall continue to file with the SEC and provide the Trustee and any Noteholder or prospective Noteholder (upon the request of such Noteholder or prospective Noteholder) with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections. In the event that WESCO International is no longer permitted to file with the SEC, WESCO International shall continue to provide the Trustee and any Noteholder or prospective Noteholder (upon the request of such Noteholder or prospective Noteholder) with such annual reports and such information, documents and other reports.
Merger and Consolidation
       WESCO Distribution will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not WESCO Distribution) will expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of WESCO Distribution under the notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing; (iii) immediately after giving effect to such transaction, (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” or (B) the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for WESCO Distribution and its Restricted Subsidiaries immediately prior to such transaction; (iv) immediately after giving effect to such transaction, the Successor Company will have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of WESCO Distribution immediately prior to such transaction; and (v) WESCO Distribution will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. Notwithstanding clause (iii) above, a Wholly Owned Subsidiary may be consolidated with or merged into WESCO Distribution and WESCO Distribution may consolidate with or merge with or into (A) another Person, if such Person is a single purpose corporation that has not conducted any business or incurred any Indebtedness or other liabilities and such transaction is being consummated solely to change the state of incorporation of WESCO Distribution and (B) WESCO International; provided, however, that, in the case of clause (B), (x) WESCO International shall not have owned any assets other than the Capital Stock of WESCO Distribution (and other immaterial assets incidental to its ownership of such Capital Stock) or conducted any business other than owning the Capital Stock of WESCO Distribution, (y) WESCO International shall not have any Indebtedness or other liabilities (other than Indebtedness that has been Guaranteed by, or is otherwise considered Indebtedness of, WESCO Distribution and ordinary course liabilities incidental to its ownership of the Capital Stock of WESCO Distribution) and (z) immediately after giving effect to such consolidation or merger, the Successor Company shall have a pro forma Consolidated Coverage Ratio that is not less than the Consolidated Coverage Ratio of WESCO Distribution immediately prior to such consolidation or merger.
       The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, WESCO Distribution under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the notes.
Defaults
       An Event of Default is defined in the Indenture as (i) a default in any payment of interest on any note when due and payable, whether or not prohibited by the provisions described under “— Ranking”, continued for 30 days, (ii) a default in the payment of principal of any note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under “— Ranking”, (iii) the failure by WESCO Distribution to comply with its obligations under the covenant described under “— Merger and Consolidation”, (iv) the failure by WESCO Distribution to comply for 30 days after notice with any of its obligations under the covenants described under “— Change of Control” or “— Certain Covenants” (in each case, other than a failure to purchase the notes), (v) the failure by WESCO Distribution to comply for 60 days after notice with any other agreements contained in the notes or the Indenture, (vi) the failure by WESCO Distribution or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $35 million or its foreign currency equivalent (the “cross acceleration provision”) and such failure continues for 10 days after receipt of the notice specified in the Indenture, (vii) certain events of bankruptcy, insolvency or reorganization of WESCO Distribution or a Significant Subsidiary (the “bankruptcy provisions”) or (viii) the rendering of any judgment or decree for the payment of money in excess of $35 million or its foreign currency equivalent against WESCO Distribution or a Significant Subsidiary if (A) an enforcement proceeding thereon is commenced by any creditor or (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the “judgment default provision”).
       The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
       However, a default under clauses (iv), (v), (vi) or (viii) will not constitute an Event of Default until the Trustee or the Noteholders of at least 25% in principal amount of the outstanding notes notify WESCO Distribution of the default and WESCO Distribution does not cure such default within the time specified in clauses (iv), (v), (vi) or (viii) hereof after receipt of such notice.
       If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of WESCO Distribution) occurs and is continuing, the Trustee or the Noteholders of at least 25% in principal amount of the outstanding notes by notice to WESCO Distribution may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of WESCO Distribution occurs, the principal of and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Noteholders. Under certain circumstances, the Noteholders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.
       Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Noteholders unless such Noteholders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Noteholder may pursue any remedy with respect to the Indenture or the notes unless (i) such Noteholder has previously given the Trustee notice that an Event of Default is continuing, (ii) Noteholders of at least 25% in principal amount of the outstanding notes have requested the Trustee in writing to pursue the remedy, (iii) such Noteholders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Noteholders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Noteholders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Noteholder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
       The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Noteholder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note (including payments pursuant to the redemption provisions of such note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, WESCO Distribution is required to deliver to the Trustee, within 120 days after the end of each fiscal year of WESCO Distribution, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. WESCO Distribution also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action WESCO Distribution is taking or proposes to take in respect thereof.
Amendments and Waivers
       Subject to certain exceptions, the Indenture or the notes may be amended with the written consent of the Noteholders of at least a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Noteholders of a majority in principal amount of the notes then outstanding. However, without the consent of each Noteholder of an outstanding note affected, no amendment may, among other things, (i) reduce the principal amount of notes whose Noteholders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest or any additional interest on any note, (iii) reduce the principal of or extend the Stated Maturity of any note, (iv) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under “— Optional Redemption”, (v) make any note payable in money other than that stated in the note, (vi) make any change to the subordination provisions of the Indenture that adversely affects the rights of any Noteholder, (vii) impair the right of a Noteholder to institute suit for payment of any notes or (viii) make any change in the amendment provisions which require each Noteholder’s consent or in the waiver provisions.
       Without the consent of any Noteholder, WESCO Distribution, WESCO International and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of WESCO Distribution under the Indenture, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of WESCO Distribution (or any representative thereof) under such subordination provisions, to add additional Guarantees with respect to the notes, to secure the notes, to add to the covenants of WESCO Distribution for the benefit of the Noteholders or to surrender any right or power conferred upon WESCO Distribution, to make any change that does not adversely affect the rights of any Noteholder, subject to the provisions of the Indenture, to provide for the issuance of the notes or Additional Notes, to provide for a successor trustee, make any changes or modifications necessary in connection with the registration of the notes as contemplated in the exchange and registration rights agreement; provided that such change or modification does not adversely affect the interests of the holders of the notes in any material respect or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of WESCO Distribution then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.
       The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
       After an amendment under the Indenture becomes effective, WESCO Distribution is required to mail to Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment.
Transfer and Exchange
       A Noteholder may transfer or exchange notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Noteholder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar is not required to register the transfer of or exchange any note selected for redemption (except, in the case of a note to be redeemed in part, the portion of the note not to be redeemed) or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed or 15 days before an interest payment date. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

Defeasance
       WESCO Distribution at any time may terminate all its obligations under the notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. WESCO Distribution at any time may terminate its obligations under the covenants described under “— Certain Covenants”, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “— Defaults” and the limitations contained in clauses (iii) and (iv) under the first paragraph of “— Merger and Consolidation” (“covenant defeasance”). In the event that WESCO Distribution exercises its legal defeasance option or its covenant defeasance option, WESCO International will be released from all of its obligations with respect to its WESCO International Guarantee.
       WESCO Distribution may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If WESCO Distribution exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If WESCO Distribution exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified under “— Defaults” in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) (with respect only to Significant Subsidiaries) or because of the failure of WESCO Distribution to comply with clause (iii) or (iv) under the first paragraph of “— Merger and Consolidation.”
       In order to exercise either defeasance option, WESCO Distribution must irrevocably deposit in trust with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).
Concerning the Notes Trustee
       J.P. Morgan Trust Company, National Association is the Trustee under the Indenture and has been appointed by WESCO Distribution as Registrar and Paying Agent with regard to the notes.
Governing Law
       The Indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.
Certain Definitions
       “Additional Assets” means (i) any property or assets (other than Indebtedness and Capital Stock) to be used by WESCO Distribution or a Restricted Subsidiary in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by WESCO Distribution or another Restricted Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted

Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.
       “Adjusted Consolidated Assets” means at any time the total amount of assets of WESCO Distribution and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), after deducting therefrom all current liabilities of WESCO Distribution and its Restricted Subsidiaries (excluding intercompany items), all as set forth on the Consolidated balance sheet of WESCO Distribution and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which financial statements are available prior to the date of determination.
       “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
       “Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by WESCO Distribution or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a “disposition”), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than WESCO Distribution or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of WESCO Distribution or any Restricted Subsidiary or (iii) any other assets of WESCO Distribution or any Restricted Subsidiary outside the ordinary course of business of WESCO Distribution or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, (A) a disposition by a Restricted Subsidiary to WESCO Distribution or by WESCO Distribution or a Restricted Subsidiary to a Wholly Owned Subsidiary, (B) for purposes of the provisions described under “Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, a disposition subject to the covenant described under “— Certain Covenants  — Limitation on Restricted Payments”, (C) a disposition of assets with a fair market value of less than $5,000,000, (D) a sale of accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity in a Qualified Receivables Transaction, (E) a transfer of accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction, (F) the disposition of all or substantially all of the assets of WESCO Distribution in a manner permitted pursuant to the provisions described above under “Merger and Consolidation” or any disposition that constitutes a Change of Control pursuant to the Indenture, (G) any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Related Business, and (H) any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary).
       “Attributable Debt” in respect of a Sale/ Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended).
       “Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.
       “Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended, restated, modified, supplemented, waived, refinanced, replaced, renewed, extended or otherwise modified from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to WESCO Distribution whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof.
       “Board of Directors” means the Board of Directors of WESCO Distribution or any committee thereof duly authorized to act on behalf of such Board.
       “Borrowing Base” means, as of the date of determination, an amount equal to the sum, without duplication, of (1) 60% of an amount equal to (A) the net book value of WESCO Distribution’s and its Restricted Subsidiaries’ Canadian and U.S. accounts receivables less (B) any Qualified Receivables Transaction commitment; provided, however, that at such time as all Qualified Receivables Transactions have been terminated, then 85% of the net book value of WESCO Distribution’s and its Restricted Subsidiaries’ Canadian and U.S. accounts receivables, plus (2) 50% of the net book value of WESCO Distribution’s and its Restricted Subsidiaries’ inventories. Net book value shall be determined in accordance with GAAP and shall be that reflected on the most recent available balance sheet (it being understood that the accounts receivable and inventories of an acquired business may be included if such acquisition has been completed on or prior to the date of determination).
       “Business Day” means each day which is not a Legal Holiday.
       “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
       “Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
       “Closing Date” means the date of the Indenture.
       “Code” means the Internal Revenue Code of 1986, as amended.
       “Consolidated Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (A) if WESCO Distribution or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (1) the average daily balance of such Indebtedness (and any Indebtedness under a revolving credit facility replaced by such Indebtedness) during such four fiscal quarters or such shorter period when such facility and any replaced facility was outstanding or (2) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness (and any Indebtedness under a revolving credit facility replaced by such Indebtedness) during the period from the date of creation of such facility to the date of the calculation), (B) if WESCO Distribution or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if WESCO Distribution or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness, (C) if since the beginning of such period WESCO Distribution or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of WESCO Distribution or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to WESCO Distribution and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent WESCO Distribution and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (D) if since the beginning of such period WESCO Distribution or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into WESCO Distribution or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by WESCO Distribution or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of WESCO Distribution, and such pro forma calculations shall include (A) (x) the savings in cost of goods sold that would have resulted from using WESCO Distribution’s actual costs for comparable goods and services during the comparable period and (y) other savings in cost of goods sold or eliminations of selling, general and administrative expenses as determined by a responsible financial or accounting officer of WESCO Distribution in good faith in connection with WESCO Distribution’s consideration of such acquisition and consistent with WESCO Distribution’s experience in acquisitions of similar assets, less (B) the incremental expenses that would be included in cost of goods sold and selling, general and administrative expenses that would have been incurred by WESCO Distribution in the operation of such acquired assets during such period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).
       “Consolidated Interest Expense” means, for any period, the total interest expense (net of interest income) of WESCO Distribution and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by WESCO Distribution and its Restricted Subsidiaries in such period but not included in such interest expense, (i) interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale/ Leaseback Transaction, (ii) amortization of debt discount, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing, (vi) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by WESCO Distribution or any Restricted Subsidiary, (vii) net costs associated with Hedging Obligations (including amortization of fees), (viii) dividends in respect of all Preferred Stock of WESCO Distribution and any of the Restricted Subsidiaries of WESCO Distribution (other than pay in kind dividends and accretions to liquidation value) to the extent held by Persons other than WESCO Distribution or a Wholly Owned Subsidiary, (ix) interest Incurred in connection with investments in discontinued operations and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than WESCO Distribution) in connection with Indebtedness Incurred by such plan or trust, less, to the extent included in such total interest expense, the amortization during such period of capitalized financing costs. Notwithstanding anything to the contrary contained herein, interest expense, commissions, discounts, yield and other fees and charges Incurred in connection with any Qualified Receivables Transaction pursuant to which WESCO Distribution or any Subsidiary may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets of the type specified in the definition of “Qualified Receivables Transaction” shall not be included in Consolidated Interest Expense; provided that any interest expense, commissions, discounts, yield and other fees and charges Incurred in connection with any receivables financing or securitization that does not constitute a Qualified Receivables Transaction shall be included in Consolidated Interest Expense.
       “Consolidated Net Income” means, for any period, the net income of WESCO Distribution and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income of any Person (other than WESCO Distribution) if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iv) below, WESCO Distribution’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to WESCO Distribution or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) WESCO Distribution’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income (or loss) of any person acquired by WESCO Distribution or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted

Subsidiary, directly or indirectly, to WESCO Distribution, except that (A) subject to the limitations contained in clause (iv) below, WESCO Distribution’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash which could have been distributed by such Restricted Subsidiary during such period to WESCO Distribution or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) WESCO Distribution’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (or loss) realized upon the sale or other disposition of any asset of WESCO Distribution or its Consolidated Subsidiaries (including pursuant to any Sale/ Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person; (v) any extraordinary gain or loss; (vi) the cumulative effect of a change in accounting principles; and (vii) any expenses or charges paid to third parties related to any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be Incurred by the Indenture (whether or not successful). Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to WESCO Distribution or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.
       “Consolidated Net Worth” means the total of the amounts shown on the balance sheet of WESCO Distribution and its Restricted Subsidiaries, determined on a Consolidated basis, as of the end of the most recent fiscal quarter of WESCO Distribution for which internal financial statements are available, as (i) the par or stated value of all outstanding Capital Stock of WESCO Distribution plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.
       “Consolidation” means the consolidation of the amounts of each of the Restricted Subsidiaries with those of WESCO Distribution in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of WESCO Distribution or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.
       “Credit Agreement” means the amended and restated credit agreement dated as of June 17, 2005 among WESCO Distribution, the other Credit Parties (as defined therein) party thereto, General Electric Capital Corporation, for itself as lender and as agent for lenders, the CIT Group/ Business Credit, Inc., as syndication agent and lender and the other lenders party thereto from time to time, as amended, restated, supplemented, waived, refinanced, replaced, renewed, extended or otherwise modified from time to time.
       “Credit Facilities” means, with respect to WESCO Distribution, one or more debt facilities, or commercial paper facilities with banks or other institutional lenders or indentures providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables), letters of credit or other long-term Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

       “Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreement or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.
       “Debentures” means the 2.625% convertible senior debentures due 2025 issued by WESCO International under the indenture dated as of September 27, 2005 among WESCO International, WESCO Distribution, as guarantor, and J.P. Morgan Trust Company, National Association, as trustee.
       “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
       “Designated Noncash Consideration” means the fair market value of noncash consideration received by WESCO Distribution or any of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.
       “Designated Senior Indebtedness” of WESCO Distribution means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness of WESCO Distribution that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $25.0 million and is specifically designated by WESCO Distribution in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Indenture. “Designated Senior Indebtedness” of WESCO International has a correlative meaning.
       “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the 91st day following the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the Securities shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under “— Change of Control” and “— Certain Covenants — Limitation on Sale of Assets and Subsidiary Stock.”
       “EBITDA” for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense of WESCO Distribution and its Consolidated Restricted Subsidiaries, (ii) Consolidated Interest Expense, (iii) depreciation expense of WESCO Distribution and its Consolidated Restricted Subsidiaries, (iv) amortization expense of WESCO Distribution and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (v) all other non-cash charges of WESCO Distribution and its Consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period) in each case for such period and (vi) income attributable to discontinued operations. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary of WESCO Distribution shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to WESCO Distribution by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.
       “Equity Offering” means a public offering of Capital Stock (other than Disqualified Stock) of WESCO Distribution or WESCO International.
       “Exchange Act” means the Securities Exchange Act of 1934, as amended.
       “Excluded Contribution” means the Net Cash Proceeds received by WESCO Distribution from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock) of WESCO Distribution, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by the principal executive officer and the principal financial officer of WESCO Distribution on the date such capital contributions are made or the date such Capital Stock is sold.
       “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.
       “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.
       “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.
       “Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.
       “Indebtedness” means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii), (iv) and (v) hereof) to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 30th day following payment on the letter of credit so long as such letter of credit is entered into in the ordinary course of business); (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services; (v) all Capitalized Lease Obligations and all Attributable Debt of such Person; (vi) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons; (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that the amount outstanding at any time of any Indebtedness Incurred with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP. Any “Qualified Receivables Transaction”, whether or not such transfer constitutes a sale for the purposes of GAAP, shall not constitute Indebtedness hereunder; provided that any receivables financing or securitization that does not constitute a Qualified Receivables Transaction and does not qualify as a sale under GAAP shall constitute Indebtedness hereunder.
       “Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith determination of WESCO Distribution, qualified to perform the task for which it has been engaged.
       “Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.
       “Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments”, (i) “Investment” shall include the portion (proportionate to WESCO Distribution’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of WESCO

Distribution at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, WESCO Distribution shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) WESCO Distribution’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to WESCO Distribution’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.
       “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
       “Net Available Cash” from an Asset Disposition means cash payments received (including (a) any cash payments received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Disposition, (b) any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and (c) any cash proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including, without limitation, all broker’s and finder’s fees and expenses, all investment banking fees and expenses, employee severance and termination costs, and trade payable and similar liabilities solely related to the assets sold or otherwise disposed of and required to be paid by the seller as a result thereof), and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all relocation expenses incurred as a result thereof, (iii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (v) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by WESCO Distribution or any Restricted Subsidiary after such Asset Disposition.
       “Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
       “1998 Notes” means the $300,000,000 aggregate principal amount of WESCO Distribution’s 91/8 Senior Subordinated Notes due 2008 issued under the 1998 Notes Indenture.
       “1998 Notes Indenture” means the indenture dated as of June 5, 1998, among WESCO Distribution, Inc., WESCO International, Inc. and J.P. Morgan Trust Company, National Association, under which the 1998 Notes were issued.
       “Noteholder” means the Person in whose name a note is registered on the registrar’s books.

       “Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of WESCO Distribution.
       “Officers’ Certificate” means a certificate signed by two Officers.
       “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to WESCO Distribution or the Trustee.
       “Permitted Investment” means an Investment by WESCO Distribution or any Restricted Subsidiary in (i) WESCO Distribution, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, WESCO Distribution or a Restricted Subsidiary; (iii) Temporary Cash Investments; (iv) receivables owing to WESCO Distribution or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as WESCO Distribution or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business consistent with past practices of WESCO Distribution or such Restricted Subsidiary and not exceeding $5.0 million in the aggregate outstanding at any one time; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to WESCO Distribution or any Restricted Subsidiary or in satisfaction of judgments; (viii) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under “— Certain Covenants — Limitation on Sale of Assets and Subsidiary Stock”; (ix) Investments made in connection with any Asset Disposition or other sale, lease, transfer or other disposition permitted under the Indenture; (x) a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness; provided that any Investment in a Receivables Entity is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest; (xi) Investments in a Related Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (xi) that are at that time outstanding (and not including any Investments outstanding on the Closing Date, not to exceed 5% of Adjusted Consolidated Assets at the time of such Investments (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and (xii) additional Investments in an aggregate amount which, together with all other Investments made pursuant to this clause that are then outstanding, does not exceed $10.0 million.
       “Permitted Liens” means (a) Liens of WESCO Distribution and its Restricted Subsidiaries securing Indebtedness of WESCO Distribution or any of its Restricted Subsidiaries Incurred under the Credit Agreement or other Credit Facilities to the extent permitted to be Incurred under clause (b)(i) and (xiii) of the description of the “Limitation on Indebtedness” covenant; (b) Liens in favor of WESCO Distribution or its Wholly Owned Restricted Subsidiaries; (c) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of WESCO Distribution or is merged into or consolidated with WESCO Distribution or any Restricted Subsidiary of WESCO Distribution; provided that such Liens were not Incurred in connection with, or in contemplation of, such merger or consolidation and such Liens do not extend to or cover any property other than such property, improvements thereon and any proceeds therefrom; (d) Liens of WESCO Distribution securing Indebtedness of WESCO Distribution Incurred under clause (b)(v) of the description of the “— Limitation on Indebtedness” covenant; (e) Liens of WESCO Distribution and its Restricted Subsidiaries securing Indebtedness of WESCO Distribution or any of its Restricted Subsidiaries (including under a Sale/ Leaseback Transaction) permitted to be Incurred under clause (b)(vi), (vii) and (viii) of the description of the “— Limitation on Indebtedness” covenant so long as the Capital Stock, property (real or personal) or equipment to which such Lien attaches solely consists of the Capital Stock, property or equipment which is the subject of such acquisition, purchase, lease, improvement, Sale/ Leaseback Transaction and additions and improvements thereto (and the proceeds therefrom); (f) Liens on property existing at the time of acquisition thereof by WESCO Distribution or any Restricted Subsidiary of WESCO Distribution; provided that such Liens were not Incurred in connection with, or in contemplation of, such acquisition and such Liens do not extend to or cover any property other than such property, additions and improvements thereon and any proceeds therefrom; (g) Liens Incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety or appeal bonds, government contracts, performance and return of money bonds or other obligations of a like nature Incurred in the ordinary course of business; (h) Liens existing on the Closing Date and any additional Liens created under the terms of the agreements relating to such Liens existing on the Closing Date; (i) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (j) Liens Incurred in the ordinary course of business of WESCO Distribution or any Restricted Subsidiary with respect to obligations that do not exceed $20.0 million in the aggregate at any one time outstanding and that (1) are not Incurred in connection with or in contemplation of the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (2) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of the business by WESCO Distribution or such Restricted Subsidiary; (k) statutory Liens of landlords and warehousemen’s, carrier’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens (including contractual landlords’ liens) arising in the ordinary course of business of WESCO Distribution and its Restricted Subsidiaries; (l) Liens Incurred or deposits made in the ordinary course of business of WESCO Distribution and its Restricted Subsidiaries in connection with workers’ compensation, unemployment insurance and other types of social security; (m) easements, rights of way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of WESCO Distribution or any of its Restricted Subsidiaries; (n) Liens securing reimbursement obligations with respect to letters of credit permitted under the covenant entitled “Limitation on Indebtedness” which encumber only cash and marketable securities and documents and other property relating to such letters of credit and the products and proceeds thereof; (o) judgment and attachment Liens not giving rise to an Event of Default; (p) any interest or title of a lessor in the property subject to any Capitalized Lease Obligation permitted under the covenant entitled “Limitation on Indebtedness”; (q) Liens on accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” Incurred in connection with a Qualified Receivables Transaction; (r) Liens securing Refinancing Indebtedness to the extent such Liens do not extend to or cover any property of WESCO Distribution not previously subjected to Liens relating to the Indebtedness being refinanced; or (s) Liens on pledges of the capital stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary.
       “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
       “Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the WESCO Distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
       “principal” of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.
       “Purchase Money Note” means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from WESCO Distribution or any Subsidiary of WESCO Distribution in connection with a Qualified Receivables Transaction to a Receivables Entity, which note (a) shall be repaid from cash available to the Receivables Entity, other than (i) amounts required to be established as reserves pursuant to agreements, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and amounts owing to such investors, (iv) amounts required to pay expenses in connection with such Qualified Receivables Transaction and (v) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in (a).
       “Qualified Receivables Transaction” means any financing by WESCO Distribution or any of its Subsidiaries of accounts receivable in any transaction or series of transactions that may be entered into by WESCO Distribution or any of its Subsidiaries pursuant to which (a) WESCO Distribution or any of its Subsidiaries sells, conveys or otherwise transfers to a Receivables Entity and (b) a Receivables Entity sells, conveys or otherwise transfers to any other Person or grants a security interest to any Person in, any accounts receivable (whether now existing or arising in the future) of WESCO Distribution or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided that (i) the Board of Directors shall have determined in good faith that such Qualified Receivables Transaction is economically fair and reasonable to WESCO Distribution and the Receivables Entity and (ii) all sales of accounts receivable and related assets to the Receivables Entity are made at fair market value (as determined in good faith by WESCO Distribution). The grant of a security interest in any accounts receivable of WESCO Distribution or any of its Restricted Subsidiaries to secure Bank Indebtedness shall not be deemed a Qualified Receivables Transaction.
       “Receivables Entity” means any Wholly Owned Subsidiary of WESCO Distribution (or another Person in which WESCO Distribution or any Subsidiary of WESCO Distribution makes an Investment and to which WESCO Distribution or any Subsidiary of WESCO Distribution transfers accounts receivable and related assets) (i) which engages in no activities other than in connection with the financing of accounts receivable, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, (ii) which is designated by the Board of Directors (as provided below) as a Receivables Entity and (iii) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (A) is Guaranteed by WESCO Distribution or any other Subsidiary of WESCO Distribution (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (B) is recourse to or obligates WESCO Distribution or any other Subsidiary of WESCO Distribution in any way other than pursuant to Standard Securitization Undertakings or (C) subjects any property or asset of WESCO Distribution or any other Subsidiary of WESCO Distribution, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

       “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
       “Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of WESCO Distribution or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the Indenture (including Indebtedness of WESCO Distribution that Refinances Refinancing Indebtedness); provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced (plus any accrued interest and premium thereon and reasonable expenses Incurred in connection therewith); provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of WESCO Distribution or (y) Indebtedness of WESCO Distribution or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.
       “Registration Rights Agreement” means that certain registration rights agreement dated as of the date of Indenture by and among WESCO Distribution, WESCO International and the initial purchasers set forth therein.
       “Related Business” means any businesses of WESCO Distribution and the Restricted Subsidiaries on the Closing Date and any business related, ancillary or complementary thereto.
       “Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness of WESCO Distribution.
       “Restricted Subsidiary” means any Subsidiary of WESCO Distribution other than an Unrestricted Subsidiary.
       “Sale/ Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by WESCO Distribution or a Restricted Subsidiary whereby WESCO Distribution or a Restricted Subsidiary transfers such property to a Person and WESCO Distribution or such Restricted Subsidiary leases it from such Person, other than leases between WESCO Distribution and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.
       “SEC” means the Securities and Exchange Commission.
       “Secured Indebtedness” means any indebtedness of WESCO Distribution secured by a Lien.
       “Secured Indebtedness” of WESCO International has a correlative meaning.
       “Securities Act” means the Securities Act of 1933, as amended.
       “Senior Discount Notes” means the 111/8% senior discount notes due 2008 issued by WESCO International under the indenture dated as of June 5, 1998 between WESCO International and J.P. Morgan Trust Company, National Association.
       “Senior Subordinated Indebtedness” of WESCO Distribution means the 1998 Notes, the notes and any other Indebtedness of WESCO Distribution that specifically provides that such Indebtedness is to rank pari passu with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of WESCO Distribution which is not Senior Indebtedness. “Senior Subordinated Indebtedness” of WESCO International has a correlative meaning.
       “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of WESCO Distribution within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, but shall in no event include a Receivables Entity.
       “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by WESCO Distribution or any Subsidiary of WESCO Distribution which WESCO Distribution has determined in good faith to be customary in an accounts receivable transaction including, without limitation, those relating to the servicing of the assets of a Receivables Entity.
       “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of ouch security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).
       “Subordinated Obligation” means any Indebtedness of WESCO Distribution (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement. “Subordinated Obligation” of WESCO International has a correlative meaning.
       “Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.
       “Temporary Cash Investments” means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $100,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker-dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a financial institution meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of WESCO Distribution) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard and Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. (“S&P”), and (v) investments in securities with maturities of one year or less from the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s Investors Service, Inc.

       “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture.
       “Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.
       “Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.
       “Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.
       “Unrestricted Subsidiary” means (i) any Subsidiary of WESCO Distribution that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of WESCO Distribution (including any newly acquired or newly formed Subsidiary of WESCO Distribution) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, WESCO Distribution or any other Subsidiary of WESCO Distribution that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or (B) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled “Certain Covenants — Limitation on Restricted Payments.” The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) WESCO Distribution could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “Certain Covenants — Limitation on Indebtedness” and (y) no Default shall have occurred and be continuing. Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
       “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.
       “Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
       “WESCO International Guarantee” means the Guarantee of WESCO International of the obligations with respect to the notes issued by WESCO Distribution pursuant to the terms of the Indenture. Such WESCO International Guarantee will be substantially in the form prescribed in the Indenture.
       “Wholly Owned Subsidiary” means a Restricted Subsidiary of WESCO Distribution all the Capital Stock of which (other than directors’ qualifying shares) is owned by WESCO Distribution or another Wholly Owned Subsidiary.

BOOK-ENTRY; DELIVERY AND FORM
       Except as set forth below, the notes were issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The Global Notes
       The notes initially were represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes were deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.
       Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.
       Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
Depository Procedures
       The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
       DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
       DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

•	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

       Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Person will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participant in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
       Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.
       Payments in respect of the principal of, and interest and premium, if any, and additional interest, if any, or, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the Person in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of us or the trustee has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any Participants or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
       DTC has advised us that is current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
       Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effective in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries;

however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear and Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
       DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, we reserve the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its Participants.
       Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we, the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Certificated Notes
       Subject to certain conditions, any Person having a beneficial interests in a Global Note may, upon prior written request to the trustee, exchange such beneficial interests for notes in the form of Certificated Notes. Upon any such issuance, the trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such Person or Persons (or their nominee).
       Neither we nor the trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of notes and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.
Exchange of Global Notes for Certificated Notes
       A Global Note is exchangeable for Certificated Notes if:

•	DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary;

•	We, at our option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

•	there has occurred and is continuing a Default with respect to the notes.
       In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Same Day Settlement and Payment
       We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and premium, if any, and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in The PORTALsm Market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds. Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear of Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear of Clearstream following DTC’s settlement date.

CERTAIN MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS
       The following general discussion represents the opinion of our counsel, Kirkpatrick & Lockhart Nicholson Graham LLP, as to the material U.S. federal income tax considerations with respect to the acquisition, ownership and disposition of a note. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable treasury regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the acquisition, ownership, and disposition of the notes by a prospective investor in light of his or her or its own personal circumstances. This discussion is limited to the U.S. federal income tax consequences to persons who acquired the note for cash on its original issuance at its issue price and who held the note and will hold the note as a capital asset within the meaning of Section 1221 of the Code. This discussion does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it discuss the U.S. federal income tax consequences to certain types of holders subject to special treatment under the U.S. federal income tax laws (for example, financial institutions, insurance companies, dealers in securities or foreign currency, tax-exempt organizations, banks, thrifts, insurance companies, taxpayers holding the notes through a partnership or similar pass-through entity or as part of a “straddle,” “hedge” or “conversion transaction,” or taxpayers that have a “functional currency” other than the U.S. dollar). We have not obtained a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the notes.
       For purposes of this discussion, a U.S. holder is a beneficial owner of a note that is:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
The term “non-U.S. holder” means a beneficial owner of a note (other than a partnership) that is not a U.S. holder.
       If a partnership holds the notes, the tax treatment of a partner of such partnership should generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your own tax advisors.
       Holders are urged to consult their own tax advisors concerning the particular U.S. Federal income and estate tax consequences of the ownership of the notes, as well as the consequences arising under the laws of any other taxing jurisdiction.
U.S. Holders
       The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder of notes.

Interest
       Interest on a note will generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Repayment
       Upon the disposition of a note by sale, exchange or redemption, a U.S. Holder will generally recognize gain or loss equal to the difference between the amount realized on the disposition, other than amounts attributable to accrued interest not yet taken into income which will be taxed as ordinary income, and the U.S. Holder’s tax basis in the note.
       Assuming the note is held as a capital asset, any gain will generally constitute capital gain, and will be long-term capital gain if the U.S. Holder has held the note for longer than 12 months. Any loss will be long-term capital loss if the U.S. Holder has held the note for longer than 12 months. The deductibility of capital losses is subject to limitations.
Non-U.S. Holders
       The following discussion is limited to the U.S. federal income and estate tax consequences to a holder of a note that is a beneficial owner of a note and that is a Non-U.S. Holder. For purposes of the discussion below, interest and gain on the sale, exchange or other disposition of notes will be considered to be “U.S. trade or business income” if such income or gain is:

•	effectively connected with the conduct of a U.S. trade or business or

•	in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) in the United States.

Interest
       Generally, interest paid to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is “portfolio interest.” Generally, interest on the notes will qualify as portfolio interest if such interest is not effectively connected with a U.S. trade or business and the Non-U.S. Holder:

•	does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

•	is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of the Code;

•	is not a bank receiving interest on the extension of the credit made pursuant to a loan agreement made in the ordinary course of its trade or business; and

•	certifies, under penalties of perjury, that such holder is not a U.S. person and provides such holder’s name and address.
       The gross amount of payments of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding or a Non-U.S. Holder claims such income is effectively connected with a U.S. trade or business. U.S. trade or business income will be taxed at regular graduated U.S. rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax. To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed Form W-ECI (in the case of U.S. trade or business income) or Form W-8BEN (in the case of a treaty), or any successor form, as applicable, prior to the payment of interest. These forms must be periodically updated. A Non-U.S. Holder who is claiming the benefits of a treaty may be required, in certain instances, to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, special procedures are provided under applicable regulations for payment through qualified intermediaries.

Sale, Exchange, or Redemption
       Any gain realized on the disposition of a note by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless:

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	the gain is U.S. trade or business income.

Federal Estate Tax
       The notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his death will not be subject to U.S. federal estate tax, provided that the individual does not actually or constructively own 10% or more of the total voting power of our voting stock and income on the notes was not U.S. trade or business income.
Backup Withholding and Information Reporting
       In general, if you are a U.S. holder of notes, information reporting requirements will apply to all payments we make to you and the proceeds from a sale of a note made to you (unless you are an exempt recipient such as a corporation). A backup withholding tax of 28% may apply to such payments if you fail to provide a taxpayer identification number of a certification of exempt status, or if you fail to report in full dividend and interest income.
       In general, if you are a Non-U.S. holder, you will not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us the statement described above under “Interest”. We must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to such holder and the tax withheld with respect to such interest, regardless of whether withholding was required. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.
       In addition, if you are a Non-U.S. Holder, payments of the proceeds of a sale of a note within the United States or conducted through certain U.S.-related financial intermediaries are subject to both backup withholding and information reporting unless you certify under penalties of perjury that you are Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption.
       Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION
       Each broker-dealer that received notes for its own account acknowledged that it will deliver a prospectus in connection with any resale of such notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We and WESCO International have agreed that, for a period of 180 days after July 11, 2006, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until August 22, 2006, all dealers effecting transactions in the notes may be required to deliver a prospectus.
       We will not receive any proceeds from any sale of notes by broker-dealers. Notes received by broker-dealers for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such notes. Any broker-dealer that resells notes that were received by it for its own account and any broker or dealer that participates in a distribution of such notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
       For a period of 180 days after July 11, 2006, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the accompanying letter of transmittal. We have agreed to

LEGAL MATTERS
       Certain legal matters with respect to the notes have been passed upon for us by Kirkpatrick & Lockhart Nicholson Graham LLP, Pittsburgh, Pennsylvania.
EXPERTS
       The financial statements as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2005, included in this prospectus, have been so included in reliance on the report (which contains an explanatory paragraph relating to management’s exclusion of Carlton-Bates Company and Fastec Industrial Corp. from its assessment of internal control over financial reporting as of December 31, 2005 because they were acquired by the Company in purchase business combinations during 2005) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
       The valuation of intangible assets referred to in this prospectus was conducted by American Appraisal Associates, Inc., an independent appraiser.
       The financial statements of Communications Supply Holdings, Inc. & Subsidiary as of December 30, 2005 and December 31, 2004 and for the year ended December 30, 2005, and the period from inception (May 4, 2004) through December 31, 2004, and of the Predecessor for the period from December 27, 2003 through May 3, 2004 incorporated by reference in this prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their report incorporated by reference in this prospectus.

Management’s Report on Internal Control Over Financial Reporting
       Our management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Exchange Act Rule 13a-15(f). Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations (“COSO”) of the Treadway Commission. Based on our evaluation under the framework in Internal Control — Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2005. Management has excluded Carlton-Bates Company and Fastec Industrial Corp. from its assessment of internal control over financial reporting as of December 31, 2005 because they were acquired by the Company in purchase business combinations during 2005. Carlton-Bates Company is a wholly-owned subsidiary whose total assets and total revenues represent $291.7 million and $76.8 million, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2005. Fastec Industrial Corp. is a wholly-owned subsidiary whose total assets and total revenues represent $44.8 million and $27.7 million, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2005.
       Our management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report, which is included herein.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors of WESCO International, Inc.:
       We have completed integrated audits of WESCO International, Inc.’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005 and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements and financial statement schedule
       In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of WESCO International, Inc. and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
Internal control over financial reporting
       Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing on Page F-2, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

       A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
       Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
       As described in Management’s Report on Internal Control Over Financial Reporting, management has excluded Carlton-Bates Company and Fastec Industrial Corp. from its assessment of internal control over financial reporting as of December 31, 2005 because they were acquired by the Company in purchase business combinations during 2005. We have also excluded Carlton-Bates Company and Fastec Industrial Corp. from our audit of internal controls over financial reporting. Carlton-Bates Company is a wholly-owned subsidiary whose total assets and total revenues represent $291.7 million and $76.8 million, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2005. Fastec Industrial Corp. is a wholly-owned subsidiary whose total assets and total revenues represent $44.8 million and $27.7 million, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2005.
PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
March 15, 2006

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,

	2005	2004

	(Dollars in thousands,
	except share data)
Assets
Current Assets:
Cash and cash equivalents	$22,125	$34,523
Trade accounts receivable, net of allowance for doubtful accounts of $12,609 and $12,481 in 2005 and 2004, respectively (Note 4)	315,594	383,364
Other accounts receivable	36,235	30,237
Inventories, net	500,798	387,339
Current deferred income taxes (Note 10)	13,399	3,920
Income taxes receivable	12,814	6,082
Prepaid expenses and other current assets	7,898	9,451

Total current assets	908,863	854,916
Property, buildings and equipment, net (Note 7)	103,083	94,742
Intangible assets, net (Note 3)	83,892	537
Goodwill (Note 3)	542,217	401,610
Other assets	13,104	5,050

Total assets	$1,651,159	$1,356,855

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$572,467	$455,821
Accrued payroll and benefit costs (Notes 12 and 13)	51,220	43,350
Short-term debt (Note 8)	14,500	—
Current portion of long-term debt (Note 8)	36,825	31,413
Deferred acquisition payable (Note 5)	2,680	1,014
Bank overdrafts	3,695	—
Other current liabilities	38,499	32,647

Total current liabilities	719,886	564,245
Long-term debt (Note 8)	352,232	386,173
Long-term deferred acquisition payable (Note 5)	4,346	2,026
Other noncurrent liabilities	9,507	7,904
Deferred income taxes (Note 10)	73,738	42,954

Total liabilities	$1,159,709	$1,003,302
Commitments and contingencies (Note 14)
Stockholders’ Equity (Note 9):
Preferred stock, $.01 par value; 20,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value; 210,000,000 shares authorized, 51,790,725 and 50,483,970 shares issued in 2005 and 2004, respectively	518	505
Class B nonvoting convertible common stock, $.01 par value; 20,000,000 shares authorized, 4,339,431 shares issued in 2005 and 2004; no shares outstanding in 2005 and 2004	43	43
Additional capital	707,407	676,465
Retained deficit	(168,332)	(271,858)
Treasury stock, at cost; 8,418,607 and 8,407,790 shares in 2005 and 2004, respectively	(61,821)	(61,449)
Accumulated other comprehensive income	13,635	9,847

Total stockholders’ equity	491,450	353,553

Total liabilities and stockholders’ equity	$1,651,159	$1,356,855

The accompanying notes are an integral part of the consolidated financial statements.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31

	2005	2004	2003

	(In thousands, except share data)
Net sales	$4,421,103	$3,741,253	$3,286,766
Cost of goods sold (excluding depreciation and amortization below)	3,580,398	3,029,132	2,676,701

Gross profit	840,705	712,121	610,065
Selling, general and administrative expenses	612,780	544,532	501,462
Depreciation and amortization	18,639	18,143	22,558

Income from operations	209,286	149,446	86,045
Interest expense, net	30,183	40,791	42,317
Loss on debt extinguishment, net (Note 8)	14,914	2,577	180
Other expenses (Note 4)	13,305	6,580	4,457

Income before income taxes	150,884	99,498	39,091
Provision for income taxes (Note 10)	47,358	34,566	9,085

Net income	$103,526	$64,932	$30,006

Earnings per share (Note 11)
Basic	$2.20	$1.55	$0.67

Diluted	$2.10	$1.47	$0.65

The accompanying notes are an integral part of the consolidated financial statements.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

				Class B
		Common Stock		Common Stock			Retained	Treasury Stock		Accumulated
	Comprehensive					Additional	Earnings			Other Income
	Income	Amount	Shares	Amount	Shares	Capital	(Deficit)	Amount	Shares	(Loss)

Balance, December 31, 2002		$445	44,483,513	$46	4,653,131	$570,923	$(366,796)	$(33,841)	(4,033,020)	$(1,489)
Exercise of stock options, including tax benefit of $408		2	202,581			937		(234)	(28,048)
Stock-based compensation expense						605
Redemption of stock options, including tax benefit						(12,814)
Repurchase of Class B common stock								(27,295)	(4,339,431)
Conversion of Class B common stock		3	313,700	(3)	(313,700)
Net income	$30,006						30,006
Translation adjustment	7,193									7,193

Comprehensive income	$37,199

Balance, December 31, 2003		450	44,999,794	43	4,339,431	559,651	(336,790)	(61,370)	(8,400,499)	5,704
Exercise of stock options, including tax benefit of $5,386		15	1,484,176			13,999		(79)	(7,291)
Stock-based compensation expense						2,923
Issuance of common stock, net of capitalized issuance costs		40	4,000,000			99,892
Net income	$64,932						64,932
Translation adjustment	4,143									4,143

Comprehensive income	$69,075

Balance, December 31, 2004		505	50,483,970	43	4,339,431	676,465	(271,858)	(61,449)	(8,407,790)	9,847
Exercise of stock options, including tax benefit of $13,815		13	1,306,755			22,347		(372)	(10,817)
Stock-based compensation expense						8,595
Net income	$103,526						103,526
Translation adjustment	3,788									3,788

Comprehensive income	$107,314

Balance, December 31, 2005		$518	51,790,725	$43	4,339,431	$707,407	$(168,332)	$(61,821)	(8,418,607)	$13,635

The accompanying notes are an integral part of the consolidated financial statements.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31

	2005	2004	2003

	(In thousands)
Operating Activities:
Net income	$103,526	$64,932	$30,006
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on debt extinguishment, (net of premium in 2005 of $6,803)	1,446	754	180
Depreciation and amortization	18,639	18,143	22,558
Accretion and amortization of original issue discounts and purchase discounts, respectively	1,218	2,714	2,898
Amortization of gain on interest rate swap	(3,118)	(912)	(533)
Stock option expense	8,595	2,923	605
Amortization of debt issuance costs	1,263	1,426	1,248
Loss (gain) on sale of property, buildings and equipment	(36)	86	(513)
Deferred income taxes	3,560	2,504	3,647
Changes in assets and liabilities:
Change in receivables facility	189,000	(17,000)	(68,000)
Trade and other account receivables	(83,660)	(107,786)	(5,699)
Inventories	(60,220)	(63,767)	25,238
Prepaid expenses and other current assets	12,386	12,703	1,347
Accounts payable	95,657	85,551	12,405
Accrued payroll and benefit costs	6,700	16,384	6,706
Other current and noncurrent liabilities	141	3,289	3,665

Net cash provided by operating activities	295,097	21,944	35,758
Investing Activities:
Capital expenditures	(14,154)	(12,149)	(8,379)
Acquisition payments, net of cash acquired	(278,829)	(34,114)	(2,028)
Other investing activities	2,014	—	1,177

Net cash used by investing activities	(290,969)	(46,263)	(9,230)
Financing Activities:
Proceeds from issuance of long-term debt	643,000	357,600	169,180
Repayments of long-term debt	(662,641)	(415,005)	(166,811)
Proceeds from issuance of common stock	—	105,000	—
Equity issuance costs	—	(5,068)	—
Redemption of stock options	—	(20,144)	—
Proceeds from interest rate swap	—	—	4,563
Debt issuance costs	(9,043)	(112)	(2,389)
Proceeds from exercise of options	8,173	8,422	438
Increase in bank overdrafts	3,695	—	—
Repurchase of Class B common stock	—	—	(27,295)
Payments on capital lease obligations	(215)	—	—

Net cash provided (used) by financing activities	(17,031)	30,693	(22,314)

Effect of exchange rate changes on cash and cash equivalents	505	654	711
Net change in cash and cash equivalents	(12,398)	7,028	4,925
Cash and cash equivalents at the beginning of period	34,523	27,495	22,570

Cash and cash equivalents at the end of period	$22,125	$34,523	$27,495

Supplemental disclosures:
Cash paid for interest	$29,606	$36,539	$38,814
Cash paid for taxes	28,917	18,271	2,544
Non-cash investing activities:
Property, plant and equipment acquired through capital leases	2,000	857	—
Deferred acquisition payable related to prior acquisition	5,000	—	—
Note issued in connection with acquisition	3,329	—	—
Conversion of deferred acquisition payable to note	—	50,000	—
Non-cash financing activities:
Decrease (increase) in fair value of outstanding interest rate swaps	—	583	(135)
Redemption of stock options	—	—	20,144
The accompanying notes are an integral part of the consolidated financial statements.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization
       WESCO International, Inc. and its subsidiaries (collectively, “WESCO”), headquartered in Pittsburgh, Pennsylvania, is a full-line distributor of electrical supplies and equipment and is a provider of integrated supply procurement services with operations in the United States, Canada, Mexico, Puerto Rico, Guam, the United Kingdom, Nigeria, United Arab Emirates and Singapore. WESCO currently operates approximately 370 branch locations and eight distribution centers (six in the United States and two in Canada).

2.	Accounting Policies
Basis of Consolidation
       The consolidated financial statements include the accounts of WESCO International, Inc. and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
       The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions WESCO may undertake in the future, actual results may ultimately differ from the estimates.
Revenue Recognition
       Revenues are recognized for product sales when title, ownership and risk of loss pass to the customer, or for services when the service is rendered or evidence of a customer arrangement exists. In the case of stock sales and special orders, a sale occurs at the time of shipment from our distribution point, as the terms of WESCO’s sales are FOB shipping point. In cases where we process customer orders but ship directly from our suppliers, revenue is recognized once product is shipped and title has passed. For some of our customers, we provide services such as inventory management or other specific support. Revenues are recognized upon evidence of fulfillment of the agreed upon services. In all cases, revenue is recognized once the sales price to our customer is fixed or is determinable and WESCO has reasonable assurance as to the collectibility in accordance with Staff Accounting Bulletin No. 104.
Gross Profit
       Our calculation of gross profit is net sales less cost of goods sold. Cost of goods sold includes our cost of the products sold and excludes cost for selling, general and administrative expenses and depreciation and amortization, which are reported separately in the statement of income.
Supplier Volume Rebates
       WESCO receives rebates from certain suppliers based on contractual arrangements with such suppliers. An asset, included within other accounts receivable on the balance sheet, represents the estimated amounts due to WESCO under the rebate provisions of such contracts. The corresponding rebate income is recorded as a reduction of cost of goods sold. The appropriate level of such income is derived from the level of actual purchases made by WESCO

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
from suppliers, in accordance with the provisions of Emerging Issues Task Force (“EITF”) Issue No. 02-16, Accounting by a Reseller for Cash Consideration Received from a Vendor. Receivables under the supplier rebate program are within other accounts receivable and were $30.6 million at December 31, 2005 and $26.8 million at December 31, 2004. The total amount recorded as a reduction to cost of goods sold was $47.2 million, $44.5 million and $29.3 million for 2005, 2004 and 2003, respectively.
Shipping and Handling Costs and Fees
       WESCO records the majority of costs and fees associated with transporting its products to customers as a component of selling, general and administrative expenses. These costs totaled $44.5 million, $36.6 million and $36.2 million in 2005, 2004 and 2003, respectively.
       The remaining shipping and handling costs relate to costs that are billed to our customers. These costs and the related revenue are included in net sales in the consolidated statements of operations.
Cash Equivalents
       Cash equivalents are defined as highly liquid investments with original maturities of 90 days or less when purchased. As of December 31, 2005, cash and cash equivalents were $22.1 million, a decrease of $12.4 million from December 31, 2004.
Asset Securitization
       WESCO accounts for the securitization of accounts receivable in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. At the time the receivables are sold, the balances are removed from the balance sheet. SFAS No. 140 also requires retained interests in the transferred assets to be measured by allocating the previous carrying amount between the assets sold and retained interests based on their relative fair values at the date of transfer. WESCO estimates fair value based on the present value of expected future cash flows discounted at a rate commensurate with the risks involved.
Allowance for Doubtful Accounts
       WESCO maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. WESCO has a systematic procedure using estimates based on historical data and reasonable assumptions of collectibility made at the local branch level and on a consolidated corporate basis to calculate the allowance for doubtful accounts. If the financial condition of WESCO’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The allowance for doubtful accounts was $12.6 million at December 31, 2005 and $12.5 million at December 31, 2004, respectively. The total amount recorded as selling, general and administrative expense related to bad debts was $8.6 million, $5.8 million and $10.2 million for 2005, 2004 and 2003, respectively.
Inventories
       Inventories primarily consist of merchandise purchased for resale and are stated at the lower of cost or market. Cost is determined principally under the average cost method. WESCO makes provisions for obsolete or slow-moving inventories as necessary to reflect reduction in

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
inventory value. Reserves for excess and obsolete inventories were $12.5 million and $10.1 million at December 31, 2005 and 2004, respectively. The total expense related to excess and obsolete inventories, included in cost of goods sold, was $4.1 million, $5.5 million and $5.0 million for 2005, 2004 and 2003, respectively. WESCO absorbs into the cost of inventory the general and administrative expenses related to inventory such as purchasing, receiving and storage and at December 31, 2005 and 2004 $30.2 million and $27.1 million, respectively, of these costs were included in the ending inventory.
Other Assets
       WESCO amortizes deferred financing fees over the term of the various debt instruments. Deferred financing fees in the amount of $9.6 million related to new and amended financing was incurred during the year ending December 31, 2005. As of December 31, 2005 and 2004, the amount of other assets related to unamortized deferred financing fees was $12.7 million and $4.6 million, respectively.
Property, Buildings and Equipment
       Property, buildings and equipment are recorded at cost. Depreciation expense is determined using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over either their respective lease terms or their estimated lives, whichever is shorter. Estimated useful lives range from five to forty years for buildings and leasehold improvements and three to seven years for furniture, fixtures and equipment.
       Computer software is accounted for in accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Capitalized computer software costs are amortized using the straight-line method over the estimated useful life, typically two to five years, and are reported at the lower of unamortized cost or net realizable value.
       Expenditures for new facilities and improvements that extend the useful life of an asset are capitalized. Ordinary repairs and maintenance are expensed as incurred. When property is retired or otherwise disposed of, the cost and the related accumulated depreciation are removed from the accounts and any related gains or losses are recorded and reported as selling, general and administrative expenses.
       The Company assesses its long-lived assets for impairment by reviewing periodically the Company’s operating performance by branch and respective utilization of real and tangible assets at such sites; by evaluating utilization of computer hardware and software, which is amortized over 3 to 5 years; utilization and serviceability of all other assets; and by comparing fair values of real properties against market values of similar properties. Upon closure of any branch, asset usefulness and remaining life are evaluated and any charges taken as appropriate. Of our $103.1 million net book value of long-lived assets as of December 31, 2005, of which $7.1 million was the net book value of assets acquired through acquisitions in 2005, $64.6 million consists of land, buildings and leasehold improvements and are geographically dispersed among our 370 branches and eight distribution centers, mitigating the risk of impairment. Approximately $19 million of assets consist of computer equipment and capitalized software and are evaluated for use and serviceability relative to carrying value. The remaining fixed assets, mainly of furniture and fixtures, warehousing equipment and transportation equipment, are similarly evaluated for serviceability and use. As of December 31,2005 the net book value of long-lived assets was estimated to approximate the fair value of fixed assets.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Goodwill
       Effective January 1, 2002, WESCO adopted SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, goodwill is no longer amortized, but is reduced if impaired. Goodwill is tested for impairment annually during the fourth quarter or more frequently if events or circumstances occur indicating that goodwill might be impaired. This process involves estimating fair value using discounted cash flow analyses. Considerable management judgment is necessary to estimate discounted future cash flows. Assumptions used for these estimated cash flows were based on a combination of historical results and current internal forecasts. Two primary assumptions were an average long-term revenue growth rate of between 3% and 13% and a discount rate of 8%. Goodwill totaled $542.2 million at December 31, 2005 and $401.6 million at December 31, 2004.
Intangible Assets
       Intangible assets are capitalized and amortized over 5 to 19 years when the life is determinable. For intangible assets that have an indefinite life, no amortization is recorded. Intangible assets related to customer relationships are amortized using an accelerated method whereas all other intangible assets subject to amortization use a straight-line method which reflects the pattern in which the economic benefits of the respective assets are consumed or otherwise used. Intangible assets are tested annually for impairment or more frequently if events of circumstances occur indicating that the respective asset might be impaired.
Insurance Programs
       WESCO uses commercial insurance for auto, workers’ compensation, casualty and health claims as a risk-reduction strategy to minimize catastrophic losses. Our strategy involves large deductibles where WESCO must pay all costs up to the deductible amount. WESCO estimates our reserve based on historical incident rates and costs. The assumptions included in developing this accrual include the period of time from incurrence of a medical claim until the claim is paid by the insurance provider. Presently, this period is estimated to be eight weeks. The total liability related to the insurance programs was $7.5 million at December 31, 2005 and $6.7 million at December 31, 2004.
Income Taxes
       Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances, if any, are provided when a portion or all of a deferred tax asset may not be realized. WESCO reviews uncertain tax positions and assesses the need and amount of contingency reserves necessary to cover any probable audit adjustments.
Foreign Currency
       The local currency is the functional currency for all of WESCO’s operations outside the United States. Assets and liabilities of these operations are translated to U.S. dollars at the exchange rate in effect at the end of each period. Income statement accounts are translated at the average exchange rate prevailing during the period. Translation adjustments arising from the use of differing exchange rates from period to period are included as a component of other

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
comprehensive income within stockholders’ equity. Gains and losses from foreign currency transactions are included in net income for the period.
Treasury Stock
       Common stock purchased for treasury is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock, with cost determined on a weighted average basis.
Stock-Based Compensation
       During the year ended December 31, 2003, WESCO adopted the measurement provisions of SFAS No. 123, Accounting for Stock-Based Compensation. This change in accounting method was applied on a prospective basis in accordance with SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of SFAS No. 123. Stock options awarded prior to 2003 are accounted for under the intrinsic value method under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. WESCO recognized $8.6 million and $2.9 million of compensation expense related to equity awards in the years ended December 31, 2005 and 2004, respectively.
       The following table presents the pro forma results as if the fair-value-based method of accounting for stock-based awards had been applied to all outstanding options:

	Year Ended December 31

	2005	2004	2003

	(Dollars in thousands,
	except per share amounts)
Net income reported	$103,526	$64,932	$30,006
Add: Stock-based compensation expense included in reported net income, net of related tax	5,896	1,900	393
Deduct: Stock-based employee compensation expense determined under SFAS No. 123 for all awards net of related tax	(6,404)	(2,672)	(1,876)

Pro forma net income	$103,018	$64,160	$28,523
Earnings per share:
Basic as reported	$2.20	$1.55	$0.67
Basic pro forma	$2.19	$1.53	$0.64
Diluted as reported	$2.10	$1.47	$0.65
Diluted pro forma	$2.09	$1.45	$0.62
       The weighted average fair value per equity award granted was $15.23, $13.84 and $4.00 for the years ended December 31, 2005, 2004 and 2003, respectively.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       For purposes of presenting pro forma results, the fair value of each option grant or stock appreciation is estimated on the date of grant using the Black-Scholes option pricing model and the following weighted average assumptions:

	Year Ended
	December 31

	2005	2004	2003

Risk-free interest rate	3.0%	3.9%	4.0%
Expected life (years)	4.0	6.0	7.0
Stock price volatility	59.0%	64.0%	67.0%
Fair Value of Financial Instruments
       The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities, a revolving line of credit, a mortgage financing facility, notes payable, debentures and other long-term debt. The Company’s 2017 Notes and Debentures have a fair value in excess of carrying value based upon market price quotes for these instruments including at December 31, 2005. The carrying value of our mortgage facility and other long-term debt are considered to approximate fair value, based upon market comparisons available for instruments with similar terms and maturities. For all remaining WESCO financial instruments, carrying values are considered to approximate fair value due to their short maturities.
Environmental Expenditures
       WESCO has facilities and operations that distribute certain products that must comply with environmental regulations and laws. Expenditures for current operations are expensed or capitalized, as appropriate. Expenditures relating to existing conditions caused by past operations, and that do not contribute to future revenue, are expensed. Liabilities are recorded when remedial efforts are probable and the costs can be reasonably estimated.
Recent Accounting Pronouncements
       In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 154, Accounting Changes and Error Corrections, which changes the requirements for the accounting and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle as well as to changes required by an accounting pronouncement that does not include specific transition provisions. SFAS No. 154 eliminates the requirement to include the cumulative effect of changes in accounting principle in the income statement and instead requires that changes in accounting principle be retroactively applied. A change in accounting estimate continues to be accounted for in the period of change and future periods if necessary. A correction of an error continues to be reported by restating prior period financial statements. SFAS No. 154 is effective for WESCO for accounting changes and correction of errors made on or after January 1, 2006.
       In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. This statement is a revision of SFAS Statement No. 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123R addresses all forms of share-based payment (“SBP”) awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS No. 123R, SBP awards result in a cost that will

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest and will be reflected as compensation expense in the financial statements. In addition, this statement will apply to unvested options granted prior to the effective date. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 regarding the SEC Staff’s interpretation of SFAS No. 123R and provides the Staff’s view regarding interaction between SFAS No. 123R and certain SEC rules and regulations and provides interpretation of the valuation of SBP for public companies. In April 2005, the SEC approved a rule that delays the effective date of SFAS No. 123R for annual, rather than interim, reporting periods that begin after June 15, 2005. In January 2006, the FASB approved the release of FASB Staff Position (“FSP”) FAS No. 123(R)-4, Clarification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement Upon the Occurrence of a Contingent Event. The FSP addresses certain contingencies we might have incurred related to our stock option plans. We will adopt SFAS No. 123R utilizing a modified prospective method and beginning with the 2006 first quarter reporting period ending March 31, 2006. The adoption of SFAS No. 123R and the subsequently issued FSP will not produce a material impact on the Company’s financial position, results of operations and cash flows.
       In November 2004, the FASB issued SFAS No. 151, Inventory Costs an amendment of Accounting Research Bulletin (“ARB”) No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for normal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). This statement becomes effective for fiscal years beginning after June 15, 2005. This statement will not have a material effect on our financial statements.
       In May 2004, the FASB issued FSP No. FAS 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004 (FSP 109-2) which provides guidance under SFAS No. 109, Accounting for Income Taxes, with respect to recording the potential impact of the repatriation provisions of the American Jobs Creation Act of 2004 (the “Jobs Act”) on enterprises’ income tax expense and deferred tax liability. The Jobs Act was enacted on October 22, 2004. FSP 109-2 states that an enterprise is allowed time beyond the financial reporting period of enactment to evaluate the effect of the Jobs Act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying SFAS No. 109. In 2005, we elected to repatriate earnings of approximately $23.0 million under the provisions of the Jobs Act, incurring only a $1.0 million income tax charge.

3.	Goodwill and Intangible Assets
Goodwill
       During the fourth quarter of 2005, WESCO completed its annual impairment review required by SFAS No. 142. Each of WESCO’s seven reporting units was tested for impairment by comparing the implied fair value of each reporting unit with its carrying value using discounted cash flow analyses. Assumptions used for these estimated cash flows were based on a combination of historical results and current internal forecasts. No impairment losses were identified as a result of this review.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       The changes in the carrying amount of goodwill were as follows:

	Year Ended
	December 31

	2005	2004

	(In thousands)
Beginning balance January 1	$401,610	$398,673
Additions to goodwill for prior acquisitions:
Herning Enterprise, Inc.	—	422
Avon Electrical Supply, Inc.(1)	5,560	2,989
WR Control Panel, Inc.	—	(600)
Additional goodwill for acquisitions:
Fastec Industrial Corp.	5,396	—
Carlton-Bates Company	129,588	—
Foreign currency translation	63	126

Ending balance December 31	$542,217	$401,610

(1)	Represents $560 thousand paid for this acquisition and $5.0 million of contingent consideration for the final acquisition payment which management has estimated will be paid between 2006 and 2008 and is reported as deferred acquisition payable.
Intangible Assets
       Intangible assets consist of the following:

		Year Ended
		December 31
	Useful Life
	in Years	2005	2004

		(In thousands)
Trademarks	Indefinite	$18,400	$—
Non-compete agreements	5	4,787	—
Customer relationships	13-19	54,700	4,309
Distribution agreements	5	12,000	—

		89,887	4,309
Accumulated amortization		(5,995)	(3,772)

Ending balance December 31		$83,892	$537

       Amortization expense related to intangible assets totaled $2.2 million, $0.2 million and $1.8 million for the years ended December 31, 2005, 2004 and 2003, respectively.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       The following table sets forth the estimated amortization expense for intangibles for the next five years (in thousands):

Estimated
Amortization
For the year ended December 31,	Expenses

2006	$7,626
2007	7,752
2008	7,127
2009	7,407
2010	7,449

4.	Accounts Receivable Securitization Facility
       WESCO maintains a Receivables Facility that had a total purchase commitment of $400 million as of December 31, 2005. The Receivables Facility has a term of three years and is subject to renewal in May 2008. Under the Receivables Facility, WESCO sells, on a continuous basis, an undivided interest in all domestic accounts receivable to WESCO Receivables Corporation, a wholly owned, special-purpose entity (“SPE”). The SPE sells, without recourse, to a third-party conduit all the eligible receivables while maintaining a subordinated interest, in the form of over collateralization, in a portion of the receivables. WESCO has agreed to continue servicing the sold receivables for the financial institution at market rates; accordingly, no servicing asset or liability has been recorded.
       As of December 31, 2005 and 2004, accounts receivable eligible for securitization totaled approximately $525 million and $420 million, respectively, of which the subordinated retained interest was approximately $128 million and $212 million, respectively. Accordingly, $397.0 million and $208.0 million of accounts receivable balances were removed from the consolidated balance sheets at December 31, 2005 and 2004, respectively. Costs associated with the Receivables Facility totaled $13.3 million, $6.6 million and $4.5 million in 2005, 2004 and 2003, respectively. These amounts are recorded as other expenses in the consolidated statements of income and are primarily related to the discount and loss on the sale of accounts receivables, partially offset by related servicing revenue.
       The key economic assumptions used to measure the retained interest at the date of the securitization completed in 2005 were a discount rate of 3.5% and an estimated life of 1.5 months.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Acquisitions
       The following table sets forth the consideration paid for acquisitions:

	Year Ended December 31

	2005	2004	2003

	(In thousands)
Details of acquisitions:
Fair value of assets acquired	$331,302	$—	$—
Amounts earned under acquisition agreements	5,560	2,811	84,343
Fair value of liabilities assumed	(48,673)	—	—
Deferred acquisition payable	(5,000)	—	(84,343)
Deferred acquisition payment and note conversion	1,013	81,303	2,028
Note issued to seller	(3,329)	(50,000)	—

Cash paid for acquisitions	$280,873	$34,114	$2,028

Supplemental cash flow disclosure related to acquisitions:
Cash paid for acquisitions	$280,873	$34,114	$2,028
Less: cash acquired	(2,044)	—	—

Cash paid for acquisitions, net of cash acquired	$278,829	$34,114	$2,028

       Acquisitions were accounted for under the purchase method of accounting in accordance with SFAS No. 141, Business Combinations. Accordingly, the purchase price has been allocated based on an independent appraisal of the fair value of intangible assets and management’s estimate of the fair value of tangible assets acquired and liabilities assumed with the excess being recorded primarily as goodwill as of the effective date of the acquisition.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       The preliminary allocation of assets acquired and liabilities assumed for the 2005 acquisitions are summarized below.

	Fastec
	Industrial	Carlton-Bates
	Corp.	Company	Total

	(In thousands)
Assets Acquired
Cash and equivalents	$281	$1,763	$2,044
Trade accounts receivable	4,675	37,628	42,303
Inventories	11,944	40,709	52,653
Deferred income taxes short-term	—	1,861	1,861
Other accounts receivable	—	840	840
Prepaid expenses	161	762	923
Income taxes receivable	—	2,789	2,789
Property, buildings and equipment	2,168	5,159	7,327
Intangible assets	11,134	74,444	85,578
Goodwill	5,396	129,588	134,984

Total assets acquired	35,759	295,543	331,302
Liabilities Assumed
Accounts payable	2,663	16,901	19,564
Accrued and other current liabilities	767	8,599	9,366
Deferred income taxes long-term	—	19,607	19,607
Other noncurrent liabilities	—	136	136

Total liabilities assumed	3,430	45,243	48,673

Fair value of net assets acquired, including intangible assets	$32,329	$250,300	$282,629

Acquisition of Carlton-Bates Company
       On September 29, 2005, WESCO acquired Carlton-Bates Company (“Carlton-Bates”), headquartered in Little Rock, Arkansas. The purchase price was $248.5 million, net of $1.8 million cash acquired, of which $25.0 million of the purchase price was held in escrow to address up to $5.0 million of post-closing adjustments relating to working capital and up to $20.0 million of potential indemnification claims, with all distributions from the escrow to be made by March 2008. Distributions of $2.0 million and $3.0 million were made from the escrow in November 2005 and February 2006, respectively in accordance with terms set forth in the purchase agreement.
       Carlton-Bates operates two business divisions: (1) a traditional branch-based distributor and (2) the LADD division, the sole U.S. distributor of engineered connecting devices for the industrial products division of Deutsch Company ECD. Carlton-Bates is a regional distributor of electrical and electronic components with a special emphasis on automation and electromechanical applications and the original equipment manufacturer markets. Carlton-Bates also adds new product categories, new supplier relationships, kitting and light assembly services, and provides opportunities to penetrate further into specialty products and value-added services.
       The purchase price allocation resulted in intangible assets of $74.4 million and goodwill of $129.6 million, of which $55.9 million is deductible for tax purposes. The intangible assets include

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
customer relationships of $45.3 million amortized over a range of 13 to 19 years, trademarks of $16.9 million and distribution agreements of $12.0 million and non-compete agreements of $0.2 million, both of which are amortized over five years. Trademarks have an indefinite life and are not being amortized. The intangible assets were valued by American Appraisal Associates, Inc., an independent appraiser. No residual value is estimated for these intangible assets.
       The operating results of Carlton-Bates have been included in WESCO’s consolidated financial statements since September 29, 2005. Un-audited pro forma results of operations (in thousands, except per share data) for the twelve months ended December 31, 2005 and 2004 are included below as if the acquisition occurred on the first day of the respective periods. This summary of the un-audited pro forma results of operations is not necessarily indicative of what WESCO’s results of operations would have been had Carlton-Bates been acquired at the beginning of 2004, nor does it purport to represent results of operations for any future periods. Seasonality of sales is not a significant factor to these pro forma combined results of operations.

	Year Ended
	December 31

	2005	2004

	(In thousands, except
	per share amounts)
Net sales	$4,643,039	$4,017,696
Net income	$103,940	$59,290
Earnings per common share:
Basic	$2.21	$1.42
Diluted	$2.11	$1.34
Acquisition of Fastec Industrial Corp.
       On July 29, 2005, WESCO acquired the assets and business of Fastec Industrial Corp. (“Fastec”). Fastec is a nationwide importer and distributor of industrial fasteners, cabinet and locking and latching products. WESCO paid $28.7 million, net of $0.3 million cash acquired, and issued a $3.0 million promissory note to consummate this acquisition. In accordance with the terms of the purchase, a net working capital valuation was performed subsequent to the closing date of the acquisition resulting in an increase to the purchase price and the note payable in the amount of $0.3 million.
       The purchase price allocation resulted in intangible assets of $11.1 million and goodwill of $5.4 million, which is expected to be fully deductible for tax purposes. The intangible assets include customer relationships of $9.4 million, trademarks of $1.5 million and non-compete agreements of $0.2 million. Trademarks have an indefinite life and are not being amortized. Non-compete agreements are being amortized over 5 years and customer relationships over 15 years. The intangible assets were valued by American Appraisal Associates, Inc., an independent appraiser. No residual value is estimated for the intangible assets.
       The operating results of Fastec have been included in WESCO’s operating results since July 29, 2005. Pro forma comparative results of WESCO, assuming the acquisition of Fastec had been made at the beginning of fiscal 2004, would not have been materially different from the reported results or the pro forma results presented above.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Acquisition of Bruckner Supply Company, Inc.
       In 1998, WESCO acquired substantially all the assets and assumed substantially all liabilities and obligations relating to the operations of Bruckner Supply Company, Inc. (“Bruckner”). The terms of the purchase agreement provide for additional contingent consideration to be paid based on achieving certain earnings targets. The amount of earnout proceeds payable in any single year subsequent to achieving the earnings target is capped under this agreement at $30 million per year. As a result of Bruckner’s performance in 2003, WESCO recorded a liability of $80 million as of December 31, 2003 for contingent consideration relating to the Bruckner agreement. In June 2004, WESCO paid $30 million pursuant to this agreement, and the remaining $50 million, including interest at a fixed rate of 10% due under the agreement, was converted into a note payable. In June 2005 WESCO paid $30 million pursuant to the note, and the remaining payment of $20 million under this note is due June 2006. No additional amounts can be earned under this agreement.
Other Acquisition
       Another acquisition agreement contains contingent consideration for the final acquisition payment which management has estimated will be $5.0 million and paid between 2006 and 2008 and is reported as deferred acquisition payable. A net payment of $2.0 million ($3.0 million mandatory payment reduced for acquisition related expenses of $1.0 million) was paid in the fourth quarter of 2004 related to this acquisition.

6.	Concentrations of Credit Risk and Significant Suppliers
       WESCO distributes its products and services and extends credit to a large number of customers in the industrial, construction, utility and manufactured structures markets. In addition, WESCO’s largest supplier accounted for approximately 12%, 12% and 13% of WESCO’s purchases for each of the three years, 2005, 2004 and 2003, respectively, and therefore, WESCO could potentially incur risk due to supplier concentration. Based upon WESCO’s broad customer base, the Company has concluded that it has no credit risk due to customer concentration.

7.	Property, Buildings and Equipment
       The following table sets forth the components of property, buildings and equipment:

	December 31,

	2005	2004

	(In thousands)
Buildings and leasehold improvements	$73,902	$72,778
Furniture, fixtures and equipment	119,623	94,377
Software costs	38,656	38,317

	232,181	205,472
Accumulated depreciation and amortization	(151,448)	(134,678)

	80,733	70,794
Land	19,822	19,222
Construction in progress	2,528	4,726

	$103,083	$94,742

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       Depreciation expense was $14.5 million, $12.7 million and $16.0 million, and capitalized software amortization was $4.1 million, $5.4 million and $6.6 million, in 2005, 2004 and 2003, respectively. The unamortized software cost was $6.8 million and $6.7 million as of December 31, 2005 and 2004, respectively. Furniture, fixtures and equipment include capitalized leases of $2.6 million and $0.9 million and related accumulated amortization of $0.4 million and $0.1 million as of December 31, 2005 and 2004, respectively.

8.	Debt
       The following table sets forth WESCO’s outstanding indebtedness:

	December 31,

	2005	2004

	(In thousands)
Revolving credit facility	$29,000	$—
Mortgage financing facility	48,213	49,391
Acquisition related notes:
Bruckner	20,000	50,000
Fastec	3,329	—
Other	176	36
Capital leases	2,839	840
9.125% Senior Subordinated Notes due 2008(1)	—	317,319
7.50% Senior Subordinated Notes due 2017	150,000	—
2.625% Convertible Senior Debentures due 2025	150,000	—

	403,557	417,586
Less current portion	(36,825)	(31,413)
Less short-term debt	(14,500)	—

	$352,232	$386,173

(1)	Net of original issue discount of $4,934 and purchase discount of $3,914 in 2004, and interest rate swaps of $(2,669) in 2004.
Revolving Credit Facility
       In March 2002, WESCO entered into a revolving credit agreement (“Revolving Credit Facility”) that is collateralized by substantially all personal property owned by WESCO Distribution and its subsidiaries. In 2005, WESCO amended and restated the revolving credit agreement to, among other things, amend the maturity date to June 2010 and to create two separate sub-facilities: (i) a U.S. sub-facility with a borrowing limit of up to $225 million and (ii) a Canadian sub-facility with a borrowing limit of up to $50 million.
       Availability under the facility is predicated upon the amount of U.S. and Canadian eligible inventory and Canadian receivables applied against certain advance rates. Depending upon the amount of excess availability under the Revolving Credit Facility, interest is calculated at LIBOR plus a margin that ranges between 1.0% and 1.75% or at the Index Rate (prime rate published by the Wall Street Journal) plus a margin that ranges between (0.25%) and 0.50%. As long as the average daily excess availability for both the preceding and projected succeeding 90-day period is greater than $50 million, we would be permitted to make acquisitions and repurchase outstanding public stock and bonds.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       The above permitted transactions would also be allowed if such excess availability is between $25 million and $50 million and our fixed charge coverage ratio, as defined by the revolving credit agreement, is at least 1.25 to 1.0 after taking into consideration the permitted transaction. Additionally, if excess availability under the agreement is less than $50 million, then WESCO must maintain a fixed charge coverage ratio of 1.1 to 1.0. At December 31, 2005, the interest rate was 6.3%. WESCO was in compliance with all such covenants as of December 31, 2005.
       During 2005, WESCO borrowed $343 million in the aggregate under the Revolving Credit Facility and made repayments in the aggregate amount of $314 million. During 2004, aggregate borrowings and repayments each were $357.6 million. At December 31, 2005, WESCO had an outstanding balance under the facility of $29 million, of which $14.5 million is classified as short-term debt. WESCO had approximately $228 million available under the facility at December 31, 2005, after giving effect to an outstanding letter of credit, as compared to approximately $172 million at December 31, 2004.
Mortgage Financing Facility
       In February 2003, WESCO finalized a mortgage financing facility of $51 million, $48.2 million of which was outstanding as of December 31, 2005. Total borrowings under the mortgage financing facility are subject to a 22-year amortization schedule, with a balloon payment due at the end of the 10-year term. The interest rate on borrowings under this facility is fixed at 6.5%. Proceeds from the borrowings were used primarily to reduce outstanding borrowings under WESCO’s revolving credit facility.
Bruckner Note Payable
       In 2004, WESCO finalized the remaining amount pursuant to the Bruckner purchase agreement. This resulted in establishing a promissory note in favor of the sellers of $50 million and in June 2005, we paid $30 million in accordance with the terms of the promissory note. The remaining $20 million is due in June 2006 and is classified as short-term debt.
9.125% Senior Subordinated Notes due 2008
       In June 1998 and August 2001, WESCO Distribution, Inc. completed offerings of $300 million and $100 million, respectively, in aggregate principal amount of 9.125% Senior Subordinated Notes due 2008 (the “2008 Notes”). The 2008 Notes were issued at an average issue price of 98% of par. The net proceeds received from the 2008 Notes were approximately $376 million. The net proceeds were used to repay outstanding indebtedness. The 2008 Notes are fully and unconditionally guaranteed by WESCO International, Inc.
       During 2003 and 2004, WESCO repurchased $21.1 million and $55.3 million, respectively, in aggregate principal amount 2008 Notes. WESCO recorded a net loss of $2.6 million in 2004 and a net gain of $0.6 million in 2003. As of December 31, 2004, WESCO had outstanding $323.5 million in aggregate principal amount of 2008 Notes.
       During 2005, WESCO Distribution redeemed all of the remaining principal amount of the 2008 Notes, incurring a charge of $14.9 million. The charge included the payment of a redemption price at 101.521% of par and the write-off of unamortized original issue discount and debt issue costs.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Interest Rate Swap Agreements
       In September 2003, WESCO entered into a $50 million interest rate swap agreement and, in December 2003, WESCO entered into two additional $25 million interest rate swap agreements as a means to hedge its interest rate exposure and maintain certain amounts of variable rate and fixed rate debt. Net amounts to be received or paid under the swap agreements were reflected as adjustments to interest expense. These agreements had terms expiring concurrently with the maturity of 2008 Notes and were entered into with the intent of effectively converting $100 million of the 2008 Notes from a fixed to a floating rate. Pursuant to these agreements, WESCO received semi-annual fixed interest payments at the rate of 9.125% commencing December 1, 2003 and made semi-annual variable interest rate payments at six-month LIBOR rates plus a premium in arrears.
       In October 2005, in conjunction with the redemption of the 2008 Notes, WESCO terminated its three interest rate swap agreements, resulting in termination fees of $2.3 million. Upon redemption of the 2008 Notes, the balance of the unamortized gain in the amount of $2.4 million was recognized as income. The net of the termination fees and interest rate swap resulted in income before taxes of $0.1 million in 2005.
7.50% Senior Subordinated Notes due 2017
       At December 31, 2005, $150 million in aggregate principal amount of the 7.50% Senior Subordinated Notes due 2017 (the “2017 Notes”) was outstanding. The 2017 Notes were issued by WESCO Distribution under an indenture dated as of September 27, 2005 with J.P. Morgan Trust Company, National Association, as trustee, and are unconditionally guaranteed on an unsecured basis by WESCO International, Inc. The 2017 Notes accrue interest at the rate of 7.50% per annum and are payable in cash semi-annually in arrears on each April 15 and October 15, commencing April 15, 2006.
       At any time on or after October 15, 2010, WESCO Distribution may redeem all or a part of the 2017 Notes. Between October 15, 2010 and October 14, 2011, WESCO Distribution may redeem all or a part of the 2017 Notes at a redemption price equal to 103.750% of the principal amount. Between October 15, 2011 and October 14, 2012, WESCO Distribution may redeem all or a part of the 2017 Notes at a redemption price equal to 102.500% of the principal amount. On and after October 15, 2013, WESCO Distribution may redeem all or a part of the 2017 Notes at a redemption price equal to 100% of the principal amount.
       If WESCO Distribution undergoes a change of control prior to maturity, holders of 2017 Notes will have the right, at their option, to require WESCO Distribution to repurchase for cash some or all of their 2017 Notes at a repurchase price equal to 101% of the principal amount of the 2017 Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.
2.625% Convertible Senior Debentures due 2025
       At December 31, 2005, $150 million in aggregate principle amount of 2.625% Convertible Senior Debentures due 2025 (the “Debentures”) was outstanding. The Debentures were issued by WESCO International, Inc. under an indenture dated as of September 27, 2005 with J.P. Morgan Trust Company, National Association, as Trustee, and are unconditionally guaranteed on an unsecured senior subordinated basis by WESCO Distribution. The Debentures accrue interest at the rate of 2.625% per annum and are payable in cash semi-annually in arrears on each April 15 and October 15, commencing April 15, 2006. Beginning with the six-month

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
interest period commencing October 15, 2010, WESCO also will pay contingent interest in cash during any six-month interest period in which the trading price of the Debentures for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the Debentures. During any interest period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of Debentures will equal 0.25% of the average trading price of $1,000 principal amount of the Debentures during the five trading days immediately preceding the first day of the applicable six-month interest period. As defined in SFAS No. 133, Accounting for Derivative Instruments and Hedge Activities the contingent interest feature of the Debentures is an embedded derivate that is not considered clearly and closely related to the host contract. The contingent interest component had no value at issuance or at December 31, 2005.
       The Convertible Debentures are convertible into cash and, in certain circumstances, shares of WESCO International, Inc.’s common stock, $0.1 par value, at any time on or after October 15, 2023, or prior to October 15, 2023 in certain circumstances. The Convertible Debentures will be convertible based on an initial conversion rate of 23.8872 shares of common stock per $1,000 principal amount of the Debentures (equivalent to an initial conversion price of approximately $41.86 per share). The conversion rate and the conversion price may be adjusted under certain circumstances.
       At any time on or after October 15, 2010, WESCO may redeem all or a part of the Debentures at a redemption price equal to 100% of the principal amount of the Debentures plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date. Holders of Debentures may require WESCO to repurchase all or a portion of their Debentures on October 15, 2010, October 15, 2015 and October 15, 2020 at a cash repurchase price equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date. If WESCO undergoes certain fundamental changes prior to maturity, holders of Debentures will have the right, at their option, to require WESCO to repurchase for cash some or all of their Debentures at a repurchase price equal to 100% of the principal amount of the Debentures being repurchased, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date.
Covenant Compliance
       WESCO was in compliance with all relevant covenants contained in our debt agreements as of December 31, 2005.
       The following table sets forth the aggregate principal repayment requirements for all indebtedness for the next five years and thereafter (in thousands):

2006	$51,325
2007	5,550
2008	2,004
2009	1,849
2010	1,690
Thereafter	341,139

$403,557

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       WESCO’s credit agreements contain various restrictive covenants that, among other things, impose limitations on (i) dividend payments or certain other restricted payments or investments; (ii) the incurrence of additional indebtedness and guarantees or issuance of additional stock; (iii) creation of liens; (iv) mergers, consolidation or sales of substantially all of WESCO’s assets; (v) certain transactions among affiliates; (vi) payments by certain subsidiaries to WESCO; and (vii) capital expenditures. In addition, the revolving credit agreement requires WESCO to meet certain fixed charge coverage tests depending on availability.
       WESCO had $24.9 million of outstanding letters of credit at December 31, 2004 that were used as collateral for interest rate swap agreements. In conjunction with the redemption of the 2008 Notes and the termination of the interest rate swap agreements in October 2005, the letters of credit were terminated, resulting in no outstanding letters of credit at December 31, 2005.

9.	Capital Stock
Preferred Stock
       There are 20 million shares of preferred stock authorized at a par value of $.01 per share. The Board of Directors has the authority, without further action by the stockholders, to issue all authorized preferred shares in one or more series and to fix the number of shares, designations, voting powers, preferences, optional and other special rights and the restrictions or qualifications thereof. The rights, preferences, privileges and powers of each series of preferred stock may differ with respect to dividend rates, liquidation values, voting rights, conversion rights, redemption provisions and other matters.
Common Stock
       There are 210 million shares of common stock and 20 million shares of Class B common stock authorized at a par value of $.01 per share. The Class B common stock is identical to the common stock, except for voting and conversion rights. The holders of Class B common stock have no voting rights. With certain exceptions, Class B common stock may be converted, at the option of the holder, into the same number of shares of common stock.
       Under the terms of the Revolving Credit Facility, WESCO is restricted from declaring or paying dividends and as such, at December 31, 2005 and 2004, no dividends had been declared, and therefore no retained earnings were reserved for dividend payments.
       In November 2003, WESCO’s board of directors authorized a special repurchase of WESCO’s Class B common stock. Pursuant to the authorization, 4.3 million shares of Class B common stock were repurchased from an institutional holder, at a discount to market, for approximately $27.3 million. Prior to the repurchase, 0.3 million Class B shares were converted to 0.3 million shares of common stock when they were sold on the secondary markets by the institutional holder. At December 31, 2005 and 2004, all the shares of Class B common stock were held in treasury or had been converted to common stock.
       In December 2004, WESCO completed a public offering of 4.0 million shares of its common stock. Certain selling stockholders offered an additional 7.1 million shares of common stock. The net proceeds to WESCO of approximately $99.9 million after deducting the underwriting discounts and offering expenses were used to repurchase a portion of WESCO’s senior subordinated notes.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Income Taxes
       The following table sets forth the components of the provision for income taxes:

	Year Ended December 31

	2005	2004	2003

	(In thousands)
Current taxes:
Federal	$18,141	$28,498	$1,466
State	1,699	1,635	(875)
Foreign	6,212	1,929	4,847

Total current	26,052	32,062	5,438
Deferred taxes:
Federal	20,734	1,855	4,409
State	2,567	200	1,091
Foreign	(1,995)	449	(1,853)

Total deferred	21,306	2,504	3,647

	$47,358	$34,566	$9,085

       The following table sets forth the components of income before income taxes by jurisdiction:

	Year Ended December 31

	2005	2004	2003

	(In thousands)
United States	$126,037	$86,578	$29,925
Foreign	24,786	12,920	9,166

	$150,823	$99,498	$39,091

       The following table sets forth the reconciliation between the federal statutory income tax rate and the effective rate:

	Year Ended
	December 31

	2005	2004	2003

Federal statutory rate	35.0%	35.0%	35.0%
State taxes, net of federal tax benefit	1.8	1.2	0.4
Nondeductible expenses	0.7	1.0	2.3
Domestic tax benefit from foreign operations	(3.1)	(0.4)	(3.9)
Foreign tax rate differences(1)	(3.3)	(2.3)	(1.5)
Favorable impact resulting from prior year tax contingencies(2)	—	—	(6.6)
Section 965 dividend(3)	0.7	—	—
Net operating loss utilization(4)	—	—	(1.4)
Federal tax credits(5)	(0.8)	—	—
Other	0.4	0.2	(1.0)

	31.4%	34.7%	23.3%

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	Includes tax benefit of $5.1 and $1.3 million in 2005 and 2004 respectively from recapitalization of our Canadian operations.

(2)	Represents a benefit of $2.6 million during 2003 from the resolution of prior year tax contingencies.

(3)	The Jobs Act was established on October 22, 2004. One provision of the Jobs Act effectively reduces the tax rate on qualifying repatriation of earnings held by foreign-based subsidiaries to approximately 5.25 percent. Normally, such repatriations would be taxed at a rate of 35 percent. In the fourth quarter of 2005, WESCO elected to repatriate approximately $23.0 million under the Jobs Act. This repatriation of earnings triggered a U.S. federal tax payment of approximately $1.0 million. This amount is reflected in the current income tax expense. Prior to the Jobs Act, WESCO did not provide deferred taxes on undistributed earnings of foreign subsidiaries as WESCO intended to utilize these earnings through expansion of its business operations outside the United States for an indefinite period of time.

(4)	Represents the recognition of a $0.6 million benefit associated with the utilization of a net operating loss.

(5)	In 2005, represents a benefit of $1.2 million from Research and Development credits.
       As of December 31, 2005 and 2004, WESCO had state tax benefits derived from net operating loss carryforwards of approximately $15.7 million ($10.2 million, net of federal income tax) and $13.4 million ($8.7 million, net of federal income tax), respectively. The amounts will begin expiring in 2006. The realization of these state deferred tax assets is dependent upon future earnings, if any, and the timing and amount are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by approximately $1.5 million in 2005 and $0.4 million in 2004. Utilization of WESCO’s state net operating loss carryforwards is subject to a substantial annual limitation imposed by state statute. Such an annual limitation could result in the expiration of the net operating loss and tax credit carryforwards before utilization.
       As of December 31, 2005, WESCO had approximately $9.0 million of undistributed earnings related to its foreign subsidiaries. Management believes that these earnings will be indefinitely reinvested in foreign jurisdiction; accordingly, WESCO has not provided for U.S. federal income taxes related to these earnings.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       The following table sets forth deferred tax assets and liabilities:

	December 31

	2005		2004

		(In thousands)
	Assets	Liabilities	Assets	Liabilities

Accounts receivable	$7,504	$—	$7,314	$—
Inventory	—	2,732	—	3,465
Other	12,481	3,854	4,791	4,720

Current deferred tax	19,985	6,586	12,105	8,185

Intangibles	—	70,189	—	38,917
Property, buildings and equipment	—	3,494	—	3,876
Other	—	55	—	161

Long-term deferred tax	$—	$73,738	$—	$42,954

11.	Earnings Per Share
       Basic earnings per share are computed by dividing net income by the weighted average common shares outstanding during the periods. Diluted earnings per share are computed by dividing net income by the weighted average common shares and common share equivalents outstanding during the periods. The dilutive effect of common share equivalents is considered in the diluted earnings per share computation using the treasury stock method.
       The following table sets forth the details of basic and diluted earnings per share:

	Year Ended December 31

	2005	2004	2003

	(Dollars in thousands, except share data)
Net income	$103,526	$64,932	$30,006
Weighted average common shares outstanding used in computing basic earnings per share	47,085,524	41,838,034	44,631,459
Common shares issuable upon exercise of dilutive stock options	2,152,912	2,271,119	1,717,623

Weighted average common shares outstanding and common share equivalents used in computing diluted earnings per share	49,238,436	44,109,153	46,349,082

Earnings per share
Basic	$2.20	$1.55	$0.67
Diluted	$2.10	$1.47	$0.65
       Stock-settled stock appreciation rights of 1.7 million and 0.9 million at a weighted average exercise price of $28.00 and $24.02 per share were outstanding as of December 31, 2005 and 2004, respectively, were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the years ending December 31, 2005 and 2004. In addition, to the extent that the average share price during the three-month period ending December 31, 2005 (first three-month period subsequent to the offering of the Debentures)

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
exceeds the Debentures conversion price of $41.86 per share, an incremental number of up to 3,583,080 shares is included in determining diluted earnings per share using the Treasury method of accounting as represented in the table below. For the year ended December 31, 2005, WESCO’s average share price did not exceed the conversion price and hence, there was no effect of the Debentures on diluted earnings per share.
       The Debentures include a contingent conversion price provision and the option for a settlement in shares, known as net share settlement. The FASB Emerging Issues Task Force (“EITF”) No. 04-8, The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share, requires WESCO to include the diluted earnings per share calculation, regardless of whether the requirements at the conversion feature have been met. Furthermore, the FASB is contemplating an amendment to SFAS No. 128, Earnings Per Share, that would require WESCO to assume net share settlement for the purposes of calculating diluted earnings per share.
       Under EITF No. 04-8, and EITF 90-19 Convertible Bonds with Issuer Option to Settle for Cash upon Conversion, and because of WESCO’s obligation to settle the par value of the Debentures in cash, WESCO is not required to include any shares underlying the Debentures in its diluted weighted average shares outstanding until the average stock price per share for the quarter exceeds the $41.86 conversion price and only to the extent of the additional shares WESCO may be required to issue in the event WESCO’s conversion obligation exceeds the principal amount of the Debentures converted. At such time, only the number of shares that would be issuable (under the “treasury” method of accounting for share dilution) will be included, which is based upon the amount by which the average stock price exceeds the conversion price. For the first $1 per share that WESCO’s average stock price exceeds the $41.86 conversion price of the Debentures, WESCO will include approximately 83,000 additional shares in WESCO’s diluted share count. For the second $1 per share that WESCO’s average stock price exceeds the $41.86 conversion price, WESCO will include approximately 80,000 additional shares, for a total of approximately 163,000 shares, in WESCO’s diluted share count, and so on, with the additional shares’ dilution decreasing for each $1 per share that WESCO’s average stock price exceeds $41.86 if the stock price rises further above $41.86 (see table, below).
“TREASURY” METHOD OF ACCOUNTING FOR SHARE DILUTION

Conversion Price:	$41.86
Number of Underlying Shares:	0 to 3,583,080
Principal Amount	$150,000,000
Formula: Number of extra dilutive shares created = ((Stock Price * Underlying Shares) — Principal)/ Stock Price
Condition: Only applies when share price exceeds $41.86

			Include in	Share Dilution
	Conversion	Price	Share	Per $1.00 Share
Stock Price	Price	Difference	Count	Price Difference

$41.86	$41.86	$0	0	0
$42.86	$41.86	$1	83,313	83,313
$51.86	$41.86	$10	690,677	69,068
$61.86	$41.86	$20	1,158,249	57,912
$71.86	$41.86	$30	1,495,687	49,856
$81.86	$41.86	$40	1,750,683	43,767
       Share dilution is limited to a maximum of 3,583,080 shares

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Employee Benefit Plans
       A majority of WESCO’s employees are covered by defined contribution retirement savings plans for their service rendered subsequent to WESCO’s formation. For U.S. participants, WESCO will make contributions in an amount equal to 50% of the participant’s total monthly contributions up to a maximum of 6% of eligible compensation. For Canadian participants, WESCO will make contributions in an amount ranging from 1% to 7% of the participant’s eligible compensation based on years of continuous service. In addition, employer contributions may be made at the discretion of the Board of Directors and can be based on WESCO’s financial performance. Discretionary employer contributions were made in the amount of $10.4 million, $8.8 million and $4.2 million in 2005, 2004 and 2003, respectively. For the years ended December 31, 2005, 2004 and 2003, WESCO contributed to all such plans $16.8 million, $15.1 million and $9.5 million, respectively, which was charged to expense. Contributions are made in cash to employee retirement savings plan accounts. Employees then have the option to transfer into any of their investment options, including WESCO stock.

13.	Stock Incentive Plans
Stock Purchase Plans
       In connection with the 1998 recapitalization, WESCO established a stock purchase plan (“1998 Stock Purchase Plan”) under which certain employees may be granted an opportunity to purchase WESCO’s common stock. The maximum number of shares available for purchase may not exceed 427,720. There were no shares issued in 2005, 2004 or 2003.
Stock Option Plans
       WESCO has sponsored four stock option plans, the 1999 Long-Term Incentive Plan (“LTIP”), the 1998 Stock Option Plan, the Stock Option Plan for Branch Employees and the 1994 Stock Option Plan. The LTIP was designed to be the successor plan to all prior plans. Outstanding options under prior plans will continue to be governed by their existing terms, which are substantially similar to the LTIP. Any remaining shares reserved for future issuance under the prior plans are available for issuance under the LTIP. The LTIP and predecessor plans are administered by the Compensation Committee of the Board of Directors.
       An initial reserve of 6,936,000 shares of common stock has been authorized for issuance under the LTIP. This reserve automatically increases by (i) the number of shares of common stock covered by unexercised options granted under prior plans that are cancelled or terminated after the effective date of the LTIP, and (ii) the number of shares of common stock surrendered by employees to pay the exercise price and/or minimum withholding taxes in connection with the exercise of stock options granted under our prior plans.
       Options granted vest and become exercisable once criteria based on time or financial performance are achieved. If the financial performance criteria are not met, all the options will vest after nine years and nine months. All options vest immediately in the event of a change in control. Each option terminates on the tenth anniversary of its grant date unless terminated sooner under certain conditions.
       During December 2003, in a privately negotiated transaction with 19 employees, WESCO redeemed the net equity value of stock options originally granted in 1994 and 1995, representing approximately 2.9 million shares. The options held by the employees had a weighted average price of $1.75. The options were redeemed at a price of $8.63 per share. The cash payment of

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
$20.1 million was made in January 2004. WESCO recognized a tax benefit of $7.3 million as a result of this transaction.
       From June 2005 through December 2005, WESCO granted 908,889 stock-settled stock appreciation rights at an average exercise price of $31.85. None of these awards was cancelled in 2005 and none was exercisable at December 31, 2005.
       All awards under WESCO’s stock incentive plans are designed to be issued at fair market value.
       As of December 31, 2005, 4.6 million shares of common stock were reserved under the LTIP for future equity award grants.
       The following table sets forth a summary of both stock options and stock appreciation rights and related information for the years indicated:

	2005		2004		2003

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Awards	Price	Awards	Price	Awards	Price

Beginning of year	7,217,473	$10.26	7,654,822	$7.64	9,840,114	$5.99
Granted	908,889	31.85	1,105,500	22.55	1,093,500	5.92
Exercised	(1,328,954)	7.08	(1,484,176)	5.92	(202,581)	2.63
Redeemed	—	—	—	—	(2,920,890)	1.75
Cancelled	(493,472)	10.52	(58,673)	8.05	(155,321)	8.91

End of year	6,303,936	14.02	7,217,473	10.26	7,654,822	7.64

Exercisable at end of year	1,805,305	$10.83	2,514,232	$8.01	3,463,309	$7.38
       The following table sets forth exercise prices for equity awards outstanding as of December 31, 2005:

	Awards	Awards	Weighted Average
Range of exercise prices	Outstanding	Exercisable	Remaining Contractual Life

$0.00 — $5.00	804,552	99,702	5.4
$5.01 — $10.00	1,844,480	564,976	5.9
$10.01 — $15.00	1,725,388	869,225	2.6
$15.01 — $20.00	234,587	33,334	8.4
$20.01 — $25.00	786,040	238,068	8.8
$25.01 — $30.00	3,700	0	9.4
$30.01 — $35.00	888,500	0	9.5
$35.01 — $40.00	0	0	—
$40.01 — $45.00	16,689	0	9.9

	6,303,936	1,805,305	5.9

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Commitments and Contingencies
       Future minimum rental payments required under operating leases, primarily for real property that have noncancelable lease terms in excess of one year as of December 31, 2005, are as follows:

(In thousands)
2006	$27,694
2007	23,062
2008	17,209
2009	12,297
2010	7,690
Thereafter	11,658
       Rental expense for the years ended December 31, 2005, 2004 and 2003 was $33.2 million, $33.1 million and $32.5 million, respectively.
       From time to time, a number of lawsuits and claims have been or may be asserted against WESCO relating to the conduct of its business, including routine litigation relating to commercial and employment matters. The outcomes of litigation cannot be predicted with certainty, and some lawsuits may be determined adversely to WESCO. However, management does not believe that the ultimate outcome is likely to have a material adverse effect on WESCO’s financial condition or liquidity, although the resolution in any fiscal quarter of one or more of these matters may have a material adverse effect on WESCO’s results of operations for that period.
       WESCO is a defendant in a lawsuit in a state court in Florida in which a former supplier alleges that WESCO failed to fulfill its commercial obligations to purchase product and seeks monetary damages in excess of $17 million. WESCO believes that it has meritorious defenses. Neither the outcome nor the monetary impact of this litigation can be predicted at this time. A trial is scheduled for October 2006.
       WESCO was a defendant in a suit filed in federal district court in northern California alleging antitrust, contract and other claims. On August 9, 2005, WESCO and the plaintiff agreed to settle this lawsuit. Under the terms of the settlement, both parties agreed to release all claims against the other in exchange for cash and other consideration. On October 14, 2005, as stipulated by the settlement agreement, the majority of the cash settlement amount was paid. The settlement plus related litigation expenses resulted in a charge of $6.9 million, net of income tax, in 2005.
       In 2003, WESCO reached a final settlement agreement related to an employment and wages claim with the case being dismissed with prejudice. WESCO settled the case for $3.4 million and received a refund of approximately $300,000 of that amount.

15.	Segments and Related Information
       WESCO provides distribution of product and services through our seven operating segments which have been aggregated as one reportable segment. The sale of electrical products and maintenance repair and operating supplies which represents more than 90% of the consolidated net sales, income from operations and assets for 2005, 2004 and 2003. WESCO has over 200,000 unique product stock keeping units and markets more than 1,000,000 products for customers. It is impractical to disclose net sales by product, major product group or service group. There were no material amounts of sales or transfers among geographic areas and no material amounts of export sales.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       The following table sets forth information about WESCO by geographic area:

	Net Sales			Long-Lived Assets

	Year Ended December 31,			December 31,

	2005	2004	2003	2005	2004	2003

	(In thousands)
United States	$3,829,755	$3,265,280	$2,872,239	$728,329	$488,787	$491,515
Foreign operations Canada	499,817	394,375	335,695	12,375	11,958	11,926
Other foreign	91,531	81,598	78,832	1,592	1,194	1,341

Subtotal foreign operations	591,348	475,973	414,527	13,967	13,152	13,267

Total U.S. and Foreign	$4,421,103	$3,741,253	$3,286,766	$742,296	$501,939	$504,782

16.	Other Financial Information
       WESCO Distribution has issued $150 million in aggregate principal amount of 2017 Notes. The 2017 Notes are fully and unconditionally guaranteed by WESCO on a subordinated basis to all existing and future senior indebtedness of WESCO. WESCO Distribution, WESCO and the Initial Purchasers also entered into an Exchange and Registration Rights Agreement, dated September 27, 2005 (the “2017 Notes Registration Rights Agreement”) with respect to the 2017 Notes and WESCO’s guarantee of the 2017 Notes (the “2017 Notes Guarantee”). Pursuant to the 2017 Notes Registration Rights Agreement, WESCO and WESCO Distribution agreed to file a registration statement within 210 days after the issue date of the 2017 Notes to register an exchange enabling holders of 2017 Notes to exchange the 2017 Notes and 2017 Notes Guarantee for publicly registered senior subordinated notes, and a similar unconditional guarantee of those notes by WESCO, with substantially identical terms (except for terms relating to additional interest and transfer restrictions). WESCO and WESCO Distribution agreed to use their reasonable best efforts to cause the registration statement to become effective within 270 days after the issue date of the 2017 Notes and to complete the exchange offer as promptly as practicable but in no event later than 300 days after the issue date of the 2017 Notes. WESCO and WESCO Distribution agreed to file a shelf registration statement for the resale of the 2017 Notes if they cannot complete the exchange offer within the time periods listed above and in certain other circumstances.
       WESCO Distribution, Inc. issued $400 million of 2008 Notes in the amount of $300 million in June 1998 and $100 million in August 2001 and repurchased all amounts outstanding during 2005, 2004 and 2003. There was no outstanding balance remaining relating to the 2008 Notes as of December 31, 2005 and $323.5 million outstanding as of December 31, 2004. The 2008 Notes were fully and unconditionally guaranteed by WESCO International, Inc. on a subordinated basis to all existing and future senior indebtedness of WESCO International, Inc.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       Condensed consolidating financial information for WESCO, WESCO Distribution, Inc. and the non-guarantor subsidiaries is as follows:
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2005

				Consolidating
	WESCO	WESCO		and
	International,	Distribution,	Non-Guarantor	Eliminating
	Inc.	Inc.	Subsidiaries	Entries	Consolidated

	(In thousands)
Cash and cash equivalents	$—	$18,088	$4,037	$—	$22,125
Trade accounts receivable	—	—	315,594	—	315,594
Inventories	—	380,227	120,571	—	500,798
Other current assets	—	40,049	50,971	(20,674)	70,346

Total current assets	—	438,364	491,173	(20,674)	908,863
Intercompany receivables, net	—	(161,534)	206,253	(44,719)	—
Property, buildings and equipment, net	—	31,712	71,371	—	103,083
Intangible assets, net	—	11,140	72,752	—	83,892
Goodwill and other intangibles, net	—	374,000	168,217	—	542,217
Investments in affiliates and other noncurrent assets	686,169	806,818	3,045	(1,482,928)	13,104

Total assets	$686,169	$1,500,500	$1,012,811	$(1,548,321)	$1,651,159

Accounts payable	$—	$453,101	$119,366	$—	$572,467
Short-term debt	—	14,500	—	—	14,500
Other current liabilities	—	133,478	20,115	(20,674)	132,919

Total current liabilities	—	601,079	$139,481	(20,674)	$719,886
Intercompany payables, net	44,719	—	—	(44,719)	—
Long-term debt	150,000	154,024	48,208	—	352,232
Other noncurrent liabilities	—	63,491	24,100	—	87,591
Stockholders’ equity	491,450	681,906	801,022	(1,482,928)	491,450

Total liabilities and stockholders’ equity	$686,169	$1,500,500	$1,012,811	$(1,548,321)	$1,651,159

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2004

				Consolidating
	WESCO	WESCO		and
	International,	Distribution,	Non-Guarantor	Eliminating
	Inc.	Inc.	Subsidiaries	Entries	Consolidated

	(In thousands)
Cash and cash equivalents	$1	$15,974	$18,548	$—	$34,523
Trade accounts receivable	—	18,077	365,287	—	383,364
Inventories	—	326,194	61,145	—	387,339
Other current assets	—	31,152	27,313	(8,775)	49,690

Total current assets	1	391,397	472,293	(8,775)	854,916
Intercompany receivables, net	—	210,406	26,729	(237,135)	—
Property, buildings and equipment, net	—	26,403	68,339	—	94,742
Goodwill and other intangibles, net	—	363,045	38,565	—	401,610
Investments in affiliates and other noncurrent assets	590,687	463,489	2,971	(1,051,560)	5,587

Total assets	$590,688	$1,454,740	$608,897	$(1,297,470)	$1,356,855

Accounts payable	$—	$376,932	$78,889	$—	$455,821
Other current liabilities	—	101,989	15,210	(8,775)	108,424

Total current liabilities	—	478,921	94,099	(8,775)	564,245
Intercompany payables, net	237,135	—	—	(237,135)	—
Long-term debt	—	336,782	49,391	—	386,173
Other noncurrent liabilities	—	48,350	4,534	—	52,884
Stockholders’ equity	353,553	590,687	460,873	(1,051,560)	353,553

Total liabilities and stockholders’ equity	$590,688	$1,454,740	$608,897	$(1,297,470)	$1,356,855

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATING STATEMENTS OF INCOME

	Year Ended December 31, 2005

				Consolidating
	WESCO	WESCO		and
	International,	Distribution,	Non-Guarantor	Eliminating
	Inc.	Inc.	Subsidiaries	Entries	Consolidated

	(In thousands)
Net sales	$—	$3,664,618	$756,485	$—	$4,421,103
Cost of goods sold, excluding depreciation and amortization	—	2,983,739	596,659	—	3,580,398
Selling, general and administrative expenses	7	543,009	69,764	—	612,780
Depreciation and amortization	—	15,994	2,645	—	18,639
Results of affiliates’ operations	87,431	89,849	—	(177,280)	—
Interest expense (income), net	(25,443)	43,939	11,687	—	30,183
Loss on debt extinguishment, net	—	14,914	—	—	14,914
Other (income) expense	—	41,528	(28,223)	—	13,305
Provision for income taxes	9,341	23,913	14,104	—	47,358

Net income (loss)	$103,526	$87,431	$89,849	$(177,280)	$103,526

	Year Ended December 31, 2004

				Consolidating
	WESCO	WESCO		and
	International,	Distribution,	Non-Guarantor	Eliminating
	Inc.	Inc.	Subsidiaries	Entries	Consolidated

	(In thousands)
Net sales	$—	$3,187,864	$553,389	$—	$3,741,253
Cost of goods sold, excluding depreciation and amortization	—	2,588,682	440,450	—	3,029,132
Selling, general and administrative expenses	5	470,836	73,691	—	544,532
Depreciation and amortization	—	15,057	3,086	—	18,143
Results of affiliates’ operations	56,877	37,554	—	(94,431)	—
Interest expense (income), net	(12,396)	52,397	790	—	40,791
Other (income) expense	—	26,001	(16,844)	—	9,157
Provision for income taxes	4,336	15,568	14,662	—	34,566

Net income (loss)	$64,932	$56,877	$37,554	$(94,431)	$64,932

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2003

				Consolidating
	WESCO	WESCO		and
	International,	Distribution,	Non-Guarantor	Eliminating
	Inc.	Inc.	Subsidiaries	Entries	Consolidated

	(In thousands)
Net sales	$—	$2,806,044	$480,722	$—	$3,286,766
Cost of goods sold, excluding depreciation and amortization	—	2,287,972	388,729	—	2,676,701
Selling, general and administrative expenses	—	429,567	71,895	—	501,462
Depreciation and amortization	—	19,391	3,167	—	22,558
Results of affiliates’ operations	22,495	26,889	—	(49,384)	—
Interest expense (income), net	(11,559)	58,233	(4,357)	—	42,317
Other (income) expense	—	24,884	(20,247)	—	4,637
Provision for income taxes	4,048	(9,609)	14,646	—	9,085

Net income (loss)	$30,006	$22,495	$26,889	$(49,384)	$30,006

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2005

				Consolidating
	WESCO	WESCO		and
	International,	Distribution,	Non-Guarantor	Eliminating
	Inc.	Inc.	Subsidiaries	Entries	Consolidated

	(In thousands)
Net cash provided (used) by operating activities	$38,901	$272,483	$(16,287)	$—	$295,097
Investing activities:
Capital expenditures	—	(13,026)	(1,128)	—	(14,154)
Acquisitions	—	(278,829)	—	—	(278,829)
Other	—	2,014	—	—	2,014

Net cash used by investing activities	—	(289,841)	(1,128)	—	(290,969)
Financing activities:
Net borrowings (repayments)	(42,975)	24,299	(1,180)	—	(19,856)
Equity transactions	8,173	—	—	—	8,173
Other	(4,100)	(4,827)	3,579	—	(5,348)

Net cash provided (used) by financing activities	(38,902)	19,472	2,399	—	(17,031)

Effect of exchange rate changes on cash and cash equivalents	—	—	505	—	505

Net change in cash and cash equivalents	(1)	2,114	(14,511)	—	(12,398)
Cash and cash equivalents at beginning of period	1	15,974	18,548	—	34,523

Cash and cash equivalents at end of period	$—	$18,088	$4,037	$—	$22,125

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2004

				Consolidating
	WESCO	WESCO		and
	International,	Distribution,	Non-Guarantor	Eliminating
	Inc.	Inc.	Subsidiaries	Entries	Consolidated

	(In thousands)
Net cash (used) provided by operating activities	$23,334	$(10,748)	$9,358	$—	$21,944
Investing activities:
Capital expenditures	—	(11,708)	(441)	—	(12,149)
Acquisitions	—	(34,114)	—	—	(34,114)
Other	—	—	—	—	0

Net cash used by investing activities	—	(45,822)	(441)	—	(46,263)
Financing activities:
Net borrowings (repayments)	(111,544)	56,235	(2,096)	—	(57,405)
Equity transactions	88,210	—	—	—	88,210
Other	—	(112)	—	—	(112)

Net cash provided (used) by financing activities	(23,334)	56,123	(2,096)	—	30,693

Effect of exchange rate changes on cash and cash equivalents	—	—	654	—	654

Net change in cash and cash equivalents	—	(447)	7,475	—	7,028
Cash and cash equivalents at beginning of period	1	16,421	11,073	—	27,495

Cash and cash equivalents at end of period	$1	$15,974	$18,548	$—	$34,523

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2003

				Consolidating
	WESCO	WESCO		and
	International,	Distribution,	Non-Guarantor	Eliminating
	Inc.	Inc.	Subsidiaries	Entries	Consolidated

	(In thousands)
Net cash provided (used) by operating activities	$(4,431)	$74,303	$(34,114)	$—	$35,758
Investing activities:
Capital expenditures	—	(7,978)	(401)	—	(8,379)
Acquisitions	—	(2,028)	—	—	(2,028)
Other	—	1,177	—	—	1,177

Net cash used by investing activities	—	(8,829)	(401)	—	(9,230)
Financing activities:
Net (repayments) borrowings	31,285	(66,065)	37,149	—	2,369
Equity transactions	(26,857)	—	—	—	(26,857)
Other	—	4,563	(2,389)	—	2,174

Net cash provided (used) by financing activities	4,428	(61,502)	34,760	—	(22,314)

Effect of exchange rate changes on cash and cash equivalents	—	—	711	—	711

Net change in cash and cash equivalents	(3)	3,972	956	—	4,925
Cash and cash equivalents at beginning of period	4	12,449	10,117	—	22,570

Cash and cash equivalents at end of period	$1	$16,421	$11,073	$—	$27,495

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	Selected Quarterly Financial Data (unaudited)
       The following table sets forth selected quarterly financial data for the years ended December 31, 2005 and 2004:

	First		Second		Third		Fourth
	Quarter		Quarter		Quarter		Quarter

	(In thousands, except share data)
2005
Net sales	$990,871		$1,062,060		$1,131,449		$1,236,723
Gross profit	185,182		194,586		208,313		252,624
Income from operations	38,562		48,915		47,306		74,503
Income before income taxes	17,371		39,062		37,060		57,391
Net income	11,344	(A),(B),(D)	27,439	(B),(C),(D)	25,008	(B),(D)	39,735	(A),(B),(C),(D)
Basic earnings per share(E)	0.24		0.58		0.53		0.84
Diluted earnings per share	0.23		0.56		0.51		0.80
2004
Net sales	$847,793		$931,020		$974,508		$987,932	(G)
Gross profit	160,852		183,707		182,566		184,996	(G)
Income from operations	26,259		42,871		40,888		39,428
Income before income taxes	15,204		29,806		28,203		26,285
Net income	9,721	(K)	19,086	(F),(K)	19,037	(F),(H),(K)	17,088	(F),(H),(I),(J)
Basic earnings per share	0.24		0.46		0.45		0.40
Diluted earnings per share(K)	0.23		0.44		0.43		0.38

(A)	During the first and fourth quarters of 2005 $123.8 million and $199.7 million, respectively in aggregate principal amount of the 2008 Notes were redeemed at a loss of $10.1 million and $4.8 million, respectively resulting from the payment of the call premium and the write-off of the unamortized original issue discount and debt issue costs.

(B)	Income tax benefits from the recapitalization of the Canadian operations for the first, second, third and fourth quarters of 2005 were $0.5 million, $1.1 million, $1.2 million and $2.3 million, respectively.

(C)	Income tax benefits from the utilization of research and development credits for the second and fourth quarters of 2005 were $1.0 million and $0.2 million, respectively.

(D)	Stock option expense for the first, second, third and fourth quarters of 2005 was $1.7 million, $1.5 million, $2.5 million and $3.0 million, respectively.

(E)	Earnings per share (EPS) in each quarter is computed using the weighted average number of shares outstanding during that quarter while EPS for the full year is computed by taking the average of the weighted average number of shares outstanding each quarter. Thus, the sum of the four quarters’ EPS may not equal the full-year EPS.

(F)	During the second, third and fourth quarters of 2004 $36.0 million, $9.3 million and $10.0 million, respectively in aggregate principal amount of the 2008 Notes were redeemed at a loss of $1.6 million, $0.5 million and $0.5 million, respectively, resulting from the payment of the call premium and the write-off of the unamortized original issue discount and debt issue costs.

(G)	On September 29, 2005, the common stock of Carlton-Bates Company was acquired and the sales and gross margin resulting from this acquisition for the fourth quarter of 2005 were $76.8 million and $21.3 million, respectively.

(H)	Income tax benefits from the recapitalization of the Canadian operations for the third and fourth quarters of 2004 were $0.7 million and $0.6 million, respectively.

(I)	During the fourth quarter of 2004 a public offering was completed offering 4.0 million shares of common stock resulting in equity issuance costs of $5.1 million.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(J)	Stock option expense for the first, second, third and fourth quarters of 2004 was $0.4 million, $0.4 million, $0.6 million and $1.6 million, respectively.

(K)	Diluted earnings per share (DEPS) in each quarter is computed using the weighted average number of shares outstanding during that quarter while DEPS for the full year is computed by taking the average of the weighted average number of shares outstanding each quarter. Thus, the sum of the four quarters’ DEPS may not equal the full-year DEPS.

18.	Subsequent Event
       On March 3, 2006, Dana Corporation, (“Dana”) and forty of its domestic subsidiaries filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code. The Dana petitions applied to its U.S. domestic entities only. Dana represented $48.5 million in WESCO sales in 2005. The amount of receivables due WESCO from Dana U.S. domestic entities as of December 31, 2005 was $7.7 million. At the time of filing its petitions for bankruptcy, Dana owed WESCO $0.3 million from their U.S. domestic entities for the balance of the Dana accounts receivable due as of December 31, 2005.
       As of March 3, 2006, the accounts receivable due WESCO from Dana’s U.S. domestic entities was $9.7 million. WESCO management is currently evaluating the collectibility of this balance prior to the end of WESCO’s 2006 first quarter ending March 31, 2006.

19.	Subsequent Event (Unaudited)
       WESCO has established a reserve in the amount of $2.0 million ($1.3 million after income taxes) during the six month period ended June 30, 2006 for the write down of accounts receivable related to the 2006 sales due WESCO from Dana’s U.S. domestic entities.

Schedule II — Valuation and Qualifying Accounts

	Col. A	Col. B	Col. C	Col. D	Col. E

	Balance at		Charged
	Beginning	Charged	to Other		Balance at
	of Period	to Expense	Accounts(1)	Deductions(2)	End of Period

	(In thousands)
Allowance for doubtful accounts:
Year ended December 31, 2005	$12,481	$8,601	$1,543	$(10,016)	$12,609
Year ended December 31, 2004	11,422	5,824		(4,765)	12,481
Year ended December 31, 2003	10,261	10,229		(9,068)	11,422

(1) Represents allowance for doubtful accounts in connection with certain agreements.

(2)	Includes a reduction in the allowance for doubtful accounts due to write-off of accounts receivable.

	Col. A	Col. B	Col. C	Col. D	Col. E

	Balance at		Charged
	Beginning	Charged	to Other		Balance at
	of Period	to Expense	Accounts(1)	Deductions(2)	End of Period

	(In thousands)
Inventory reserve:
Year ended December 31, 2005	$10,070	$4,081	$1,840	$(3,525)	$12,466
Year ended December 31, 2004	9,759	5,500		(5,189)	10,070
Year ended December 31, 2003	11,873	5,005		(7,119)	9,759

(1) Represents inventory reserves in connection with certain acquisitions.

(2)	Includes a reduction in the inventory reserve due to disposal of inventory.

	Col. A	Col. B	Col. C	Col. D	Col. E

	Balance at	Charged	Charged
	Beginning	(benefit)	to Other		Balance at
	of Period	to Expense	Accounts	Deductions	End of Period

	(In thousands)
Valuation Allowance
Year ended December 31, 2005	$13,439	$2,254	0	0	$15,693
Year ended December 31, 2004	12,845	594	0	0	13,439
Year ended December 31, 2003	11,291	1,554	0	0	12,845

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2006	2005

	Amounts in thousands, except
	share data
Assets
Current Assets:
Cash and cash equivalents	$59,273	$22,125
Trade accounts receivable, net of allowance for doubtful accounts of $13,089 and $12,609 in 2006 and 2005, respectively (Note 5)	460,966	315,594
Other accounts receivable	31,191	36,235
Inventories, net	542,244	500,798
Current deferred income taxes	16,984	13,399
Income taxes receivable	—	12,814
Prepaid expenses and other current assets	9,554	7,898

Total current assets	1,120,212	908,863
Property, buildings and equipment, net	104,771	103,083
Intangible assets, net (Note 6)	79,134	83,892
Goodwill (Note 6)	550,338	542,217
Other assets	13,644	13,104

Total assets	$1,868,099	$1,651,159

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$605,919	$572,467
Accrued payroll and benefit costs	51,318	51,220
Short-term debt related to revolving credit facility	—	14,500
Current portion of long-term debt	5,856	36,825
Deferred acquisition payable	3,936	2,680
Bank overdrafts	17,123	3,695
Other current liabilities	50,354	38,499

Total current liabilities	734,506	719,886
Long-term debt	348,816	352,232
Long-term deferred acquisition payable	—	4,346
Other noncurrent liabilities	12,396	9,507
Deferred income taxes	77,200	73,738

Total liabilities	1,172,918	1,159,709
Commitments and contingencies (Note 8)
Stockholders’ Equity:
Preferred stock, $.01 par value; 20,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value; 210,000,000 shares authorized, 53,252,805 and 51,790,725 shares issued in 2006 and 2005, respectively	533	518
Class B nonvoting convertible common stock, $.01 par value; 20,000,000 shares authorized, 4,339,431 issued in 2006 and 2005; no shares outstanding	43	43
Additional capital	755,894	707,407
Retained deficit	(9,319)	(168,332)
Treasury stock, at cost; 8,549,323 and 8,418,607 shares in 2006 and 2005, respectively	(68,599)	(61,821)
Accumulated other comprehensive income	16,629	13,635

Total stockholders’ equity	695,181	491,450

Total liabilities and stockholders’ equity	$1,868,099	$1,651,159

The accompanying notes are an integral part of the condensed consolidated financial statements.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2006	2005	2006	2005

	Amounts in thousands, except share data
Net sales	$1,343,066	$1,131,449	$3,944,550	$3,184,381
Cost of goods sold (excluding depreciation and amortization below)	1,067,406	923,136	3,145,231	2,596,300

Gross profit	275,660	208,313	799,319	588,081
Selling, general and administrative expenses	168,830	157,300	508,240	441,968
Depreciation and amortization	6,653	3,707	19,249	11,330

Income from operations	100,177	47,306	271,830	134,783
Interest expense	5,094	6,450	17,100	22,425
Loss on debt extinguishment	—	—	—	10,051
Other expenses (Note 5)	5,814	3,796	17,137	8,814

Income before income taxes	89,269	37,060	237,593	93,493
Provision for income taxes	29,884	12,052	78,580	29,702

Net income	$59,385	$25,008	$159,013	$63,791

Earnings per share:
Basic:	$1.21	$0.53	$3.27	$1.36

Diluted	$1.13	$0.51	$3.04	$1.30

The accompanying notes are an integral part of the condensed consolidated financial statements.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended
	September 30,

	2006	2005

	Amounts in
	thousands
Operating Activities:
Net income	$159,013	$63,791
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on debt extinguishment (excluding premium of $8,168 in 2005)	—	1,883
Depreciation and amortization	19,249	11,330
Accretion of original issue and amortization of purchase discounts	—	873
Amortization of debt issuance costs	1,677	744
Deferred income taxes	143	6,360
Amortization of gain on interest rate swap	—	(684)
Stock-based compensation expense	8,487	5,586
Loss (gain) on the sale of property, buildings and equipment	(3,328)	(29)
Excess tax benefit from stock-based compensation (Note 3)	(26,741)	—
Changes in assets and liabilities
Change in receivables facility	(82,000)	102,000
Trade and other receivables	(54,562)	(110,531)
Inventories	(38,704)	(14,326)
Prepaid expenses and other current assets	37,748	2,726
Accounts payable	30,494	98,441
Accrued payroll and benefit costs	98	(7,292)
Other current and noncurrent liabilities	13,496	5,185

Net cash provided by operating activities	65,070	166,114
Investing Activities:
Capital expenditures	(14,872)	(10,997)
Acquisition payments	(10,872)	(278,270)
Proceeds from sale of building	4,500	—
Other investing activities	(337)	1,192

Net cash used by investing activities	(21,581)	(288,075)
Financing Activities:
Proceeds from issuance of long-term debt	265,404	471,000
Repayments of long-term debt	(315,358)	(321,278)
Debt issuance costs	(564)	(7,844)
Proceeds from the exercise of stock options	6,496	6,003
Excess tax benefit from stock-based compensation (Note 3)	26,741	—
Increase in bank overdrafts	13,428	—
Real estate defeasance	(1,692)	—
Payments on capital lease obligations	(778)	—

Net cash (used) provided by financing activities	(6,323)	147,881
Effect of exchange rate changes on cash and cash equivalents	(18)	423
Net change in cash and cash equivalents	37,148	26,343
Cash and cash equivalents at the beginning of period	22,125	34,523

Cash and cash equivalents at the end of period	$59,273	$60,866

Supplemental disclosures:
Non-cash investing activities:
Property, plant and equipment acquired through capital leases	$1,438	—
Increase in deferred acquisition payable	500	—
Non-cash financing activities:
Decrease in fair value of outstanding interest rate swaps	—	$1,223
Note payable issued in connection with acquisition	—	3,000
The accompanying notes are an integral part of the condensed consolidated financial statements.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

1.	Organization
       WESCO International, Inc. and its subsidiaries (collectively, “WESCO”), headquartered in Pittsburgh, Pennsylvania, are a full-line distributor of electrical supplies and equipment and are a provider of integrated supply procurement services with operations in the United States, Canada, Mexico, Puerto Rico, Guam, the United Kingdom, Nigeria, United Arab Emirates and Singapore. WESCO currently operates approximately 365 branch locations and seven distribution centers (five in the United States and two in Canada.)

2.	Accounting Policies

Basis of Presentation
       The unaudited condensed consolidated financial statements of WESCO have been prepared in accordance with Rule 10-01 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in WESCO’s 2005 Annual Report on Form 10-K filed with the SEC. The December 31, 2005 condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.
       The unaudited condensed consolidated balance sheet as of September 30, 2006, the unaudited condensed consolidated statements of income for the three months and nine months ended September 30, 2006 and 2005, respectively, and the unaudited condensed consolidated statements of cash flows for the nine months ended September 30, 2006 and 2005, respectively, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair statement of the results of the interim periods. All adjustments reflected in the unaudited condensed consolidated financial statements are of a normal recurring nature unless indicated. Results for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

Recent Accounting Pronouncements
       In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140 (“SFAS 156”) which amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This statement clarifies when servicing rights should be separately accounted for, requires companies to account for separately recognized servicing rights initially at fair value, and gives companies the option of subsequently accounting for those servicing rights at either fair value or under the amortization method. SFAS 156 is effective for fiscal years beginning after September 15, 2006. Consistent with its requirements, WESCO will adopt SFAS 156 on January 1, 2007. WESCO is currently evaluating the effect that implementation of SFAS 156 will have on its financial position, results of operations and cash flows.
       In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”) which clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. It prescribes a recognition

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited)
threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. Consistent with its requirements, WESCO will adopt FIN 48 on January 1, 2007. WESCO is currently evaluating the effect that implementation of FIN 48 will have on its financial position, results of operations and cash flows.
       In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. WESCO is currently evaluating the effect that implementation of SFAS 157 will have on its financial position, results of operations, and cash flows.

3.	Stock-Based Compensation
       WESCO has sponsored four stock option plans: the 1999 Long-Term Incentive Plan (“LTIP”), the 1998 Stock Option Plan, the Stock Option Plan for Branch Employees and the 1994 Stock Option Plan. The LTIP was designed to be the successor plan to all prior plans. Outstanding options under prior plans will continue to be governed by their existing terms, which are substantially similar to the LTIP. Any remaining shares reserved for future issuance under the prior plans are available for issuance under the LTIP. The LTIP and predecessor plans are administered by the Compensation Committee of the Board of Directors.
       An initial reserve of 6,936,000 shares of common stock has been authorized for issuance under the LTIP. This reserve automatically increases by (i) the number of shares of common stock covered by unexercised options granted under prior plans that are canceled or terminated after the effective date of the LTIP, and (ii) the number of shares of common stock surrendered by employees to pay the exercise price and/or minimum withholding taxes in connection with the exercise of stock options granted under our prior plans. All awards under WESCO’s stock incentive plans are designed to be issued at fair market value.
       Awards granted vest and become exercisable once criteria based on time or financial performance are achieved. If the financial performance criteria are not met, all the awards will vest after nine years and nine months. All awards vest immediately in the event of a change in control. Each award terminates on the tenth anniversary of its grant date unless terminated sooner under certain conditions.
       Beginning January 1, 2006, WESCO adopted the provisions of SFAS No. 123 (revised 2004) (“SFAS 123R”), Share-Based Payment and SEC Staff Accounting Bulletin No. 107 (“SAB 107”), Share-Based Payment, requiring the measurement and recognition of all stock-based compensation under the fair value method.
       During the year ended December 31, 2003, WESCO adopted the measurement provisions of SFAS No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation. Stock options awarded prior to 2003 were accounted for under the intrinsic value method (i.e. the difference between the market price on the exercise date and the price paid by the employee to exercise the options) under Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees. Beginning January 1, 2006, WESCO adopted SFAS 123R using the modified prospective method, which requires measurement of compensation cost for all stock-based awards at fair value on date of grant and recognition of compensation cost, net of estimated forfeitures, over the service period for awards expected to vest. The fair value of stock-based

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited)
awards is determined using the Black-Scholes valuation model, which is consistent with the valuation techniques previously utilized for stock-based awards in footnote disclosures required under SFAS 123. The forfeiture assumption is 5% per year and is based on WESCO’s historical employee behavior that is reviewed on an annual basis. No dividends are assumed.
       Prior to the adoption of SFAS 123R, WESCO presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Consolidated Statements of Cash Flows. SFAS 123R requires the tax benefits resulting from deductions in excess of the compensation cost recognized for those options (“excess tax benefits”) to be classified as financing cash flows.
       WESCO recognized $3.4 million and $2.5 million of non-cash stock-based compensation expense, which is included in selling, general and administrative expenses, for the three months ended September 30, 2006 and 2005, respectively. WESCO recognized $8.5 million (including $0.1 million due to the adoption of SFAS 123R and related to the vesting in 2006 of options granted prior to January 1, 2003) and $5.7 million of non-cash stock-based compensation expense, which is included in selling, general and administrative expenses, for the nine months ended September 30, 2006 and 2005, respectively.
       During the three months ended September 30, 2006 and 2005 and the nine months ended September 30, 2006 and 2005, WESCO granted the following stock-settled appreciation rights at the following weighted average assumptions:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2006	2005	2006	2005

Stock-settled appreciation rights granted	457,750	888,500	463,132	892,200
Risk free interest rate	4.9	3.0%	4.9%	3.0%
Expected life	4 years	4 years	4 years	4 years
Expected volatility	50%	59%	50%	59%
       As of September 30, 2006, there was $23.5 million of total unrecognized compensation expense related to non-vested stock-based compensation arrangements for all awards previously made of which approximately $3.2 million is expected to be recognized over the remainder of 2006, $11.7 million is expected to be recognized in 2007, $6.5 million in 2008 and $2.1 million in 2009.
       During the nine months ended September 30, 2006 and 2005, the total intrinsic value of options exercised was $78.9 million and $13.5 million, respectively, and the total amount of cash received from the exercise of these options was $12.9 million and $6.2 million, respectively. The tax benefit recorded for tax deductions associated with stock-based compensation plans for the nine months ended September 30, 2006 and 2005 totaled $27.1 million and $8.0 million, respectively, and was recorded as a credit to additional paid-in capital.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited)
       The following table sets forth a summary of both stock options and stock appreciation rights and related information for the nine months ended September 30, 2006:

		Weighted
		Average	Weighted Average
		Exercise	Remaining
	Awards	Price	Contractual Life

Outstanding at December 31, 2005	6,303,936	$14.02	5.9
Granted	466,732	$68.84
Exercised	1,527,560	$11.13
Forfeited	66,333	$19.13

Outstanding at September 30, 2006	5,176,775	$19.71	6.0

Exercisable at September 30, 2006	2,134,626	$14.28	6.0
Unvested at September 30, 2006	3,042,149	$23.52	6.0
       As of September 30, 2006, the intrinsic value of awards exercisable and awards unvested was $30.5 million and $71.6 million, respectively.
       As of September 30, 2006, 4.3 million shares of common stock were reserved under the 1999 Long Term Incentive Plan for future equity award grants.
       The following table sets forth exercise prices for equity awards outstanding as of September 30, 2006:

			Weighted Average
	Awards	Awards	Remaining
Range of exercise price	Outstanding	Exercisable	Contractual Life

$ 0.00 - $10.00	1,843,216	1,052,532	5.3
$10.00 - $20.00	1,365,025	445,942	2.8
$20.00 - $30.00	678,960	409,129	8.0
$30.00 - $40.00	811,653	227,023	8.8
$40.00 - $50.00	17,139	0	9.2
$50.00 - $60.00	2,650	0	9.4
$60.00 - $70.00	458,132	0	9.8

	5,176,775	2,134,626	6.0

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited)
       For the three months ending September 30, 2005 and the nine months ending September 30, 2005, WESCO’s pro forma net income and earnings per share would have been adjusted to the amounts indicated below to reflect the additional fair value compensation, net of tax, as if the fair-value based method of accounting for stock-based awards had been applied to all outstanding awards:

	Three Months Ended	Nine Months Ended
	September 30, 2005	September 30, 2005

	Amounts in thousands, except
	per share amounts
Net income reported	$25,008	$63,791
Add: Stock-based compensation expense included in reported net income, net of related tax	1,624	3,704
Deduct: Stock based employee compensation expense determined under fair value based methods for all awards, net of related tax	1,715	3,886

Pro forma net income	$24,917	$63,609

Earnings per share:
Basic as reported	$0.53	$1.36
Basic pro forma	$0.53	$1.35
Diluted as reported	$0.51	$1.30
Diluted pro forma	$0.50	$1.29

4.	Earnings Per Share
       The following table sets forth the details of basic and diluted earnings per share:

	Three Months Ended
	September 30,

	2006	2005

	Amounts in thousands,
	except per share amounts
Net income reported	$59,385	$25,008

Weighted average common shares outstanding used in computing basic earnings per share	48,971,225	47,170,417
Common shares issuable upon exercise of dilutive stock options	2,412,261	2,262,767
Common shares issuable from contingently convertible debentures (see note below for basis of calculation)	1,118,928	—

Weighted average common shares outstanding and common share equivalents used in computing diluted earnings per share	52,502,414	49,433,184

Earnings per share:
Basic	$1.21	$0.53
Diluted	$1.13	$0.51

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited)

	Nine Months Ended
	September 30,

	2006	2005

	Amounts in thousands,
	except per share amounts
Net income reported	$159,013	$63,791

Weighted average common shares outstanding used in computing basic earnings per share	48,549,104	46,950,762
Common shares issuable upon exercise of dilutive stock options	2,610,185	2,190,755
Common shares issuable from contingently convertible debentures (see note below for basis of calculation)	1,130,119	—

Weighted average common shares outstanding and common share equivalents used in computing diluted earnings per share	52,289,408	49,141,517

Earnings per share:
Basic	$3.27	$1.36
Diluted	$3.04	$1.30
       Stock-settled stock appreciation rights to purchase 0.1 million and 1.7 million shares of common stock at a weighted average exercise price of $60.87 and $28.00 per share that were outstanding as of September 30, 2006 and 2005, respectively, were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the three- and nine-month periods ending September 30, 2006 and 2005. In addition, to the extent that the average share price during the three-month or year-to-date periods ending September 30, 2006 exceeds the 2.625% Convertible Senior Debentures due 2025 (the “2025 Debentures”) conversion price of $41.86 per share, an incremental number of up to 3,583,080 shares are to be included in determining diluted earnings per share using the treasury stock method of accounting as represented in the table below. Since the average stock price for the three-month and nine-month periods ended September 30, 2006 was approximately $61 per share, 1,118,928 shares and 1,130,119 shares, respectively, underlying the 2025 Debentures were included in the diluted weighted average shares outstanding for the three-month and nine-month periods ended September 30, 2006, under the treasury stock method of accounting, as required by the FASB Emerging Issues Task Force (“EITF”) Issue No. 90-19, Convertible Bonds with Issuer Option to Settle for Cash upon Conversion (“EITF 90-19”).
       Under EITF Issue No. 04-8 The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share, and EITF 90-19, and because of WESCO’s obligation to settle the par value of the 2025 Debentures in cash, WESCO is not required to include any shares underlying the 2025 Debentures in its diluted weighted average shares outstanding until the average stock price per share for the three-and nine-month periods ending September 30, 2006 exceeds the $41.86 conversion price and only to the extent of the additional shares WESCO may be required to issue in the event WESCO’s conversion obligation exceeds the principal amount of the 2025 Debentures converted. At such time, only the number of shares that would be issuable (under the “treasury stock” method of accounting for share dilution) will be included, which is based upon the amount by which the average stock price exceeds the conversion price. For the first $1 per share that WESCO’s average stock price exceeds the $41.86 conversion price of the 2025

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited)
Debentures, WESCO will include approximately 83,000 additional shares in WESCO’s diluted share count. For the second $1 per share that WESCO’s average stock price exceeds the $41.86 conversion price, WESCO will include approximately 80,000 additional shares, for a total of approximately 163,000 shares, in WESCO’s diluted share count, and so on, with the additional shares’ dilution decreasing for each $1 per share that WESCO’s average stock price exceeds $41.86 if the stock price rises further above $41.86 (see table, below).
“TREASURY STOCK” METHOD OF ACCOUNTING FOR SHARE DILUTION

Conversion Price:	$41.86
Number of Underlying Shares:	0 to 3,583,080
Principal Amount	$150,000,000
Formula: Number of extra dilutive shares created =((Stock Price * Underlying Shares) — Principal)/ Stock Price
Condition: Only applies when share price exceeds $41.86

			Include in	Share Dilution
	Conversion	Price	Share	Per $1.00 Share
Stock Price	Price	Difference	Count	Price Difference

$41.86	$41.86	$0	0	0
$42.86	$41.86	$1	83,313	83,313
$51.86	$41.86	$10	690,677	69,068
$61.86	$41.86	$20	1,158,249	57,912
$71.86	$41.86	$30	1,495,687	49,856
$81.86	$41.86	$40	1,750,683	43,767
      Share dilution is limited to a maximum of 3,583,080 shares.

5.	Accounts Receivable Securitization
       WESCO maintains an accounts receivable securitization program (the “Receivables Facility”) that had a total purchase commitment of $400 million as of September 30, 2006 and December 31, 2005. The Receivables Facility has a term of three years and is subject to renewal in May 2008. Under the Receivables Facility, WESCO sells, on a continuous basis, an undivided interest in all domestic accounts receivable to WESCO Receivables Corporation, a wholly owned, special purpose entity (“SPE”). The SPE sells, without recourse, to a third-party conduit all the eligible receivables while maintaining a subordinated interest, in the form of overcollateralization, in a portion of the receivables. WESCO has agreed to continue servicing the sold receivables for the financial institution at market rates; accordingly, no servicing asset or liability has been recorded.
       As of September 30, 2006 and December 31, 2005, accounts receivable eligible for securitization totaled approximately $534 million and $525 million, respectively, of which the subordinated retained interest was approximately $219 million and $128 million, respectively. Accordingly, approximately $315 million and $397 million of accounts receivable balances were removed from the consolidated balance sheets at September 30, 2006 and December 31, 2005, respectively. Costs associated with the Receivables Facility totaled $5.8 million and $3.8 million for the three months ended September 30, 2006 and September 30, 2005, respectively. Costs associated with the Receivables Facility totaled $17.1 million and $8.8 million for the nine months

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited)
ended September 30, 2006 and September 30, 2005, respectively. These amounts are recorded as other expenses in the consolidated statements of income and are primarily related to interest and the discount and loss on the sale of accounts receivables, partially offset by related servicing revenue.
       The key economic assumptions used to measure the retained interest at the date of the securitization for securitizations completed in 2006 were a discount rate of 4.6% and an estimated life of 1.5 months. At September 30, 2006, an immediate adverse change in the discount rate or estimated life of 10% and 20% would result in a reduction in the fair value of the retained interest of $0.3 million and $0.6 million, respectively. These sensitivities are hypothetical and should be used with caution. Changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this example, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another.

6.	Acquisitions
       Acquisitions were accounted for under the purchase method of accounting in accordance with SFAS No. 141, Business Combinations. Accordingly, the purchase price has been allocated based on an independent appraisal of the fair value of intangible assets and management’s estimate of the fair value of tangible assets acquired and liabilities assumed with the excess being recorded primarily as goodwill as of the effective date of the acquisition.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited)
       The allocation of assets acquired and liabilities assumed for the 2005 acquisitions is summarized below.

	Fastec	Carlton-
	Industrial	Bates
	Corp.	Company

	Amounts in thousands
Assets Acquired
Cash and equivalents	$281	$1,763
Trade accounts receivable	4,675	37,628
Inventories	11,944	40,709
Deferred income taxes short-term	—	2,128
Other accounts receivable	—	840
Prepaid expenses	161	762
Income taxes receivable	—	2,789
Property, buildings and equipment	2,168	5,159
Intangible assets	11,134	74,444
Goodwill	5,422	137,589

Total assets acquired	35,785	303,811
Liabilities Assumed
Accounts payable	2,663	16,901
Accrued and other current liabilities	767	9,275
Deferred income taxes long-term	—	19,607
Other noncurrent liabilities	—	136

Total liabilities assumed	3,430	45,919

Fair value of net assets acquired, including intangible assets	$32,355	$257,892

Acquisition of Carlton-Bates Company
       On September 29, 2005, WESCO acquired Carlton-Bates Company (“Carlton-Bates”), headquartered in Little Rock, Arkansas. The original purchase price was $248.5 million, net of $1.8 million cash acquired, of which $25.0 million of the purchase price was held in escrow to address up to $5.0 million of post-closing adjustments relating to working capital and up to $20.0 million of potential indemnification claims, with all distributions from the escrow to be made by March 2008. Distributions of $2.0 million and $3.0 million were made from the escrow in November 2005 and February 2006, respectively, in accordance with terms set forth in the purchase agreement. During the three months ended March 31, 2006, WESCO completed its evaluation of the calculation of the acquired working capital resulting in an increase in the purchase price in the amount of $5.5 million which amount was paid on April 6, 2006.
       Carlton-Bates operates as a traditional branch-based distributor and includes its LADD division, the sole U.S. distributor of engineered connecting devices for the industrial products division of Deutsch Company ECD. Carlton-Bates is a regional distributor of electrical and electronic components with a special emphasis on automation and electromechanical applications for the original equipment manufacturer markets. Carlton-Bates adds new capabilities for WESCO including new product categories, new supplier relationships, kitting and light assembly services for WESCO customers and sales opportunities resulting from value-added services.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited)
       The purchase price allocation resulted in intangible assets of $74.4 million and goodwill of $137.6 million, of which $58.4 million is deductible for tax purposes. The intangible assets include customer relationships of $45.3 million amortized over a range of 13 to 19 years, distribution agreements of $12.0 million and non-compete agreements of $0.2 million, both of which are amortized over five years, and trademarks of $16.9 million. Trademarks have an indefinite life and are not being amortized. The intangible assets were valued by American Appraisal Associates, Inc., an independent appraiser. No residual value is estimated for these intangible assets.
       The operating results of Carlton-Bates have been included in WESCO’s consolidated financial statements since September 29, 2005. The following summary of the unaudited pro forma results of operations for the three months ended September 30, 2005 and nine months ended September 30, 2005 is included below as if the acquisition occurred on the first day of 2005 and is not necessarily indicative of what WESCO’s results of operations would have been had Carlton-Bates been acquired at the beginning of the period. Seasonality of sales is not a significant factor to the pro forma combined results of operations.

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2005	2005

	Amounts in thousands,
	except per share amounts
Net Sales	$1,209,021	$3,414,065
Net Income	$24,221	$69,429
Earnings per common share:
Basic	$0.51	$1.48
Diluted	$0.49	$1.41
       As part of the acquisition of Carlton-Bates, WESCO developed a plan for the integration of Carlton-Bates into the WESCO operations. This plan was finalized during the three-month period ending September 30, 2006. Pursuant to EITF Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” all certain charges related to the Carlton-Bates acquisition integration within one year of the date of acquisition have been recognized as a part of the purchase price allocation. A summary of these charges for the three-month period ending September 30, 2006 is as follows:

	Balance at			Balance at
	June 30,	Cash		September 30,
	2006	Payments	Adjustments	2006

	Amounts in thousands
Termination Benefits	$25	$81	$125	$69
Cost of closing redundant facilities	$2,204	$180	$(604)	$1,420
Other	$277	$291	$118	$104

Total	$2,506	$552	$(361)	$1,593

Acquisition of Fastec Industrial Corp.
       On July 29, 2005, WESCO acquired the assets and business of Fastec Industrial Corp. (“Fastec Industrial”). Fastec Industrial was a nationwide importer and distributor of industrial

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited)
fasteners, cabinet and locking and latching products. The original purchase price WESCO paid was $28.7 million, net of $0.3 million cash acquired, and WESCO also issued a $3.0 million promissory note to consummate this acquisition. In accordance with the terms of the purchase, a net working capital valuation was performed subsequent to the closing date of the acquisition, resulting in an increase to the purchase price and the note payable in the amount of $0.3 million.
       The purchase price allocation resulted in intangible assets of $11.1 million and goodwill of $5.4 million, which is expected to be fully deductible for tax purposes. The intangible assets include customer relationships of $9.4 million, trademarks of $1.5 million and non-compete agreements of $0.2 million. Trademarks have an indefinite life and are not being amortized. Non-compete agreements are being amortized over five years and customer relationships over 15 years. The intangible assets were valued by American Appraisal Associates, Inc., an independent appraiser. No residual value is estimated for the intangible assets.
       The operating results of Fastec Industrial have been included in WESCO’s operating results since July 29, 2005. Pro forma comparative results of WESCO, assuming the acquisition of Fastec Industrial had been made at the beginning of fiscal 2005, would not have been materially different from the reported results or the pro forma results presented above.

Other Acquisition
       Another previously completed acquisition agreement contains contingent consideration for the final acquisition payment which management has estimated to be $5.0 million. During the three months ended June 30, 2006, $3.9 million was paid, with the estimated remaining $1.1 million is to be paid during 2007, and is reported as deferred acquisition payable.

7.	Employee Benefit Plans
       A majority of WESCO’s employees are covered by defined contribution retirement savings plans for their services rendered subsequent to WESCO’s formation. For U.S. participants, WESCO will make contributions in an amount equal to 50% of the participant’s total monthly contributions up to a maximum of 6% of eligible compensation. For Canadian participants, WESCO will make contributions in an amount ranging from 1% to 7% of the participant’s eligible compensation based on years of continuous service. In addition, employer contributions may be made at the discretion of the Board of Directors. For the nine months ended September 30, 2006 WESCO contributed $16.3 million to all such plans. Contributions are made in cash to employee retirement savings plan accounts. Employees then have the option to transfer balances allocated to their accounts into any of the available investment options, including WESCO stock.

8.	Commitments and Contingencies
       WESCO is a defendant in a lawsuit in a state court in Florida in which a former supplier alleges that WESCO failed to fulfill its commercial obligations to purchase product and seeks monetary damages in excess of $17 million. WESCO believes that it has meritorious defenses. Neither the outcome nor the monetary impact of this litigation can be predicted at this time. A trial is scheduled for March 2007.
       On March 3, 2006, Dana Corporation (“Dana”) and forty of its domestic subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. The Dana petitions applied to its U.S. domestic entities only. Dana represented $48.5 million of WESCO sales in 2005.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited)
       As of March 3, 2006, the amount of accounts receivable due WESCO from Dana’s U.S. domestic entities was $11.1 million, of which $10.6 million related to 2006 sales. As of June 30, 2006, a reserve in the amount of $2.0 million was maintained by WESCO based on management’s evaluation of the collectibility of this balance. In September 2006, in accordance with a court approved settlement, WESCO sold $10.8 million of the $11.1 million Dana accounts receivable, resulting in a loss of $1.7 million. As of September 30, 2006, the remaining $0.3 million Dana pre-petition accounts receivable are fully reserved.

9.	Comprehensive Income
       The following table sets forth comprehensive income and its components:

	Three Months
	Ended
	September 30,

	2006	2005

	Amounts in
	thousands
Net income	$59,385	$25,008
Foreign currency translation adjustment	87	3,401

Comprehensive income	$59,472	$28,409

	Nine Months
	Ended
	September 30,

	2006	2005

	Amounts in
	thousands
Net income	$159,013	$63,791
Foreign currency translation adjustment	2,995	2,596

Comprehensive income	$162,008	$66,387

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited)

10.	Income Taxes
       The following table sets forth the reconciliation between the federal statutory income tax rate and the effective rate:

	Three Months
	Ended
	September 30,

	2006	2005

Federal statutory rate	35.0%	35.0%
State taxes, net of federal tax benefit	3.4	1.8
Nondeductible expenses	0.4	0.8
Domestic tax benefit from foreign operations	(2.8)	(1.9)
Foreign tax rate differences(1)	(2.4)	(3.2)
Domestic production activity deduction	(0.1)	—

	33.5%	32.5%

	Nine Months
	Ended
	September 30,

	2006	2005

Federal statutory rate	35.0%	35.0%
State taxes, net of federal tax benefit	2.7	1.6
Nondeductible expenses	0.4	0.8
Domestic tax benefit from foreign operations	(2.3)	(1.6)
Foreign tax rate differences(1)	(2.7)	(2.9)
Federal tax credits(2)	—	(1.1)
Domestic production activity deduction	(0.1)	—
Other	0.1	—

	33.1%	31.8%

(1)	Includes a benefit of $2.1 million and $1.2 million for the three months ended September 30, 2006 and 2005, respectively, and $6.1 million and $2.8 million for the nine months ended September 30, 2006 and 2005, respectively, from the recapitalization of our Canadian operations.

(2)	Represents a benefit of $1 million for the nine months ended September 30, 2005 from research and development credits.

11.	Other Financial Information (Unaudited)
       WESCO Distribution, Inc. (“WESCO Distribution”) has issued $150 million in aggregate principal amount of 7.50% Senior Subordinated Notes due 2017 (the “2017 Notes”). The 2017 Notes are fully and unconditionally guaranteed by WESCO International, Inc. (“WESCO International”) on a subordinated basis to all existing and future senior indebtedness of WESCO International. Pursuant to an Exchange and Registration Rights Agreement with respect to the 2017 Notes and WESCO International’s guarantee of the 2017 Notes (the “2017 Notes Guarantee”), WESCO International and WESCO Distribution filed a registration statement with

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited)
the Securities and Exchange Commission to register an exchange enabling holders of the 2017 Notes to exchange the 2017 Notes and 2017 Notes Guarantee for publicly registered senior subordinated notes, and a similar unconditional guarantee of those notes by WESCO International, with substantially identical terms (except for terms relating to additional interest and transfer restrictions). All of the original $150 million in aggregate principal amount of the 2017 Notes were exchanged in the exchange offer. WESCO International and WESCO Distribution completed the exchange offer on July 12, 2006.
       WESCO International has issued $150 million in aggregate principal amount of 2025 Debentures. The 2025 Debentures are fully and unconditionally guaranteed by WESCO Distribution on a senior subordinated basis to all existing and future senior indebtedness of WESCO Distribution. Pursuant to a Registration Rights Agreement, with respect to the 2025 Debentures, WESCO Distribution’s guarantee of the 2025 Debentures (the “Debentures Guarantee”) and the common stock of WESCO International into which the 2025 Debentures are convertible (the “Conversion Shares”), WESCO Distribution and WESCO International filed a resale shelf registration statement to register the 2025 Debentures, the Debentures Guarantee and the Conversion Shares. The resale shelf registration statement became effective on June 23, 2006.
       WESCO Distribution issued $300 million in aggregate principal amount of 9 1/8% Senior Subordinated Notes due 2008 (the “2008 Notes”) in June 1998 and $100 million in aggregate principal amount of the 2008 Notes in August 2001 and repurchased all amounts outstanding during 2005, 2004 and 2003. There was no outstanding balance remaining related to the 2008 Notes as of December 31, 2005. The 2008 Notes were fully and unconditionally guaranteed by WESCO International on a subordinated basis.
       Condensed consolidating financial information for WESCO International, WESCO Distribution and the non-guarantor subsidiaries are as follows:

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS

	September 30, 2006

				Consolidating
	WESCO	WESCO		and
	International,	Distribution,	Non-Guarantor	Eliminating
	Inc.	Inc.	Subsidiaries	Entries	Consolidated

	(In thousands)
Cash and cash equivalents	$—	$26,814	$32,459	$—	$59,273
Trade accounts receivable	—	—	460,966	—	460,966
Inventories	—	407,419	134,826	—	542,245
Other current assets	65	30,502	27,161	—	57,728

Total current assets	65	464,735	655,412	—	1,120,212
Intercompany receivables, net	—	(407,211)	388,917	18,294	—
Property, buildings and equipment, net	—	35,022	69,749	—	104,771
Intangible assets, net	—	11,538	67,596	—	79,134
Goodwill and other intangibles, net	—	374,027	176,311	—	550,338
Investments in affiliates and other noncurrent assets	826,822	1,125,243	4,385	(1,942,806)	13,644

Total assets	$826,887	$1,603,354	$1,362,370	$(1,924,512)	$1,868,099

Accounts payable	$—	$479,171	$126,748	$—	$605,919
Other current liabilities	—	83,353	45,234	—	128,587

Total current liabilities	—	562,524	171,982	—	734,506
Intercompany payables, net	(18,294)	—	—	18,294	—
Long-term debt	150,000	152,867	45,949	—	348,816
Other noncurrent liabilities	—	64,916	24,680	—	89,596
Stockholders’ equity	695,181	823,047	1,119,759	(1,942,806)	695,181

Total liabilities and stockholders’ equity	$826,887	$1,603,354	$1,362,370	$(1,924,512)	$1,868,099

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS — (Continued)

	December 31, 2005

				Consolidating
	WESCO	WESCO		and
	International,	Distribution,	Non-Guarantor	Eliminating
	Inc.	Inc.	Subsidiaries	Entries	Consolidated

	(In thousands)
Cash and cash equivalents	$	$18,088	$4,037	$—	$22,125
Trade accounts receivable	—	—	315,594	—	315,594
Inventories	—	380,227	120,571	—	500,798
Other current assets	—	40,049	50,971	(20,674)	70,346

Total current assets	—	438,364	491,173	(20,674)	908,863
Intercompany receivables, net	—	(161,534)	206,253	(44,719)	—
Property, buildings and equipment, net	—	31,712	71,371	—	103,083
Intangible assets, net	—	11,140	72,752	—	83,892
Goodwill and other intangibles, net	—	374,000	168,217	—	542,217
Investments in affiliates and other noncurrent assets	686,169	806,818	3,045	(1,482,928)	13,104

Total assets	$686,169	$1,500,500	$1,012,811	$(1,548,321)	$1,651,159

Accounts payable	$—	$453,101	$119,366	$—	$572,467
Short-term debt	—	14,500	—	—	14,500
Other current liabilities	—	133,478	20,115	(20,674)	132,919

Total current liabilities	—	601,079	139,481	(20,674)	719,886
Intercompany payables, net	44,719	—	—	(44,719)	—
Long-term debt	150,000	154,024	48,208	—	352,232
Other noncurrent liabilities	—	63,491	24,100	—	87,591
Stockholders’ equity	491,450	681,906	801,022	(1,482,928)	491,450

Total liabilities and stockholders’ equity	$686,169	$1,500,500	$1,012,811	$(1,548,321)	$1,651,159

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF INCOME

	Three Months Ended September 30, 2006

				Consolidating
	WESCO	WESCO		and
	International,	Distribution,	Non-Guarantor	Eliminating
	Inc.	Inc.	Subsidiaries	Entries	Consolidated

	(In thousands)
Net sales	$—	$1,056,813	$286,253	$—	$1,343,066
Cost of goods sold	—	849,990	217,416	—	1,067,406
Selling, general and administrative expenses	4	121,975	46,851	—	168,830
Depreciation and amortization	—	3,236	3,417	—	6,653
Results of affiliates’ operations	52,300	15,697	—	(67,997)	—
Interest (income) expense, net	(10,395)	10,138	5,351	—	5,094
Other expense (income)	—	13,612	(7,798)	—	5,814
Provision for income taxes	3,306	21,259	5,319	—	29,884

Net income	$59,385	$52,300	$15,697	$(67,997)	$59,385

	Three Months Ended September 30, 2005

				Consolidating
	WESCO	WESCO		and
	International,	Distribution,	Non-Guarantor	Eliminating
	Inc.	Inc.	Subsidiaries	Entries	Consolidated

	(In thousands)
Net sales	$—	$953,453	$177,996	$—	$1,131,449
Cost of goods sold	—	780,144	142,992	—	923,136
Selling, general and administrative expenses	1	149,614	7,685	—	157,300
Depreciation and amortization	—	2,960	747	—	3,707
Results of affiliates’ operations	21,254	11,345	—	(32,599)	—
Interest (income) expense, net	(6,068)	10,217	2,301	—	6,450
Other (income) expense	—	(2,304)	6,100	—	3,796
Provision for income taxes	2,313	2,913	6,826	—	12,052

Net income	$25,008	$21,254	$11,345	$(32,599)	$25,008

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF INCOME

	Nine Months Ended September 30, 2006

				Consolidating
	WESCO	WESCO		and
	International,	Distribution,	Non-Guarantor	Eliminating
	Inc.	Inc.	Subsidiaries	Entries	Consolidated

	(In thousands)
Net sales	$—	$3,094,241	$850,309	$—	$3,944,550
Cost of goods sold	—	2,496,907	648,324	—	3,145,231
Selling, general and administrative expenses	7	402,953	105,280	—	508,240
Depreciation and amortization	—	9,859	9,390	—	19,249
Results of affiliates’ operations	138,146	68,437	—	(206,583)	—
Interest (income) expense, net	(29,283)	29,865	16,518	—	17,100
Other expense (income)	—	40,089	(22,952)	—	17,137
Provision for income taxes	8,409	44,859	25,312	—	78,580

Net income	$159,013	$138,146	$68,437	$(206,583)	$159,013

	Nine Months Ended September 30, 2005

				Consolidating
	WESCO	WESCO		and
	International,	Distribution,	Non-Guarantor	Eliminating
	Inc.	Inc.	Subsidiaries	Entries	Consolidated

	(In thousands)
Net sales	$—	$2,686,186	$498,195	$—	$3,184,381
Cost of goods sold	—	2,195,597	400,703	—	2,596,300
Selling, general and administrative expenses	4	395,462	46,502	—	441,968
Depreciation and amortization	—	9,217	2,113	—	11,330
Results of affiliates’ operations	52,156	32,459	—	(84,615)	—
Interest (income) expense, net	(17,066)	32,765	6,726	—	22,425
Loss on debt extinguishment	—	10,051	—	—	10,051
Other expense (income)	—	15,252	(6,438)	—	8,814
Provision for income taxes	5,427	8,145	16,130	—	29,702

Net income	$63,791	$52,156	$32,459	$(84,615)	$63,791

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30, 2006

				Consolidating
	WESCO	WESCO		and
	International,	Distribution,	Non-Guarantor	Eliminating
	Inc.	Inc.	Subsidiaries	Entries	Consolidated

	(In thousands)
Net cash provided (used) by operating activities	$29,776	$(1,844)	$37,138	$—	$65,070
Investing activities:
Capital expenditures	—	(13,515)	(1,357)	—	(14,872)
Acquisition payments	—	(5,372)	(5,500)	—	(10,872)
Proceeds from sale of building	—	—	4,500	—	4,500
Other	—	(337)	—	—	(337)

Net cash used by investing activities	—	(19,224)	(2,357)	—	(21,581)

Financing activities:
Net borrowings (repayments)	(63,013)	31,136	(4,649)	—	(36,526)
Equity transactions	33,237	—	—	—	33,237
Real estate defiance	—	—	(1,692)	—	(1,692)
Other	—	(1,342)	—	—	(1,342)

Net cash (used) provided by financing activities	(29,776)	29,794	(6,341)	—	(6,323)

Effect of exchange rate changes on cash and cash equivalents	—	—	(18)	—	(18)
Net change in cash and cash equivalents	—	8,726	28,422	—	37,148
Cash and cash equivalents at the beginning of year	—	18,088	4,037	—	22,125

Cash and cash equivalents at the end of period	$—	$26,814	$32,459	$—	$59,273

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS — (Continued)

	Nine Months Ended September 30, 2005

				Consolidating
	WESCO	WESCO		and
	International,	Distribution,	Non-Guarantor	Eliminating
	Inc.	Inc.	Subsidiaries	Entries	Consolidated

	(In thousands)
Net cash provided by operating activities	$24,619	$132,619	$8,876	$—	$166,114
Investing activities:
Capital expenditures	—	(10,492)	(505)	—	(10,997)
Acquisitions and other investing activities	—	(277,078)	—	—	(277,078)

Net cash used by investing activities	—	(287,570)	(505)	—	(288,075)

Financing activities:
Net borrowings (repayments)	(26,870)	177,476	(884)	—	149,722
Equity transactions	6,003	—	—	—	6,003
Debt issuance costs	(3,750)	(3,588)	(506)	—	(7,844)

Net cash (used) provided by financing activities	(24,617)	173,888	(1,390)	—	147,881

Effect of exchange rate changes on cash and cash equivalents	—	—	423	—	423
Net change in cash and cash equivalents	2	18,937	7,404	—	26,343
Cash and cash equivalents at the beginning of year	1	15,974	18,548	—	34,523

Cash and cash equivalents at the end of period	$3	$34,911	$25,952	$—	$60,866

12.	Subsequent Events

1.75% Convertible Senior Debentures due 2026
       On November 2, 2006, WESCO International issued $300 million in aggregate principle amount of 1.75% Convertible Senior Debentures due 2026 (the “2026 Debentures”). The 2026 Debentures were issued by WESCO International under an indenture dated as of November 2, 2006 with The Bank of New York, as Trustee, and are unconditionally guaranteed on an unsecured senior subordinated basis by WESCO Distribution. The 2026 Debentures accrue interest at the rate of 1.75% per annum and are payable in cash semi-annually in arrears on each May 15 and November 15, commencing May 15, 2007. Beginning with the six-month interest period commencing November 15, 2011, WESCO International also will pay contingent interest in cash during any six-month interest period in which the trading price of the 2026 Debentures for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the 2026 Debentures. During any interest period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of 2026 Debentures will equal 0.25% of

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS — (Continued)
the average trading price of $1,000 principal amount of the 2026 Debentures during the five trading days immediately preceding the first day of the applicable six-month interest period.
       The 2026 Debentures are convertible into cash and, in certain circumstances, shares of WESCO International’s common stock, $0.01 par value, at any time on or after November 15, 2024, or prior to November 15, 2024 in certain circumstances. The 2026 Debentures will be convertible based on an initial conversion rate of 11.3437 shares of common stock per $1,000 principal amount of the 2026 Debentures (equivalent to an initial conversion price of approximately $88.15 per share). The conversion rate and the conversion price may be adjusted under certain circumstances.
       At any time on or after November 15, 2011, WESCO International may redeem all or a part of the 2026 Debentures at a redemption price equal to 100% of the principal amount of the 2026 Debentures plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date. Holders of 2026 Debentures may require WESCO International to repurchase all or a portion of their 2026 Debentures on November 15, 2011, November 15, 2016 and November 15, 2021 at a cash repurchase price equal to 100% of the principal amount of the 2026 Debentures, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date. If WESCO International undergoes certain fundamental changes prior to maturity, holders of 2026 Debentures will have the right, at their option, to require WESCO International to repurchase for cash some or all of their 2026 Debentures at a repurchase price equal to 100% of the principal amount of the 2026 Debentures being repurchased, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date.

Amended and Restated Revolving Credit Facility
       On November 1, 2006, WESCO Distribution entered into an amended and restated $440 million revolving credit facility (the “Revolving Credit Facility”), which includes a letter of credit subfacility of up to $50 million. The Revolving Credit Facility matures in November 2012 and is collateralized by substantially all assets of WESCO Distribution other than its real property and by substantially all assets of WESCO Distribution Canada, Inc. WESCO Distribution’s obligations under the Revolving Credit Facility have been guaranteed by WESCO International and by certain of WESCO Distribution’s subsidiaries. The Revolving Credit Facility consists of two separate sub-facilities: (i) a U.S. sub-facility with a borrowing limit of up to $375 million and (ii) a Canadian sub-facility with a borrowing limit of up to $65 million. Availability under the Revolving Credit Agreement is limited to the amount of eligible inventory and Canadian inventory and receivables applied against certain advance rates. Interest on the Revolving Credit Facility is at LIBOR plus a margin that will range from 1.00% to 1.75%, depending upon the amount of excess availability under the Revolving Credit Facility.

Acquisition of Communications Supply
       On November 3, 2006, WESCO International completed its acquisition of Communications Supply Holdings, Inc. (“Communications Supply”). On that day, a wholly-owned subsidiary of WESCO Distribution merged with and into Communications Supply, which became a wholly-owned subsidiary of WESCO Distribution. The Company paid at closing a cash merger price of approximately $525 million, of which $17 million is held in escrow to address post-closing adjustments relating to working capital and potential indemnification claims, with all amounts in escrow to be eligible for release after January 31, 2008. To fund the merger price paid at closing, WESCO Distribution borrowed $105 million under its accounts receivable securitization facility and $102 million under the Revolving Credit Facility together with the net proceeds from the offering of the 2026 Debentures and available cash.

PART II
INFORMATION NOT REQUIRED IN DOCUMENT
Item 20.     Indemnification Of Officers And Directors
       Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. Our restated certificate of incorporation provides, among other things, that the personal liability of our directors is so eliminated.
       Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision.
       The By-laws of WESCO International, Inc. and WESCO Distribution, Inc. each provide that it will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was or has agreed to become a director or officer of WESCO International, Inc. or WESCO Distribution, Inc., as the case may be, or is or was serving or has agreed to serve at the request of WESCO International, Inc. or WESCO Distribution, Inc., as the case may be, as a director or officer, of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. WESCO International and WESCO Distribution each may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that the person is or was or has agreed to become an employee or agent of WESCO International, Inc. or WESCO Distribution, as the case may be, or is or serving or has agreed to serve at the request of WESCO International, Inc. or WESCO Distribution, Inc., as the case may be, as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit, or proceeding and any appeal therefrom, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of WESCO International, Inc. or WESCO Distribution, Inc., as the case may be, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful; except that in the case of an action or suit by or in the right of WESCO International, Inc. or WESCO Distribution, Inc., as the case may be, to procure a judgment in its favor (1) such indemnification will be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to WESCO International, Inc. or WESCO Distribution, as the case may be, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper.

       WESCO International, Inc. and WESCO Distribution each are also authorized to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer, or is or was serving at its request as a director or officer of any other corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not WESCO International, Inc. or WESCO Distribution, Inc., as the case may be, would have the power to indemnify such person against such liability under the DGCL, provided that such insurance is available on acceptable terms, which determination will be made by a vote of a majority of the entire Board of Directors of WESCO International, Inc. or WESCO Distribution, Inc., as the case may be.

Item 21.	Exhibits And Financial Statement Schedules
       (a) Exhibits. The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Exhibit	Prior Filing

2.1	Recapitalization Agreement, dated as of March 27, 1998, among Thor Acquisitions L.L.C., WESCO International, Inc. (formerly known as CDW Holding Corporation) and certain security holders of WESCO International, Inc.	Incorporated by reference to Exhibit 2.1 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)
2.2	Agreement and Plan of Merger, dated October 2, 2006, by and among WESCO Distribution, Inc., WESCO Voltage, Inc., Communications Supply Holdings, Inc. and Harvest Partners, LLC, as Stockholders’ Representative.	Incorporated by reference to Exhibit 2.1 to WESCO’s Current Report on Form 8-K, dated November 2, 2006
3.1	Restated Certificate of Incorporation of WESCO International, Inc.	Incorporated by reference to Exhibit 3.1 to WESCO’s Registration Statement on Form S-4 (No. 333-70404)
3.2	By-laws of WESCO International, Inc.	Incorporated by reference to Exhibit 3.2 to WESCO’s Registration Statement on Form S-4 (No. 333-70404)
3.3	Certificate of Incorporation of WESCO Distribution, Inc.	Incorporated by reference to Exhibit 3.3 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)
3.4	By-laws of WESCO Distribution, Inc.	Incorporated by reference to Exhibit 3.4 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)
4.1	Indenture, dated as of September 22, 2005, by and among WESCO International, Inc., WESCO Distribution, Inc. and J.P. Morgan Trust Company, National Association, as Trustee.	Incorporated by reference to Exhibit 4.1 to WESCO’s Current Report on Form 8-K, dated September 21, 2005
4.2	Form of 2.625% Convertible Senior Debenture due 2025 (included in Exhibit 4.1).	Incorporated by reference to Exhibit 4.3 to WESCO’s Current Report on Form 8-K, dated September 21, 2005

Exhibit No.	Description of Exhibit	Prior Filing

4.3	Indenture, dated as of September 22, 2005, by and among WESCO International, Inc., WESCO Distribution, Inc. and J.P. Morgan Trust Company, National Association, as Trustee.	Incorporated by reference to Exhibit 4.4 to WESCO’s Current Report on Form 8-K, dated September 21, 2005
4.4	Form of 7.50% Senior Subordinated Note due 2017, (included in Exhibit 4.3).	Incorporated by reference to Exhibit 4.6 to WESCO’s Current Report on Form 8-K, dated September 21, 2005
4.5	Indenture, dated as of November 2, 2006, by and among WESCO International, Inc., WESCO Distribution, Inc. and the Bank of New York, as Trustee.	Incorporated by reference to Exhibit 4.1 to WESCO’s Current Report on Form 8-K, dated November 2, 2006
4.6	Registration Rights Agreement, dated as of November 2, 2006, by and among WESCO International, Inc., WESCO Distribution, Inc. and Lehman Brothers Inc., as representative of the initial purchasers named therein.	Incorporated by reference to Exhibit 4.2 to WESCO’s Current Report on Form 8-K, dated November 2, 2006
4.7	Form of 1.75% Convertible Senior Debenture due 2026.	Included in Exhibit 4.5
5.1	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP.	Previously filed
10.1	CDW Holding Corporation Stock Purchase Plan.	Incorporated by reference to Exhibit 10.1 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)
10.2	Form of Stock Subscription Agreement.	Incorporated by reference to Exhibit 10.2 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)
10.3	CDW Holding Corporation Stock Option Plan.	Incorporated by reference to Exhibit 10.3 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)
10.4	Amendment to CDW Holding Corporation Stock Option Plan	Incorporated by reference to Exhibit 10.1 to WESCO’s Current Report on Form 8-K, dated March 2, 2006
10.5	Form of Stock Option Agreement.	Incorporated by reference to Exhibit 10.4 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)
10.6	Form of Amendment to Stock Option Agreement.	Incorporated by reference to Exhibit 10.2 to WESCO’s Current Report on Form 8-K, dated March 2, 2006
10.7	CDW Holding Corporation Stock Option Plan for Branch Employees.	Incorporated by reference to Exhibit 10.5 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)
10.8	Amendment to CDW Holding Corporation Stock Option Plan for Branch Employees.	Incorporated by reference to Exhibit 10.3 to WESCO’s Current Report on Form 8-K, dated March 2, 2006

Exhibit No.	Description of Exhibit	Prior Filing

10.9	Form of Branch Stock Option Agreement.	Incorporated by reference to Exhibit 10.6 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)
10.10	Form of Amendment to Branch Stock Option Agreement.	Incorporated by reference to Exhibit 10.4 to WESCO’s Current Report on Form 8-K, dated March 2, 2006
10.11	WESCO International, Inc. 1998 Stock Option Plan.	Incorporated by reference to Exhibit 10.1 to WESCO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998
10.12	Amendment to WESCO International, Inc. 1998 Stock Option Plan.	Incorporated by reference to Exhibit 10.5 to WESCO’s Current Report on Form 8-K dated March 2, 2006
10.13	Form of Management Stock Option Agreement.	Incorporated by reference to Exhibit 10.2 to WESCO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998
10.14	Form of Amendment to Management Stock Option Agreement.	Incorporated by reference to Exhibit 10.6 to WESCO’s Current Report on Form 8-K dated March 2, 2006
10.15	1999 Deferred Compensation Plan for Non- Employee Directors.	Incorporated by reference to Exhibit 10.22 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 1998
10.16	1999 Long-Term Incentive Plan.	Incorporated by reference to Exhibit 10.22 to WESCO’s Registration Statement on Form S-1 (No. 333-73299)
10.17	Office Lease Agreement, dated as of May 24, 1995, by and between Commerce Court Property Holding Trust, as Landlord, and WESCO Distribution, Inc., as Tenant, as amended by First Amendment to Lease, dated as of June 1995 and by Second Amendment to Lease, dated as of December 29, 1995.	Incorporated by reference to Exhibit 10.10 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)
10.18	Lease, dated as of April 1, 1992, by and between The E.T. Hermann and Jane D. Hermann 1978 Living Trust and Westinghouse Electric Corporation, as renewed by the renewal letter, dated as of December 13, 1996, from WESCO Distribution, Inc., as successor in interest to Westinghouse Electric Corporation, to Utah State Retirement Fund, as successor in interest to The E.T. Hermann and Jane D. Hermann 1978 Living Trust.	Incorporated by reference to Exhibit 10.11 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)

Exhibit No.	Description of Exhibit	Prior Filing

10.19	Third Amendment to Lease, dated as of December 22, 2004, by and between US Institutional Real Estate Equities, L.P., as successor in interest to Utah State Retirement Fund and The E.T. Hermann and Jane D. Hermann 1978 Living Trust, and WESCO Distribution, Inc., as successor in interest to Westinghouse Electric Corporation.	Incorporated by reference to Exhibit 10.19 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2005
10.20	Agreement of Lease, dated as of September 3, 1998, by and between Atlantic Construction, Inc., as landlord, and WESCO Distribution-Canada, Inc., as tenant, as renewed by the Renewal Agreement, dated April 14, 2004, by and between Atlantic Construction, Inc., as landlord, and WESCO Distribution-Canada, Inc., as tenant.	Incorporated by reference to Exhibit 10.20 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2005
10.21	Lease dated December 13, 2002 between WESCO Distribution, Inc. and WESCO Real Estate IV, LLC.	Incorporated by reference to Exhibit 10.27 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2002
10.22	Lease Guaranty dated December 13, 2002 by WESCO International, Inc. in favor of WESCO Real Estate IV, LLC.	Incorporated by reference to Exhibit 10.28 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2002
10.23	Amended and Restated Registration and Participation Agreement, dated as of June 5, 1998, among WESCO International, Inc. and certain security holders of WESCO International, Inc. named therein.	Incorporated by reference to Exhibit 10.19 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)
10.24	Employment Agreement, dated as of June 5, 1998, between WESCO Distribution, Inc. and Roy W. Haley.	Incorporated by reference to Exhibit 10.20 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)
10.25	Employment Agreement, dated as of July 29, 2004, between WESCO International, Inc. and John Engel.	Incorporated by reference to Exhibit 10.1 to WESCO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004
10.26	Employment Agreement, dated as of December 15, 2005, between WESCO International, Inc. and Stephen A. Van Oss.	Incorporated by reference to Exhibit 10.26 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2005

Exhibit No.	Description of Exhibit	Prior Filing

10.27	Third Amended and Restated Credit Agreement, dated as of November 1, 2006, by and among WESCO Distribution, Inc., the other credit parties signatory thereto from time to time, General Electric Capital Corporation, as Agent and U.S. Lender, GECC Capital Markets Group, as Lead Arranger and GE Canada Finance Holding Company, as Canadian Agent and a Canadian Lender.	Incorporated by reference to Exhibit 10.1 to WESCO’s Current Report on Form 8-K, dated November 1, 2006
10.28	Intercreditor Agreement, dated as of March 19, 2002, among PNC Bank, National Association, General Electric Capital Corporation, WESCO Receivables Corp., WESCO Distribution, Inc., Fifth Third Bank, N.A., Mellon Bank, N.A., The Bank of Nova Scotia, Herning Enterprises, Inc. and WESCO Equity Corporation.	Incorporated by reference to Exhibit 10.21 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2001
10.29	Second Amended and Restated Receivables Purchase Agreement dated as of September 2, 2003 among WESCO Receivables Corp., WESCO Distribution, Inc., and the Lenders identified therein.	Incorporated by reference to Exhibit 10.1 to WESCO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003
10.30	Second Amendment to Second Amended and Restated Receivables Purchase Agreement and Waiver, dated August 31, 2004.	Incorporated by reference to Exhibit 10.4 to WESCO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004
10.31	Third Amendment to Second Amended and Restated Receivables Purchase Agreement, dated September 23, 2004.	Incorporated by reference to Exhibit 10.5 to WESCO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004
10.32	Sixth Amendment to Second Amended and Restated Receivables Purchase Agreement, dated October 4, 2005.	Incorporated by reference to Exhibit 10.2 to WESCO’s Current Report on Form 8-K, September 28, 2005
10.33	Loan Agreement between Bear Stearns Commercial Mortgage, Inc. and WESCO Real Estate IV, LLC, dated December 13, 2002.	Incorporated by reference to Exhibit 10.26 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2002
10.34	Guaranty of Non-Recourse Exceptions Agreement dated December 13, 2002 by WESCO International, Inc. in favor of Bear Stearns Commercial Mortgage, Inc.	Incorporated by reference to Exhibit 10.29 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2002
10.35	Environmental Indemnity Agreement dated December 13, 2002 made by WESCO Real Estate IV, Inc. and WESCO International, Inc. in favor of Bear Stearns Commercial Mortgage, Inc.	Incorporated by reference to Exhibit 10.30 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2002

Exhibit No.	Description of Exhibit	Prior Filing

10.36	Asset Purchase Agreement, dated as of September 11, 1998, among Bruckner Supply Company, Inc. and WESCO Distribution, Inc.	Incorporated by reference to Exhibit 2.01 to WESCO’s Current Report on Form 8-K, dated September 11, 1998
10.37	Amendment dated March 29, 2002 to Asset Purchase Agreement, dated as of September 11, 1998, among Bruckner Supply Company, Inc. and WESCO Distribution, Inc.	Incorporated by reference to Exhibit 10.25 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2002
10.38	Agreement and Plan of Merger, dated August 16, 2005, by and among Carlton- Bates Company, the shareholders of Carlton-Bates Company signatory thereto, the Company Representative (as defined therein), WESCO Distribution, Inc. and C-B WESCO, Inc.	Incorporated by reference to Exhibit 10.3 to WESCO’s Current Report on Form 8-K, dated September 28, 2005
10.39	Registration Rights Agreement, dated September 27, 2005, by and among WESCO International, Inc., WESCO Distribution, Inc. and Lehman Brothers Inc. and Goldman Sachs & Co., as representatives of the initial purchasers named therein.	Incorporated by reference to Exhibit 4.2 to WESCO’s Current Report on Form 8-K, September 21, 2005
10.40	Exchange and Registration Rights Agreement, dated September 27, 2005, by and among WESCO International, Inc., WESCO Distribution, Inc. and Goldman Sachs & Co. and Lehman Brothers Inc., as representatives of the initial purchasers named therein.	Incorporated by reference to Exhibit 4.5 to WESCO’s Current Report on Form 8-K, September 21, 2005
12.1	Statement re computation of ratios.	Filed herewith
21.1	Subsidiaries of WESCO.	Incorporated by reference to Exhibit 21.1 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2005
23.1	Consent of PricewaterhouseCoopers LLP.	Filed herewith
23.2	Consent of Ernst & Young LLP.	Incorporated by reference to Exhibit 23.1 of WESCO’s Current Report, dated November 2, 2006
23.3	Consent of American Appraisal Associates, Inc.	Filed herewith
23.4	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP	Included in Exhibit 5.1
24.1	Powers of Attorney with respect to WESCO International, Inc.	Previously filed
24.2	Power of Attorney with respect to WESCO Distribution, Inc.	Previously filed

Exhibit No.	Description of Exhibit	Prior Filing

25.1	Form T-1 of J.P. Morgan Trust Company, National Association, under the Trust Indenture Act of 1939.	Previously filed
99.1	Form of Letter of Transmittal.	Previously filed
99.2	Form of Notice of Guaranteed Delivery	Previously filed
99.3	Form of Exchange Agent Agreement	Previously filed
       The registrants hereby agree to furnish supplementally to the SEC, upon request, a copy of any omitted schedule to any of the agreements contained herein.
       (b) Financial Statement Schedules. Incorporated herein by reference to Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Item 22.	Undertakings
       The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
       The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
       The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
       Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on November 20, 2006.

WESCO INTERNATIONAL, INC. By: /s/ Stephen A. Van Oss Name: Stephen A. Van Oss Title: Senior Vice President and Chief Financial and Administrative Officer	WESCO DISTRIBUTION, INC. By: /s/ Stephen A. Van Oss Name: Stephen A. Van Oss Title: Senior Vice President and Chief Financial and Administrative Officer
       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Roy W. Haley	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Stephen A. Van Oss Stephen A. Van Oss	Senior Vice President and Chief Financial and Administrative Officer (Principal Financial and Accounting Officer)	November 20, 2006

* Sandra Beach Lin	Director

* George L. Miles, Jr.	Director

* Steven A. Raymund	Director

* James L. Singleton	Director

* Robert J. Tarr, Jr.	Director

* Lynn M. Utter	Director

Signature		Title	Date

* William J. Vareschi		Director

* Kenneth L. Way		Director

*By:	/s/ Stephen A. Van Oss Stephen A. Van Oss	Attorney-in-Fact	November 20, 2006

EXHIBIT INDEX

Exhibit No.	Description of Exhibit	Prior Filing

2.1	Recapitalization Agreement, dated as of March 27, 1998, among Thor Acquisitions L.L.C., WESCO International, Inc. (formerly known as CDW Holding Corporation) and certain security holders of WESCO International, Inc.	Incorporated by reference to Exhibit 2.1 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)
2.2	Agreement and Plan of Merger, dated October 2, 2006, by and among WESCO Distribution, Inc., WESCO Voltage, Inc., Communications Supply Holdings, Inc. and Harvest Partners, LLC, as Stockholders’ Representative.	Incorporated by reference to Exhibit 2.1 to WESCO’s Current Report on Form 8-K, dated November 2, 2006
3.1	Restated Certificate of Incorporation of WESCO International, Inc.	Incorporated by reference to Exhibit 3.1 to WESCO’s Registration Statement on Form S-4 (No. 333-70404)
3.2	By-laws of WESCO International, Inc.	Incorporated by reference to Exhibit 3.2 to WESCO’s Registration Statement on Form S-4 (No. 333-70404)
3.3	Certificate of Incorporation of WESCO Distribution, Inc.	Incorporated by reference to Exhibit 3.3 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)
3.4	By-laws of WESCO Distribution, Inc.	Incorporated by reference to Exhibit 3.4 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)
4.1	Indenture, dated as of September 22, 2005, by and among WESCO International, Inc., WESCO Distribution, Inc. and J.P. Morgan Trust Company, National Association, as Trustee.	Incorporated by reference to Exhibit 4.1 to WESCO’s Current Report on Form 8-K, dated September 21, 2005
4.2	Form of 2.625% Convertible Senior Debenture due 2025 (included in Exhibit 4.1).	Incorporated by reference to Exhibit 4.3 to WESCO’s Current Report on Form 8-K, dated September 21, 2005
4.3	Indenture, dated as of September 22, 2005, by and among WESCO International, Inc., WESCO Distribution, Inc. and J.P. Morgan Trust Company, National Association, as Trustee.	Incorporated by reference to Exhibit 4.4 to WESCO’s Current Report on Form 8-K, dated September 21, 2005
4.4	Form of 7.50% Senior Subordinated Note due 2017, (included in Exhibit 4.3).	Incorporated by reference to Exhibit 4.6 to WESCO’s Current Report on Form 8-K, dated September 21, 2005
4.5	Indenture, dated as of November 2, 2006, by and among WESCO International, Inc., WESCO Distribution, Inc. and the Bank of New York, as Trustee.	Incorporated by reference to Exhibit 4.1 to WESCO’s Current Report on Form 8-K, dated November 2, 2006

Exhibit No.	Description of Exhibit	Prior Filing

4.6	Registration Rights Agreement, dated as of November 2, 2006, by and among WESCO International, Inc., WESCO Distribution, Inc. and Lehman Brothers Inc., as representative of the initial purchasers named therein.	Incorporated by reference to Exhibit 4.2 to WESCO’s Current Report on Form 8-K, dated November 2, 2006
4.7	Form of 1.75% Convertible Senior Debenture due 2026.	Included in Exhibit 4.5
5.1	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP.	Previously filed
10.1	CDW Holding Corporation Stock Purchase Plan.	Incorporated by reference to Exhibit 10.1 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)
10.2	Form of Stock Subscription Agreement.	Incorporated by reference to Exhibit 10.2 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)
10.3	CDW Holding Corporation Stock Option Plan.	Incorporated by reference to Exhibit 10.3 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)
10.4	Amendment to CDW Holding Corporation Stock Option Plan	Incorporated by reference to Exhibit 10.1 to WESCO’s Current Report on Form 8-K, dated March 2, 2006
10.5	Form of Stock Option Agreement.	Incorporated by reference to Exhibit 10.4 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)
10.6	Form of Amendment to Stock Option Agreement.	Incorporated by reference to Exhibit 10.2 to WESCO’s Current Report on Form 8-K, dated March 2, 2006
10.7	CDW Holding Corporation Stock Option Plan for Branch Employees.	Incorporated by reference to Exhibit 10.5 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)
10.8	Amendment to CDW Holding Corporation Stock Option Plan for Branch Employees.	Incorporated by reference to Exhibit 10.3 to WESCO’s Current Report on Form 8-K, dated March 2, 2006
10.9	Form of Branch Stock Option Agreement.	Incorporated by reference to Exhibit 10.6 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)
10.10	Form of Amendment to Branch Stock Option Agreement.	Incorporated by reference to Exhibit 10.4 to WESCO’s Current Report on Form 8-K, dated March 2, 2006
10.11	WESCO International, Inc. 1998 Stock Option Plan.	Incorporated by reference to Exhibit 10.1 to WESCO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998
10.12	Amendment to WESCO International, Inc. 1998 Stock Option Plan.	Incorporated by reference to Exhibit 10.5 to WESCO’s Current Report on Form 8-K dated March 2, 2006

Exhibit No.	Description of Exhibit	Prior Filing

10.13	Form of Management Stock Option Agreement.	Incorporated by reference to Exhibit 10.2 to WESCO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998
10.14	Form of Amendment to Management Stock Option Agreement.	Incorporated by reference to Exhibit 10.6 to WESCO’s Current Report on Form 8-K dated March 2, 2006
10.15	1999 Deferred Compensation Plan for Non- Employee Directors.	Incorporated by reference to Exhibit 10.22 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 1998
10.16	1999 Long-Term Incentive Plan.	Incorporated by reference to Exhibit 10.22 to WESCO’s Registration Statement on Form S-1 (No. 333-73299)
10.17	Office Lease Agreement, dated as of May 24, 1995, by and between Commerce Court Property Holding Trust, as Landlord, and WESCO Distribution, Inc., as Tenant, as amended by First Amendment to Lease, dated as of June 1995 and by Second Amendment to Lease, dated as of December 29, 1995.	Incorporated by reference to Exhibit 10.10 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)
10.18	Lease, dated as of April 1, 1992, by and between The E.T. Hermann and Jane D. Hermann 1978 Living Trust and Westinghouse Electric Corporation, as renewed by the renewal letter, dated as of December 13, 1996, from WESCO Distribution, Inc., as successor in interest to Westinghouse Electric Corporation, to Utah State Retirement Fund, as successor in interest to The E.T. Hermann and Jane D. Hermann 1978 Living Trust.	Incorporated by reference to Exhibit 10.11 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)
10.19	Third Amendment to Lease, dated as of December 22, 2004, by and between US Institutional Real Estate Equities, L.P., as successor in interest to Utah State Retirement Fund and The E.T. Hermann and Jane D. Hermann 1978 Living Trust, and WESCO Distribution, Inc., as successor in interest to Westinghouse Electric Corporation.	Incorporated by reference to Exhibit 10.19 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2005

Exhibit No.	Description of Exhibit	Prior Filing

10.20	Agreement of Lease, dated as of September 3, 1998, by and between Atlantic Construction, Inc., as landlord, and WESCO Distribution-Canada, Inc., as tenant, as renewed by the Renewal Agreement, dated April 14, 2004, by and between Atlantic Construction, Inc., as landlord, and WESCO Distribution-Canada, Inc., as tenant.	Incorporated by reference to Exhibit 10.20 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2005
10.21	Lease dated December 13, 2002 between WESCO Distribution, Inc. and WESCO Real Estate IV, LLC.	Incorporated by reference to Exhibit 10.27 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2002
10.22	Lease Guaranty dated December 13, 2002 by WESCO International, Inc. in favor of WESCO Real Estate IV, LLC.	Incorporated by reference to Exhibit 10.28 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2002
10.23	Amended and Restated Registration and Participation Agreement, dated as of June 5, 1998, among WESCO International, Inc. and certain security holders of WESCO International, Inc. named therein.	Incorporated by reference to Exhibit 10.19 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)
10.24	Employment Agreement, dated as of June 5, 1998, between WESCO Distribution, Inc. and Roy W. Haley.	Incorporated by reference to Exhibit 10.20 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)
10.25	Employment Agreement, dated as of July 29, 2004, between WESCO International, Inc. and John Engel.	Incorporated by reference to Exhibit 10.1 to WESCO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004
10.26	Employment Agreement, dated as of December 15, 2005, between WESCO International, Inc. and Stephen A. Van Oss.	Incorporated by reference to Exhibit 10.26 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2005
10.27	Third Amended and Restated Credit Agreement, dated as of November 1, 2006, by and among WESCO Distribution, Inc., the other credit parties signatory thereto from time to time, General Electric Capital Corporation, as Agent and U.S. Lender, GECC Capital Markets Group, as Lead Arranger and GE Canada Finance Holding Company, as Canadian Agent and a Canadian Lender.	Incorporated by reference to Exhibit 10.1 to WESCO’s Current Report on Form 8-K, dated November 1, 2006

Exhibit No.	Description of Exhibit	Prior Filing

10.28	Intercreditor Agreement, dated as of March 19, 2002, among PNC Bank, National Association, General Electric Capital Corporation, WESCO Receivables Corp., WESCO Distribution, Inc., Fifth Third Bank, N.A., Mellon Bank, N.A., The Bank of Nova Scotia, Herning Enterprises, Inc. and WESCO Equity Corporation.	Incorporated by reference to Exhibit 10.21 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2001
10.29	Second Amended and Restated Receivables Purchase Agreement dated as of September 2, 2003 among WESCO Receivables Corp., WESCO Distribution, Inc., and the Lenders identified therein.	Incorporated by reference to Exhibit 10.1 to WESCO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003
10.30	Second Amendment to Second Amended and Restated Receivables Purchase Agreement and Waiver, dated August 31, 2004.	Incorporated by reference to Exhibit 10.4 to WESCO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004
10.31	Third Amendment to Second Amended and Restated Receivables Purchase Agreement, dated September 23, 2004.	Incorporated by reference to Exhibit 10.5 to WESCO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004
10.32	Sixth Amendment to Second Amended and Restated Receivables Purchase Agreement, dated October 4, 2005.	Incorporated by reference to Exhibit 10.2 to WESCO’s Current Report on Form 8-K, September 28, 2005
10.33	Loan Agreement between Bear Stearns Commercial Mortgage, Inc. and WESCO Real Estate IV, LLC, dated December 13, 2002.	Incorporated by reference to Exhibit 10.26 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2002
10.34	Guaranty of Non-Recourse Exceptions Agreement dated December 13, 2002 by WESCO International, Inc. in favor of Bear Stearns Commercial Mortgage, Inc.	Incorporated by reference to Exhibit 10.29 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2002
10.35	Environmental Indemnity Agreement dated December 13, 2002 made by WESCO Real Estate IV, Inc. and WESCO International, Inc. in favor of Bear Stearns Commercial Mortgage, Inc.	Incorporated by reference to Exhibit 10.30 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2002
10.36	Asset Purchase Agreement, dated as of September 11, 1998, among Bruckner Supply Company, Inc. and WESCO Distribution, Inc.	Incorporated by reference to Exhibit 2.01 to WESCO’s Current Report on Form 8-K, dated September 11, 1998
10.37	Amendment dated March 29, 2002 to Asset Purchase Agreement, dated as of September 11, 1998, among Bruckner Supply Company, Inc. and WESCO Distribution, Inc.	Incorporated by reference to Exhibit 10.25 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2002

Exhibit No.	Description of Exhibit	Prior Filing

10.38	Agreement and Plan of Merger, dated August 16, 2005, by and among Carlton- Bates Company, the shareholders of Carlton-Bates Company signatory thereto, the Company Representative (as defined therein), WESCO Distribution, Inc. and C-B WESCO, Inc.	Incorporated by reference to Exhibit 10.3 to WESCO’s Current Report on Form 8-K, dated September 28, 2005
10.39	Registration Rights Agreement, dated September 27, 2005, by and among WESCO International, Inc., WESCO Distribution, Inc. and Lehman Brothers Inc. and Goldman Sachs & Co., as representatives of the initial purchasers named therein.	Incorporated by reference to Exhibit 4.2 to WESCO’s Current Report on Form 8-K, September 21, 2005
10.40	Exchange and Registration Rights Agreement, dated September 27, 2005, by and among WESCO International, Inc., WESCO Distribution, Inc. and Goldman Sachs & Co. and Lehman Brothers Inc., as representatives of the initial purchasers named therein.	Incorporated by reference to Exhibit 4.5 to WESCO’s Current Report on Form 8-K, September 21, 2005
12.1	Statement re computation of ratios.	Filed herewith
21.1	Subsidiaries of WESCO.	Incorporated by reference to Exhibit 21.1 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2005
23.1	Consent of PricewaterhouseCoopers LLP.	Filed herewith
23.2	Consent of Ernst & Young LLP.	Incorporated by reference to Exhibit 23.1 of WESCO’s Current Report, dated November 2, 2006
23.3	Consent of American Appraisal Associates, Inc.	Filed herewith
23.4	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP	Included in Exhibit 5.1
24.1	Powers of Attorney with respect to WESCO International, Inc.	Previously filed
24.2	Power of Attorney with respect to WESCO Distribution, Inc.	Previously filed
25.1	Form T-1 of J.P. Morgan Trust Company, National Association, under the Trust Indenture Act of 1939.	Previously filed
99.1	Form of Letter of Transmittal.	Previously filed
99.2	Form of Notice of Guaranteed Delivery	Previously filed
99.3	Form of Exchange Agent Agreement	Previously filed
       The registrants hereby agree to furnish supplementally to the SEC, upon request, a copy of any omitted schedule to any of the agreements contained herein.